UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

FEDERAL REALTY INVESTMENT TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 24, 2010

Dear Shareholder:

Please accept our invitation to attend our Annual Meeting of Shareholders on Tuesday, May 4, 2010 at 10:00 a.m. This year’s meeting will be held at Woodmont Country Club, 1201 Rockville Pike, Rockville, Maryland.

The business to be conducted at the meeting is described in the formal notice that follows. In addition, management will provide a review of 2009 operating results and discuss the outlook for the future. After the formal presentation, our Trustees and management will be available to answer any questions you may have.

You may vote by mail by completing, signing and returning the enclosed proxy card. You also may vote either by telephone (1-800-PROXIES or 1-800-776-9437) or on the Internet (www.voteproxy.com) by following the instructions on your proxy card. We also encourage you read the section titled “How may I elect to receive future shareholder materials electronically rather than by mail” included in this proxy statement. This section provides information on how to receive future shareholder materials, including proxy materials and annual reports, electronically either through e-mail or by accessing the internet rather than by mail. These online services not only allow you to access these materials more quickly than ever before, but help us reduce printing and postage costs and be more environmentally friendly while decreasing the amount of paper delivered to your home.

Your vote is important and we urge you to vote by one of the three methods mentioned above.

We look forward to seeing you on May 4.

Sincerely,

Joseph S. Vassalluzzo	Donald C. Wood
Non-Executive Chairman of the Board	President and Chief Executive Officer

FEDERAL REALTY INVESTMENT TRUST

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 4, 2010

To Our Shareholders:

The 2010 Annual Meeting of Shareholders of Federal Realty Investment Trust (the “Trust”) will be held at Woodmont Country Club, 1201 Rockville Pike, Rockville, Maryland, on Tuesday, May 4, 2010, at 10:00 a.m. for the purpose of considering and acting upon the following:

1.	The election of three Trustees to serve until our 2011 Annual Meeting of Shareholders.

2.	The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

3.	The approval of our 2010 Performance Incentive Plan (the “2010 Plan”) to provide for the issuance of up to 3,250,000 shares to be issued to our Trustees, executive officers, employees and others for a period of ten years.

4.	The consideration of a shareholder proposal requesting that our Board of Trustees prepare by December 2010 a social and environmental sustainability report in accordance with guidelines established by the Global Reporting Initiative, if properly coming before the Annual Meeting or any adjournment.

5.	The transaction of such other business as may properly come before the Annual Meeting or any adjournment.

Shareholders of record at the close of business on March 17, 2010 are entitled to notice of and to vote at the Annual Meeting.

For the Trustees:

Dawn M. Becker

Executive Vice President—General

Counsel and Secretary

Your vote is important. Even if you plan to attend the meeting, please vote by completing, signing and returning the enclosed proxy card by mail, by telephone (1-800-PROXIES or 1-800-776-9437) or on the Internet (www.voteproxy.com) by following the instructions on your proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 4, 2010

The 2010 Proxy Statement and 2009 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2009, are available at www.federalrealty.com

Page
Perquisites and Other Personal Benefits	25
Chief Executive Officer Compensation	25
Management’s Role in Compensation Decisions	26
Timing of Equity Grants	26
Termination and Change in Control Arrangements	26
Deductibility of Executive Compensation in Excess of $1.0 Million	26

Compensation Committee Report	27

Summary Compensation Table	27
2009 Grant of Plan-Based Awards Table	29
2009 Outstanding Equity Awards at Fiscal Year-End Table	29
2009 Option Exercises and Stock Vested	30
2009 Non-Qualified Deferred Compensation	31
Potential Payments on Termination of Employment and Change-in-Control	31

Compensation Committee Interlocks and Insider Participation	35

Equity Compensation Plan Information	35

Item 3—Proposal to Approve our 2010 Performance Incentive Plan	35
Historical Information	36
Status of the 2001 Plan	37
Reasons for Adopting the 2010 Plan	38
2010 Plan Summary	38
Federal Income Tax Consequences	42
Vote Required	44

Item 4—Shareholder Proposal to Request that our Board of Trustees Prepare by December 2010 a Social and Environmental Sustainability Report In Accordance With Guidelines Established by the Global Reporting Initiative	44

Shareholder Proposal	45
Board of Trustees Recommendation	45
Vote Required	47

Certain Relationships and Related Transactions	48

Related Party Policies	48
Related Party Transactions	48

Section 16(a) Beneficial Ownership Reporting Compliance	48

Annual Report	49

Householding	49

Solicitation of Proxies, Shareholder Proposals and Other Matters	50

Appendix A	A-1

FEDERAL REALTY INVESTMENT TRUST

1626 East Jefferson Street, Rockville, Maryland 20852

PROXY STATEMENT

March 18, 2010

The Board of Trustees (the “Board” or “Board of Trustees”) of Federal Realty Investment Trust (the “Trust”) is soliciting your proxy to vote on matters that will be presented at our 2010 Annual Meeting of Shareholders (“Annual Meeting”). The Annual Meeting will be held at 10:00 a.m., Tuesday, May 4, 2010, at Woodmont Country Club, 1201 Rockville Pike, Rockville, Maryland. This proxy statement, the accompanying proxy card and our 2009 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2009, are being mailed on or about March 29, 2010 to our “registered” shareholders. These materials will assist you in voting your Shares by providing information on matters that will be presented at the Annual Meeting. As permitted by the Securities and Exchange Commission (“SEC”), we are providing online access to this proxy statement and related proxy materials to our shareholders who hold their Shares in “street name.” A “Notice of Internet Availability of Proxy Materials” (“Notice”) is being mailed to our shareholders who hold their Shares in “street name” on or about March 24, 2009. The Notice describes how to access our proxy materials online and how to request a printed copy of our proxy materials.

ABOUT THE ANNUAL MEETING

Why am I receiving these materials?

You are receiving these materials because you owned our common shares of beneficial interest (“Shares”) as a “registered” shareholder or you held Shares in “street name” at the close of business on the record date for the Annual Meeting.

What is the difference between a “registered” shareholder and holding Shares in “street name?”

If your Shares are registered directly in your name with American Stock Transfer and Trust Company, our transfer agent, you are a “registered” shareholder. If you own Shares through a broker, bank, trust or other nominee rather than in your own name, you are the beneficial owner of the Shares, but considered to be holding the Shares in “street name.”

What is the record date for the Annual Meeting?

The Board established March 17, 2010 as the record date for the Annual Meeting. Holders who owned our Shares at the close of business on that date are entitled to receive notice of and to vote at the Annual Meeting or any postponements or adjournments of the meeting. We had 61,334,766 Shares outstanding on March 17, 2010.

What is a quorum?

A quorum is required for our shareholders to conduct business at the Annual Meeting. A quorum occurs when a majority of the Shares entitled to vote at the Annual Meeting are present in person or by proxy. Properly executed proxy cards marked “for,” “against” or “abstain” and broker “non-votes” will be counted as present at the Annual Meeting for purposes of determining a quorum.

What is a proxy?

A proxy is your legal designation of another person (the “proxy”) to vote your Shares on your behalf. By completing and returning the enclosed proxy card, you are giving Dawn M. Becker and Andrew P. Blocher the authority to vote your Shares in the manner you indicate on your proxy card.

Why did I receive more than one proxy card?

You will receive multiple proxy cards if you hold your Shares in different ways (i.e., joint tenancy, trusts, custodial accounts) or in multiple accounts. You should vote and sign each proxy card you receive.

How do I vote my Shares?

If you are a “registered” shareholder, you may vote your Shares in person at the Annual Meeting or you may vote:

•	by mailing the enclosed proxy card in the envelope provided;

•	over the telephone (1-800-PROXIES or 1-800-776-9437); or

•	electronically through the Internet at www.voteproxy.com.

Please refer to the specific instructions on the enclosed proxy card. For security reasons, our electronic voting system has been designed to authenticate your identity as a shareholder. Telephone and internet services for all shareholders will be available 24 hours a day and will close at 11:59 p.m. (EST) on May 3, 2010.

If you hold your Shares in “street name” and wish to vote the Shares in person at the Annual Meeting, you must obtain a proxy form from the broker, bank, trust or nominee that is the record holder of your Shares and bring it with you to the Annual Meeting. Alternatively, you may vote your Shares held in “street name” without attending the Annual Meeting by following the voting instructions provided to you by your broker, bank, trust or nominee.

What if I don’t vote my Shares?

If you do not vote your Shares, your Shares will not be counted for purposes of determining a quorum or for determining whether the matters presented at the meeting are approved.

What if I abstain?

Abstentions are counted as present for determining a quorum; however, abstentions will have no effect on any of the items to be considered at the Annual Meeting.

How will my Shares be voted if I do not specify how they should be voted?

If you are a “registered” shareholder and you sign and return your proxy card without indicating how you want your Shares to be voted, Dawn M. Becker and Andrew P. Blocher will vote your Shares as follows:

Item 1	FOR the election of each of the three Trustees to serve until our 2011 Annual Meeting

Item 2	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010

Item 3	FOR the approval of the Plan to provide for the issuance of up to 3,250,000 shares to be issued to our Trustees, executive officers, employees and others for a period of ten years

Item 4	AGAINST the shareholder proposal requesting that our Board of Trustees prepare by December 2010 a social and environmental sustainability report in accordance with guidelines established by the Global Reporting Initiative, if properly coming before the Annual Meeting or any adjournment

If you own Shares in “street name,” you must give your broker, bank, trust or nominee specific instructions on how to vote your Shares with respect to Items 1, 3 and 4. If you fail to give your broker, bank, trust or nominee specific instructions on how to vote your Shares on those matters, your vote will NOT be counted for those matters. It is important for every shareholder’s vote to be counted on these matters so we encourage to you be sure to provide your broker, bank, trust or nominee with voting instructions.

How many votes do I have?

As to each item, you are entitled to cast one vote per Share; however, as to the election of Trustees, you are entitled to cast one vote per Share for each of the three open trustee positions. The proxy card indicates the number of Shares you owned on the record date.

May I change my vote after I return my proxy card?

Yes. A proxy may be revoked by a “registered” shareholder at any time before it is exercised at the Annual Meeting by submitting a proxy bearing a later date or by voting in person at the Annual Meeting. If you hold your Shares in “street name,” you must contact your broker or other nominee to determine how to revoke your original proxy. In general, submitting a subsequent proxy executed by the party that executed the original proxy will revoke the earlier proxy.

How may I elect to receive future shareholder materials electronically instead of by mail?

We are permitted to deliver shareholder materials, including proxy statements and annual reports, to you by internet access or electronic delivery rather than by mail if you so choose. Electronic delivery of materials can help us achieve a substantial reduction in our printing and mailing costs and it is environmentally friendly. “Registered” shareholders who choose to receive proxy materials by accessing the Internet will receive before next year’s annual meeting a Notice of Internet Availability of Proxy Materials when the proxy materials and annual report to shareholders are available over the Internet. “Registered” shareholders who choose instead to receive your proxy materials by electronic delivery will receive an email containing the proxy materials and the annual report to shareholders.

If you are a “registered” shareholder and currently receive your proxy materials by mail and wish to receive future proxy materials electronically instead of by mail, you may register to do so on American Stock Transfer & Trust Company’s website at www.amstock.com.

If you own Shares in “street name”, you already receive a Notice of Internet Availability of Proxy Materials when the proxy materials and annual report to shareholders are available over the Internet. If you wish to receive your proxy materials by electronic delivery, you must contact your broker, bank trust or nominee for instructions on how to receive future proxy materials by email.

Shareholders who hold Shares in different ways (i.e., joint tenancy, trusts, custodial accounts) or in multiple accounts will need to complete this process for each account. Your election to receive your proxy materials by accessing the Internet or by electronic email delivery will remain in effect for all future annual meetings until you revoke it.

SHARE OWNERSHIP

Who are the largest owners of Shares?

Based upon our records and the information reported in filings with the SEC, the following were beneficial owners of more than 5% of our Shares as of March 17, 2010:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Our Outstanding Shares (1)
BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	5,664,844	9.2%

The Vanguard Group, Inc.(3) 100 Vanguard Blvd Malvern, PA 19355	5,158,025	8.4%

Nomura Asset Management Co., Ltd.(4) 1-12-1, Nihonbashi, Chuo-ku Tokyo, Japan 103-8260	3,192,224	5.2%

(1)	The percentage of outstanding Shares is calculated by taking the number of Shares stated in the Schedule 13G or 13G/A, as applicable, filed with the SEC divided by 61,334,766, the total number of Shares outstanding on March 17, 2010.
(2)	Information based on a Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc., which states that BlackRock, Inc. acquired Barclays Global Investors, NA and certain of its affiliates. The Schedule 13G states that BlackRock, Inc., a parent holding company, has sole voting power over 5,664,844 Shares and sole dispositive power over 5,664,844 Shares and that none of its subsidiaries owns 5% or more of Shares. The Schedule 13G states that BlackRock, Inc.’s subsidiaries are BlackRock Asset Management Japan Limited, BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A. and BlackRock International Ltd.
(3)	Information based on a Schedule 13G/A filed with the SEC on February 3, 2010 by The Vanguard Group, Inc. The Schedule 13G/A states that The Vanguard Group, Inc., an investment advisor, has sole voting power over 37,216 Shares, sole dispositive power over 5,120,809 Shares and shared dispositive power over 37,216 Shares; and that Vanguard Fiduciary Trust, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 37,216 Shares as a result of serving as investment manager of collective trust accounts, the voting of which it directs.
(4)	Information based on a Schedule 13G filed with the SEC on February 16, 2010 by Nomura Asset Management Co., Ltd., an investment adviser, which states that Nomura Asset Management Co., Ltd. has sole voting power over 3,192,224 Shares, sole dispositive power over 53,470 Shares and shared dispositive power over 3,138,754 Shares. The Schedule 13G also states that Nomura Asset Management Co., Ltd., serves as investment manager of: (1) 6,900 Shares held for the account of Global Equity MSCI-KOKUSAI Mother, (2) 9,000 Shares held for the account of Nomura US-REIT Open Mother, (3) 458,200 Shares held for the account of US-REIT Mother, (4) 30,800 Shares held for the account of Global REIT Mother, (5) 421,700 Shares held for the account of Global REIT Open Mother, (6) 42,300 Shares held for the account of International REIT Index Mother, (7) 484,600 Shares held for the account of Nomura Global REIT Mother, (8) 18,599 Shares held for the account of Nomura World REIT Mother, (9) 1,250 Shares held for the account of Global Equity Yen Hedged Type Mother, (10) 64,126 Shares held for the account of Nomura-CBRE Global REIT Mother, (11) 3,020 Shares held for the account of World REIT Index Mother, (12) 4,760 Shares held for the account of Nomura LaSalle Global REIT Mother, and (13) 1,646,969 Shares held for the account of North American REIT.

How many Shares do our Trustees and executive officers own?

As of March 17, 2010, our Trustees and executive officers, both individually and collectively, beneficially owned the Shares reflected in the table below. The number of Shares shown in this table reflects beneficial ownership determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, therefore, includes unvested Shares and Shares that have not been issued but as to which options are outstanding and may be exercised within 60 days of the date of this proxy statement. Except as noted in the footnotes that follow the table, each Trustee and executive officer has sole voting and investment power as to all Shares listed. Fractional Shares have been rounded to the nearest full Share.

Name and Address of Beneficial Owner (1)	Common	Unvested Restricted Shares	Options Currently Exercisable or Exercisable Within 60 Days	Total Shares Beneficially Owned	Percentage of Outstanding Shares Owned (2)
Dawn M. Becker	51,611	15,873	26,562	94,046	*
Jeffrey S. Berkes(3)	6,500	14,441	8,897	29,838	*
Andrew P. Blocher(4)	14,232	18,649	9,702	42,583	*
Jon E. Bortz(5)	3,270	0	0	3,270	*
David W. Faeder	2,827	0	2,500	5,327	*
Kristin Gamble(6)	35,152	0	7,500	42,652	*
Gail P. Steinel	2,623	0	0	2,623	*
Warren M. Thompson	2,702	0	0	2,702	*
Joseph S. Vassalluzzo	10,521	0	2,500	13,021	*
Donald C. Wood(7)	230,407	81,334	187,383	499,124	*
Trustees, trustee nominees and named executed officers as a group (10 individuals)	359,845	130,297	245,044	735,186	1.2%

*	Less than 1%
(1)	Unless otherwise indicated, the address of each beneficial owner is 1626 East Jefferson Street, Rockville, MD 20852.
(2)	The percentage of outstanding Shares owned is calculated by taking the number of Shares reflected in the column titled “Total Shares Beneficially Owned” divided by 61,334,766, the total number of Shares outstanding on March 17, 2010, plus the number of options for such person or group reflected in the column titled “Options Currently Exercisable or Exercisable Within 60 Days.”
(3)	Includes 6,500 Shares as to which voting and investment power is shared with Mr. Berkes’ wife.
(4)	Includes 12,208 Shares as to which voting and investment power is shared with Mr. Blocher’s wife.
(5)	Includes 100 Shares as to which voting and investment power is shared with Mr. Bortz’ father; however, Mr. Bortz has expressly disclaimed beneficial ownership of these Shares. Includes 3,170 Shares as to which voting and investment power is shared with Mr. Bortz’ wife. Includes 805 Shares that are pledged.
(6)	Includes 28,425 Shares as to which Ms. Gamble shares investment power for clients. Includes 1,400 Shares as to which Ms. Gamble is a trustee of a profit sharing plan, of which Ms. Gamble has a direct interest in 581 Shares and of which 581 Shares are owned by Ms. Gamble’s husband.
(7)	Includes 9,437 Shares owned by Mr. Wood’s wife.

CORPORATE GOVERNANCE

Independence of Trustees

Article III, Section 1 of our Bylaws provides that no more than one of our Trustees can fail to qualify as independent under the requirements of the New York Stock Exchange (“NYSE”), the SEC, our Corporate Governance Guidelines and other applicable rules and regulations. At its first quarterly meeting each calendar year, the Board reviews all relationships between us and each Trustee to determine whether each Trustee is independent under all applicable requirements. That review includes a determination of whether there are any material relationships between us and the Trustee which, in the opinion of the Board, adversely affect the Trustee’s ability to exercise independent judgment as a trustee. The Board also considers independence on an ongoing basis throughout the year if there are any changes in circumstances that could impact a Trustee’s independence.

The Board, on recommendation of the Nominating and Corporate Governance Committee, and after considering all relevant facts and circumstances, determined in February 2009 and February 2010 that, except for Mr. Wood, the Trust’s Chief Executive Officer, each Trustee then serving on the Board satisfied all applicable requirements to be considered independent. In making that determination, the Board concluded that a Trustee’s position as a director of a company with which we do business does not constitute a material relationship so long as payments made by that company do not account for more than five percent (5%) of our gross revenues or more than ten percent (10%) of the gross revenues of that company. This standard is set forth in our Corporate Governance Guidelines. Further, the Board has concluded that except for Mr. Wood, who is an employee of the Trust, there are no relationships, material or otherwise, between us and any of the Trustees except as described below. All of these relationships were considered by the Board in making its determination that all Trustees other than Mr. Wood are independent. The specific relationships considered by the Board in making its independence determinations were the following, which includes all of those relationships described in the “Certain Relationships and Related Transactions” section below:

Name	Affiliated Company/Position	Relationship
Jon E. Bortz	None	None.

David W. Faeder	None	None.

Kristin Gamble	Director of Ethan Allen Interiors, Inc.	Ethan Allen leases 1 location from us totaling 12,900 square feet.

Gail P. Steinel	None	None.

Warren M. Thompson	President and a Director of Thompson Hospitality Corporation	Thompson Hospitality Corporation’s wholly owned subsidiary, Austin Grill, LLC d/b/a Austin Grill, leases 3 locations from us totaling 17,400 square feet.

Joseph S. Vassalluzzo	Director of iParty Corp.	iParty leases 1 location from us totaling 8,500 square feet.

In no instance did the payments made to us by any tenant with which our Trustees are affiliated account for more than five percent (5%) of our gross revenues or more than ten percent (10%) of the gross revenues of any tenant. Further, the payments made to us by Thompson Hospitality Corporation’s wholly-owned subsidiary, Austin Grill, LLC, accounted for less than 2% of both our and Thompson Hospitality Corporation’s consolidated gross revenues for each of the last three fiscal years.

Board of Trustees and Board Committees

Board of Trustees:

During 2009, the Board of Trustees held six meetings and the non-management Trustees (all of whom are independent) held four executive sessions. Mr. Vassalluzzo, the Non-Executive Chairman of the Board, presided over all Board meetings as well as all executive sessions of the non-management Trustees during 2009. The Non-Executive Chairman of the Board is expected to preside over all future Board meetings and executive sessions of non-management Trustees. Since 2003, we have operated under a governance structure where the Chairman of the Board and Chief Executive Officer are separate positions held by different individuals. At its meeting in February 2010, the Board discussed whether this structure was still the best structure for us and concluded that it was. Having the Board operate under the leadership and direction of someone independent from management provides the Board with the most appropriate mechanism to fulfill its oversight responsibilities and hold management accountable for the performance of the Trust. The Board believes that one of the most important attributes for the Board is independence from management and that belief has been reflected in the separation of the chairman and CEO roles as well as in our Corporate Governance Guidelines which permit no more than one member of the Board to be a non-independent trustee.

Each of the Trustees attended at least 75% of all meetings of the Board and the Board committees during his or her tenure on those committees in 2009. On an aggregate basis, the Trustees attended 98% of all Board and Board committee meetings in 2009. Our Corporate Governance Guidelines provide that all Trustees are expected to attend all meetings of the Board and the Board committees on which he or she serves as well as the Annual Meeting of Shareholders. All Trustees attended our 2009 Annual Meeting of Shareholders.

The Board has three standing committees which are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee operates under a written charter which is available in the Investor Information section of our website at www.federalrealty.com. Each member of these committees meets, and throughout 2009 met, the independence, experience and, with respect to the Audit Committee, the financial literacy requirements, of the NYSE, the SEC and our Corporate Governance Guidelines.

The current members of these committees are:

Audit Committee (1)	Compensation Committee (3)	Nominating and Corporate Governance Committee (4)
Gail P. Steinel*	David W. Faeder*	Warren M. Thompson*
Jon E. Bortz	Kristin Gamble	Jon E. Bortz
David W. Faeder(2)	Gail P. Steinel	Kristin Gamble
Warren M. Thompson	Joseph S. Vassalluzzo	Joseph S. Vassalluzzo

*	Denotes current chairperson of the committee
(1)	Ms. Steinel joined the Audit Committee and became the chairperson of the Audit Committee on April 20, 2009. Ms. Gamble served as a member of the Audit Committee until April 20, 2009.
(2)	Mr. Faeder served as the chairman of Audit Committee until April 20, 2009. In addition, Mr. Faeder serves as the “audit committee financial expert.”
(3)	Mr. Faeder became the chairman of the Compensation Committee on April 20, 2009. Mr. Bortz served as the chairman and a member of the Compensation Committee until April 20, 2009 and Ms. Gamble joined the Compensation Committee on April 20, 2009.
(4)	Mr. Thompson became the chairman of the Nominating and Corporate Governance Committee on April 20, 2009. Ms. Steinel served as a member of the Nominating and Corporate Governance Committee until April 20, 2009 and Mr. Bortz joined the Nominating and Corporate Governance Committee on April 20, 2009. Ms. Gamble served as the chairperson of the Nominating and Corporate Governance Committee until April 20, 2009.

Audit Committee

The Audit Committee is responsible for, among other things: (a) selecting the independent registered public accounting firm and approving and overseeing its work; (b) overseeing our financial reporting, including reviewing results with management and the independent registered public accounting firm; and (c) overseeing our internal systems of accounting and controls. During 2009, the Audit Committee met five times.

Compensation Committee

The Compensation Committee is responsible for, among other things: (a) reviewing and recommending compensation for our officers; (b) administering the Amended and Restated 2001 Long-Term Incentive Plan

(“2001 Plan”), including making awards under the 2001 Plan; (c) administering the 2010 Plan proposed under Item 3, including making awards under the 2010 Plan, if the 2010 Plan is approved by the shareholders at the Annual Meeting; and (d) administering other benefit programs of the Trust. During 2009, the Compensation Committee met three times.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other things: (a) recommending individuals to stand for election to the Board; (b) making recommendations regarding committee memberships; and (c) overseeing our corporate governance policies and procedures, including Board and Trustee evaluations. During 2009, the Nominating and Corporate Governance Committee met three times.

Identifying individuals to stand for election as Trustees

The Nominating and Corporate Governance Committee is responsible for identifying individuals to stand for election as Trustees. It begins the process by determining whether there are any changes that should be made to the Board in terms of size or skill sets in order for the Board to appropriately perform its responsibilities. If the Committee concludes that no changes are needed, it first reviews each of the incumbent Trustees whose terms are expiring to determine whether those individuals should be nominated for reelection to the Board. If the Committee determines that the Board should be expanded or that the incumbent Trustees whose terms are expiring should not be nominated for reelection and those positions need to be filled, the Committee will seek recommendations from other Board members for possible candidates. If no appropriate candidates are identified, the Committee will consider retaining a search firm. Recommendations provided by shareholders will also be considered and will be evaluated on the same basis as all other Board candidates.

The primary factors included in the Committee’s determination are whether the individual possesses skills which are desirable for the effective oversight of the Trust’s operation and complementary to the skills of the other Trustees. If the individual is an incumbent Trustee, the Committee also considers whether he or she is performing his or her responsibilities as a Trustee well and adding value to the Board and its operations as reflected on the most recent individual Trustee evaluations. All candidates for election to the Board should, at a minimum, possess public company, real estate, retail and/or other financial experience and have a history of honesty, integrity and fair dealing with third parties. The Board has no specific policy on diversity but believes that Board membership should reflect diversity in a broad sense, including, among other things, geography, gender and ethnicity. In addition, the Board specifically reviews and considers the backgrounds, experience and competencies of each Trustee nominee and Trustee to ensure that the Board reflects as a whole an appropriate diversity of knowledge, experience, skill and expertise required to enable the Board to perform its responsibilities in managing and directing our business efficiently and effectively.

Once a candidate is identified who has not previously served on the Board, the Committee arranges meetings between the candidate and Board members as well as our senior management. The Committee also undertakes whatever investigative and due diligence activities it deems necessary to verify the candidate’s credentials and determine whether the candidate would be a positive contributor to the operations of the Board and a good representative of our shareholders. Critical to this whole process is the Committee’s determination that any candidate presented to the shareholders for election to the Board satisfies all of the independence requirements imposed by the NYSE, the SEC, our Corporate Governance Guidelines and other applicable rules and regulations.

Any shareholder may propose a candidate to be nominated for election to the Board by following the procedures outlined in Article II, Section 13 of our Bylaws. Any shareholder wishing to present a candidate for consideration as a Trustee for election at the Trust’s 2011 Annual Meeting of Shareholders must provide the Committee with the name of the shareholder proposing the candidate as well as contact information for that shareholder, the name of the individual proposed for election, a resume or similar summary that includes the individual’s qualifications and such other factual information that would be necessary or helpful for the Committee to evaluate the individual. The information should be sent to the Committee, in care of the Trust’s Secretary, by no later than November 29, 2010 so that the Secretary can forward it to the Committee chair for consideration. The Committee will not have sufficient time to evaluate any candidate submitted after that date. A copy of our Bylaws may be obtained by sending a written request to Investor Relations at 1626 East Jefferson Street, Rockville, MD 20852.

Risk Management Oversight

Although our Board has delegated to our Audit Committee responsibility for overseeing our risks and exposures on an ongoing basis, the entire Board receives regular updates from management on the continued viability of our business plan, market conditions, capital position, and our business results. The Board reviews that information together with our quarterly and annual financial statements and short and long-term business prospects to assess the risks that we may encounter and to establish appropriate direction to avoid or minimize the potential impact of the identified risks. Some of the details that are discussed as part of the Board’s review of potential risks facing us include, without limitation: (a) the impact of market conditions on our business; (b) operational risks such as the ability of our tenants to be successful and the ability to grow the company through increasing rents and redeveloping our properties; (c) liquidity and credit risks, including our ability to access capital to run and grow our business and our overall cost of capital and the impact on our profitability; (d) investment risks from acquisitions and our development and redevelopment projects; (e) regulatory risks that may impact our profitability such as environmental laws and regulations, the Americans with Disabilities Act of 1990 and various other federal, state and local laws; (f) REIT risks such as our failure to qualify as a REIT for federal income tax purposes; and (g) general risks inherent in the real estate industry.

As part of the Board’s risk oversight function, our Compensation Committee reviewed in February 2010 our compensation policies and practices for all of our employees to determine whether any of such policies or programs created any risk that could have a material adverse impact on us. Approximately 95% of our employees participate in compensation programs tied to either corporate performance or regional performance necessary to achieve corporate objectives. The Committee focused its review on the approximately 5% of our employees (9 individuals) who are compensated on a full or partial commission basis where significant portions of their annual compensation is driven by completing leasing transactions, closing acquisitions or achieving specific milestones on development projects. As part of that review, the Committee reviewed the internal approval processes of the Trust and determined that none of the individuals who are compensated on a transactional commission basis can complete any leasing, acquisition or development transaction without getting approval from one or more members of senior management, all of whose compensation is tied to achieving corporate objectives, and/or from the Board.

Trustee Compensation

Trustees receive the following fees for their service on the Board:

Annual Retainer for Non-Employee Trustees	$100,000
Annual Retainer for Non-Executive Chairman	$150,000
Annual Fee for Audit Committee Chairman	$20,000
Annual Fee for Compensation Committee Chairman	$10,000
Annual Fee for Nominating Committee Chairman	$10,000

Each non-employee Trustee and the Non-Executive Chairman of the Board receives fifty percent (50%) of the annual retainer in the form of Shares and has the option to elect to receive up to an additional twenty-five percent (25%) of the annual retainer in Shares. All Shares paid as part of the annual retainer vest immediately upon issuance. The equity portion of the annual retainer for 2009 was paid in Shares on January 4, 2010. The number of Shares actually received by each Trustee on January 4, 2010 was determined by dividing the amount of the annual retainer elected to be received in Shares by $67.72, the closing price of our stock on the NYSE on December 31, 2009, the last business day prior to the date the Shares were issued. The remainder of the annual retainer as well as the annual fees paid to the Audit, Compensation and Nominating and Corporate Governance Committee Chairmen were paid in cash.

In addition to the annual retainer described above and in exchange for providing additional services to the Board with respect to evaluating prospective real estate acquisitions and dispositions by us, we made available to Mr. Vassalluzzo an office, for both Trust business and personal use, in our regional office in Wynnewood, Pennsylvania, as well as administrative support and office equipment. Except for the annual fee for serving as a Trustee, the annual fee for serving as chairman of a committee and the use of an office and administrative support made available to Mr. Vassalluzzo, all as described above, there were no additional fees paid to any Trustee, including the Non-Executive Chairman, for service on any of the Board committees or for attendance at any Board or committee meetings.

Total compensation awarded to Trustees for service in 2009 was as follows:

2009 DIRECTOR COMPENSATION TABLE
Name	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation	Total
	($)	($) (1)(2)	($) (3)	($)
Jon E. Bortz	$53,333	$50,000	$—	$103,333
David W. Faeder	$63,333	$50,000	$—	$113,333
Kristin Gamble	$53,333	$50,000	$—	$103,333
Gail P. Steinel	$63,333	$50,000	$—	$113,333
Warren M. Thompson	$56,667	$50,000	$—	$106,667
Joseph S. Vassalluzzo	$75,000	$75,000	$28,188	$178,188

Total	$364,999	$325,000	$28,188	$718,187

(1)	Amounts in this column reflect the aggregate grant date fair value of the stock awards calculated in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”) for the fiscal year ended December 31, 2009. Dividends are paid on all Shares awarded at the same rate as paid to all other holders of our common shares as declared by our Board from time to time.
(2)	As of December 31, 2009, Mr. Bortz owned 2,432 Shares; Mr. Faeder owned 2,089 Shares and had 2,500 options; Ms. Gamble owned 5,170 Shares and had 10,000 options; Ms. Steinel owned 1,885 Shares; Mr. Thompson owned 1,964 Shares and Mr. Vassalluzzo owned 9,412.50 Shares and had 2,500 options.
(3)	The amount in the “All Other Compensation” column represents our estimated value of the office and administrative services and office equipment we made available to Mr. Vassalluzzo for both Trust business and personal use in our regional office in Wynnewood, Pennsylvania. We estimated the value by assigning a market rent to the office being used by Mr. Vassalluzzo, valuing 1/3 of the cost of the administrative assistant supporting Mr. Vassalluzzo and assigning a pro rata cost of all additional office overhead based on the number of people located in our Wynnewood office. We believe the incremental cost to us of providing this office space, administrative support and office equipment is less than $500.

Communications with the Board

Any shareholder of the Trust or any other interested party may communicate with the Board as a whole, the non-management Trustees of the Board as a group, the Non-Executive Chairman of the Board, and/or any individual Trustee by sending the communication to the Trust’s corporate offices at 1626 East Jefferson Street, Rockville, MD 20852 in care of the Trust’s Secretary. All such communications should identify the party to whom they are being sent, and any communication which indicates it is for the Board of Trustees or fails to identify a particular Trustee will be deemed to be a communication intended for the Trust’s Non-Executive Chairman of the Board. The Trust’s Secretary will promptly forward to the appropriate Trustee all communications he or she receives for the Board or any individual Trustee which relate to the Trust’s business, operations, financial condition, management, employees or similar matters. The Trust’s Secretary will not forward to any Trustee any advertising, solicitation or similar materials.

Other Corporate Documents

The Board of Trustees has adopted a Code of Ethics for senior financial officers as well as a Code of Business Conduct that applies to all of our Trustees and employees. In addition, the Board operates under Corporate Governance Guidelines. The Code of Ethics for our senior financial officers, our Code of Business Conduct and our Corporate Governance Guidelines are available in the Investor Information section of our website at www.federalrealty.com.

ITEM 1

ELECTION OF TRUSTEES

Composition of the Board

Our Board of Trustees has seven Trustees. We are currently in the process of moving to a declassified Board and that process will be completed in 2012. As a result, the nominees for Trustee this year will be elected to serve one-year terms until the 2011 Annual Meeting of Shareholders. At its meeting on February 16, 2010, the Board, on recommendation of the Nominating and Corporate Governance Committee, approved the nomination of the following three individuals, all of whom are currently serving on the Board, for election as trustees to hold office until the 2011 Annual Meeting of Shareholders and until their successors have been duly elected and qualified:

Name	Age	Position	Trustee Since	Term to Expire
Jon E. Bortz	53	Independent Trustee	2005	2011
David W. Faeder	53	Independent Trustee	2003	2011
Kristin Gamble	64	Independent Trustee	1995	2011

In connection with reviewing nominees to stand for election at the 2010 Annual Meeting of Shareholders, the Committee considered the following qualifications for each Trustee nominee:

Jon E. Bortz, President, Chief Executive Officer and a Trustee of Pebblebrook Hotel Trust, a newly formed REIT planning to acquire upper upscale hotels in large US cities (from 2009 to the present); Chief Executive Officer and a Trustee (from 1998 to 2009), President (from 1998 to 2008) and Chairman of the Board (from 2001 to 2009) of LaSalle Hotel Properties, a multi-tenant, multi-operator hotel REIT; and various real estate related positions with Jones Lang LaSalle (from 1981 to 1998). Mr. Bortz brings to the Board public company, REIT and real estate experience. His experience as chief executive officer of LaSalle Hotel Properties and Pebblebrook Hotel Trust provide a valuable perspective for running a public real estate company while his real estate experience at Jones Lang LaSalle provides fundamental real estate experience critical to our core business.

David W. Faeder, Managing Partner of Fountain Square Properties, a diversified real estate company, since 2003; Vice Chairman (from 2000 to 2003), President (from 1997 to 2000) and Executive Vice President and Chief Financial Officer (from 1993 to 1997) of Sunrise Senior Living, Inc., a provider of senior living services in the United States, United Kingdom and Canada; Vice President of Credit Suisse First Boston (formerly First Boston Corporation) from 1991 to 1993, directing the real estate advisory business for the RTC in the Washington, DC area; Vice President of Morgan Stanley and Company, Inc., a brokerage firm, from 1984 to 1991 specializing in real estate transactions and financings; and prior to that time, various other accounting positions with Ernst and Whinney, Better Homes of Virginia, and Goodman and Company. Mr. Faeder is a valuable member of the Board because of his public company and accounting experience, having previously served as the chief financial officer of Sunrise Senior Living, and his real estate investment experience from his time as a private real estate investor.

Kristin Gamble, President of Flood, Gamble Associates, Inc., an investment counseling firm, since 1984; and prior to that time, various management positions with responsibility for investments and investment research with brokerage firms and other financial services companies. Director of Ethan Allen Interiors Inc., a furniture manufacturer and retailer. Ms. Gamble has broad financial related experience from an investor perspective, including as President of her own investment counseling company for over 20 years, and before that, as an executive with responsibility for investments and investment research with various brokerage firms and other financial services companies.

Vote Required

The affirmative vote of a plurality of votes cast at the Annual Meeting, in person or by proxy, is required for the election of Trustees. If any Trustee does not receive at least 50% of the votes cast at the Annual Meeting, he or she must tender his or her resignation to the Chairman of the Nominating and Corporate Governance Committee within five (5) business days after certification of the vote. The Nominating and Corporate Governance Committee will promptly consider the resignation and make a recommendation to the Board of Trustees. In deciding whether to accept or reject a resignation that has been tendered, the Nominating and Corporate Governance Committee and the Board will consider such factors as they deem appropriate and relevant which may include, among others: (a) the stated reasons why votes were withheld from the Trustee and whether those reasons can be cured; (b) the Trustee’s length of service, qualifications and contributions as a Trustee; (c) listing requirements of the NYSE, rules and regulations of the SEC and other applicable rules and regulations; (d) our Corporate Governance Guidelines; and (e) such other factors as the Nominating and Corporate Governance Committee or the Board deems appropriate. Any rejection of a resignation may (but does not have to) be conditioned on curing the underlying reason for the withheld votes. The Board will take action on any resignation no later than sixty (60) days after the certification of the vote, and will disclose the action taken with a full explanation of the process used by the Board and the reason for its decision in a Form 8-K filed with the SEC within four (4) business days after the Board’s decision. If a Trustee’s resignation is accepted by the Board of Trustees, then the Board of Trustees may fill the resulting vacancy pursuant to our Bylaws. The Trustee who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or the decision of the Board.

If you fail to give any instructions on your proxy card on this matter, the proxies identified on the proxy card will vote FOR the election of the named individuals. An abstention or broker non-vote will have no effect on the outcome of the vote on this proposal. You are entitled to cast one vote per Share for each of the three named individuals. Proxies may not be voted for more than three individuals.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE THREE NOMINEES FOR TRUSTEE.

The other four Trustees currently serving on the Board are named below. These Trustees will continue to serve on the Board until the annual meeting to be held in the year indicated.

Name	Age	Position	Trustee Since	Term to Expire
Warren M. Thompson	50	Independent Trustee	2007	2011
Donald C. Wood	49	Non-Independent Trustee President and Chief Executive Officer of the Trust	2003	2011
Gail P. Steinel	53	Independent Trustee	2006	2012
Joseph S. Vassalluzzo	62	Independent Trustee Non-Executive Chairman of the Board	2002	2012

The Committee considered the following qualifications for our remaining Trustees:

Warren M. Thompson, President and Chairman of Thompson Hospitality Corporation, a food service company that owns and operates restaurants and contract food services, since founding the company in October 1992. Mr. Thompson is the president, chairman and founder of his own private food service company, Thompson Hospitality Corporation since 1992. Mr. Thompson’s experience running Austin Grill, a regional restaurant owned by Thompson Hospitality, provides the Board and management with a unique perspective that is shared by a large percentage of the Trust’s retail tenants.

Donald C. Wood, President and Chief Executive Officer of the Trust since January 2003; prior to that time, various officer positions with the Trust, including President and Chief Operating Officer (from 2001 to 2003), Senior Vice President and Chief Operating Officer (from 2000 to 2001), Senior Vice President-Chief Operating Officer and Chief Financial Officer (from 1999 to 2000) and Senior Vice President-Treasurer and Chief Financial Officer (from 1998 to 1999). Mr. Wood has been employed by the Trust for over ten years and serves on the Board as the sole non-independent Trustee. His tenure with the Trust and his responsibilities as chief executive officer provides the Board with familiarity and details on all aspects of the operations of the Trust.

Gail P. Steinel, Owner of Executive Advisors (from 2007 to present), which provides consulting services to chief executive officers and leadership seminars to companies. Executive Vice President with BearingPoint, Inc. (from 2002 to 2007), a management and technology consulting firm that provides application services, technology solutions and managed services to companies and government organizations with responsibility for overseeing the global commercial services business unit; global managing partner and a founding member of Arthur Andersen’s business consulting practice (from 1984 to 2002). Director of MTS Systems Corporation, a provider of mechanical test systems, material testing, fatigue testing and tensile testing equipment as well as motion simulation systems and calibration services. Ms. Steinel has over 25 years of auditing and consulting experience that provides the Board with a helpful perspective on managing risk and systems operations.

Joseph S. Vassalluzzo, Non-Executive Chairman of the Board of Trustees since February 2006; Vice Chairman of Staples, Inc. (from 2000 to 2005), a retailer specializing in home, office, and computer products, with responsibility for overseeing domestic and international growth in its retail and commercial operations; various other officer positions with Staples’ and Staples Realty & Development, a subsidiary of Staples, Inc. (from 1997 to 2000); Director of iParty Corp., a premier multi-channel party supply and party planning company; Lead Director of Life Time Fitness, Inc., an operator of distinctive and large sports, athletic, fitness and family recreation centers. Mr. Vassalluzzo’s extensive background in retail and real estate as a result of having served as an executive with Staples, expanding the real estate owned by Staples Realty & Development, a subsidiary of Staples, Inc. for over 10 years and serving on the boards of a number of retailers provides the board and management with retail and retail real estate expertise that is essential to our core business.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Trust filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Trust specifically incorporates this Report by reference therein.

Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”) and for management’s report on internal control over financial reporting. The Trust’s independent registered public accounting firm, Grant Thornton LLP (“GT”), is responsible for auditing the consolidated financial statements and expressing an opinion on the financial statements and the effectiveness of internal control over financial reporting. The Audit Committee oversees the financial reporting process on behalf of the Board. In addition, the Audit Committee oversees the work of the Trust’s internal audit function which has been provided by the Reznick Group since March 2003.

The Audit Committee meets at least quarterly and at such other times as it deems necessary or appropriate to carry out its responsibilities. All quarterly meetings during 2009 included executive sessions with our independent accountant without management being present. The Audit Committee met five times during 2009, including four executive sessions with GT. In the course of fulfilling its oversight responsibilities, the Audit Committee met with both management and GT to review and discuss all annual financial statements and quarterly operating results prior to their issuance. Management advised the Audit Committee that all financial statements were prepared in accordance with GAAP. The Audit Committee also discussed with GT matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees, including the reasonableness of judgments and the clarity and completeness of financial disclosures. In addition, the Audit Committee discussed with GT matters relating to its independence and has received from GT the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with GT its independence.

The Audit Committee continually monitors the non-audit services provided by GT. During 2009, the Audit Committee limited non-audit services primarily to income tax form preparation for us and our subsidiaries and the provision of advice on the tax impacts of acquisition and other property related transactions. GT also performed the 2009 audit of the financial statements of our joint venture with affiliates of a discretionary fund created and advised by ING Clarion Partners in which we own a 30% equity interest. The Audit Committee approved GT’s performing this audit only after determining that it would not adversely impact GT’s independence.

In addition, the Audit Committee continued to oversee in 2009 the internal auditor’s ongoing testing of the effectiveness of our internal controls. The findings of the internal auditor were reported to the Audit Committee on a quarterly basis. GT, as part of its 2009 audit of our financial statements, independently reviewed our internal controls and concluded that there were no material weaknesses or significant deficiencies.

On the basis of the reviews and discussions the Audit Committee has had with GT, our internal auditor and management, the Audit Committee recommended to the Board of Trustees that the Board approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.

Submitted by:

Gail P. Steinel, Chairperson*

Jon E. Bortz

David W. Faeder

Warren M. Thompson

*Ms. Steinel replaced Mr. Faeder as Chairperson of the Audit Committee effective April 20, 2009.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

GT has served as our independent registered public accounting firm for the years 2002 through 2009. The Audit Committee approves in advance all fees paid to and services provided by GT. In addition, the Audit Committee has considered those services provided by GT and has determined that such services are compatible with maintaining the independence of GT. During 2009 and 2008, we retained GT to provide services in the following categories and amounts:

	2009	2008
Audit Fees(1)	$523,258	$467,779
Audit-Related Fees(2)	21,525	25,329
Tax Fees(3)	181,382	220,162
Other	0	0

Total	$726,165	$713,270

(1)	Audit fees include all fees and expenses for services in connection with: (a) the audit of our financial statements included in our annual reports on Form 10-K; (b) Sarbanes-Oxley Section 404 relating to our annual audit; (c) the review of the financial statements included in our quarterly reports on Form 10-Q; and (d) consents and comfort letters issued in connection with debt offerings and common stock offerings. These figures do not include $17,325 and $17,528 we paid to GT as our 30% share of the cost of the audits of the fiscal 2009 and 2008 financial statements, respectively, of our joint venture with affiliates of a discretionary fund created and advised by ING Clarion Partners.
(2)	Audit-related fees primarily including audits of our employee benefit plan.
(3)	Tax fees include preparation of federal and state tax returns, earnings and profits calculations and requested tax research, none of which research related to tax shelters. These figures do not include $2,460 and $4,466 we paid to GT as our 30% share of the cost of tax return preparation for 2009 and 2008, respectively, for our joint venture with affiliates of a discretionary fund created and advised by ING Clarion Partners.

ITEM 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Trustees has retained GT as our independent registered public accounting firm for the year ending December 31, 2010 and is asking the shareholders to ratify that selection. Our organizational documents do not require ratification of the selection of our independent registered public accounting firm; however, we are seeking ratification because we believe that it is a matter of good corporate practice to do so. If the selection of GT is not ratified, the Audit Committee may reconsider whether to retain GT. Even if the selection of GT is ratified, the Audit Committee may change the appointment of GT at any time if it determines such a change would be in the best interests of the Trust and our shareholders.

A representative of GT will be present at the Annual Meeting and will have the opportunity to make a statement and answer appropriate questions from shareholders.

The Audit Committee believes that GT is qualified to serve as our independent registered public accounting firm. GT is familiar with our affairs and financial procedures, having served as our independent accountant since June 2002. GT is registered with the Public Company Accounting Oversight Board.

Pursuant to its charter, the Audit Committee must pre-approve all audit and non-audit services provided by GT. For 2010 the Audit Committee to date has approved GT’s providing the following non-audit services: (a) tax planning and other consultation for purposes of structuring acquisitions, dispositions, joint ventures and other investment or financing opportunities as well as consultation associated with financial reporting matters provided that the aggregate amount paid to Grant Thornton for such services does not exceed $100,000; (b) issuance of comfort letters and consents in connection with capital markets transactions approved in accordance with the

Trust’s policies and procedures provided that the aggregate amount paid to Grant Thornton for such services does not exceed $75,000; (c) issuance of audit opinions related to acquisition audits required under Rule 3-14 of Regulation S-X provided that the aggregate amount paid to Grant Thornton for such services does not exceed $75,000; and (d) a Limited Review of the Trust’s letter to the State of California EPA provided that the aggregate amount paid to Grant Thornton for such services does not exceed $3,000.

Once the pre-approved dollar limit for the applicable non-audit service has been reached, no additional services of that type can be provided by GT without further approval by the Audit Committee. The Audit Committee has concluded that GT’s providing these permissible non-audit services up to the aggregate pre-approved amounts would not compromise GT’s independence. The Audit Committee may approve GT’s providing additional non-audit services or services in excess of the amounts specified above if it determines that it is in our best interest and that GT’s independence would not be compromised. All audit and non-audit services provided to the Trust by GT for the 2009 fiscal year are described in the “Relationship With Independent Registered Public Accounting Firm” section above.

In addition to the foregoing non-audit services, the Audit Committee also has approved GT’s performing the audit of the financial statements for our equity joint venture with affiliates of a discretionary fund created and advised by ING Clarion Partners for the fiscal years ending 2004 through 2009. We own a 30% interest in that joint venture. The Audit Committee approved GT’s performing this audit using the same criteria it uses for approving non-audit services. Although we do not consolidate the results of the joint venture, we do include our share of the joint venture’s results in our financial statements. The Committee concluded that having GT perform the joint venture’s audit facilitates the inclusion of those results in our financial statements.

Vote Required

The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required to approve the proposal to ratify the Audit Committee’s selection of GT as our independent registered public accounting firm for 2010. If you fail to give any instructions on your proxy card on this matter, the proxies identified on the proxy card will vote FOR this proposal. An “abstention” or broker “non-vote” will have no effect on the outcome of the vote on this proposal.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE AUDIT COMMITTEE’S SELECTION OF GT AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

EXECUTIVE OFFICERS

Our named “executive officers” are:

Name	Age	Position
Donald C. Wood	49	President and Chief Executive Officer
Andrew P. Blocher	45	Senior Vice President—Chief Financial Officer and Treasurer
Dawn M. Becker	46	Executive Vice President—Chief Operating Officer/General Counsel and Secretary
Jeffrey S. Berkes	46	Executive Vice President—Chief Investment Officer

Donald C. Wood, Information for Mr. Wood is provided above in “Item 1—Election of Trustees.”

Andrew P. Blocher, Senior Vice President – Chief Financial Officer and Treasurer of the Trust since September 1, 2008, with responsibility for overseeing the Trust’s capital markets, financial reporting, investor relations, corporate communications, human resources and information technology functions; and prior to that time, various officer positions with the Trust, including Senior Vice President-Capital Markets and Investor Relations (2007 to 2008), Vice President-Capital Markets and Investor Relations (2003 to 2007) and Vice President-Investor Relations and Finance (2000 to 2003).

Dawn M. Becker, Executive Vice President – Chief Operating Officer (since February 2010) and General Counsel and Secretary of the Trust (since April 2002), with responsibility for overseeing all of the Trust’s operations and asset management functions and the Trust’s Legal Department; and prior to that time, various officer positions with the Trust, including Vice President–Real Estate and Finance Counsel (2000 to 2002).

Jeffrey S. Berkes, Executive Vice President-Chief Investment Officer since February 2006, with responsibility for overseeing acquisitions, dispositions and other investment activity for the Trust; and prior to that time, various officer positions with the Trust, including Senior Vice President-Chief Investment Officer (2003 to 2006), Senior Vice President–Strategic Transactions (2002 to 2003) and Vice President-Strategic Transactions (2000 to 2002).

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives:

Our compensation programs are designed to create a compensation package for each named executive officer that is sufficiently competitive to attract and retain top-level real estate professionals and to motivate those individuals to achieve superior results for us and our shareholders. As part of this compensation philosophy, we try to provide a strong link between an executive’s total earnings opportunity and both our short-term and long-term performance based on the achievement of pre-determined financial targets and operating goals and to encourage our executives to enhance shareholder value by acting and thinking like shareholders. The key principles guiding our compensation decisions are:

1. Total compensation opportunities must be competitive with the marketplace so that we can attract, retain and motivate talented executives who are necessary for achieving superior results for the Trust; however, the aggregate compensation levels must be reasonable in the context of our overall cost structure and must support our operating strategy.

2. A significant part of each executive’s compensation potential should be tied to achieving financial objectives that will create both short-term and long-term shareholder value and as a result, should vary with our performance.

3. A significant portion of each executive’s total compensation opportunity should be equity based. Our executives should act in the best interest of our shareholders and the best way to encourage them to do that is through compensating them with an equity stake in the Trust and requiring that they maintain a meaningful ownership position. To facilitate this objective, we have adopted the following guidelines specifying a minimum level of equity ownership in the Trust that the executive officers must maintain:

Multiple of Base Salary and Annual Bonus
Mr. Wood—Chief Executive Officer	3.0 times
Ms. Becker—Chief Operating Officer/General Counsel	2.5 times
Mr. Blocher—Chief Financial Officer	2.5 times
Mr. Berkes—Chief Investment Officer	2.0 times

The Nominating and Corporate Governance Committee confirmed that each of Mr. Wood, Ms. Becker, Mr. Blocher and Mr. Berkes were in compliance with the minimum stock ownership requirements at December 31, 2009.

4. The amount each executive actually earns out of his or her total compensation opportunity should vary based on the individual’s performance, contribution and overall value to the business. The proportion of an individual’s total compensation that varies with individual and company performance objectives should increase as the individual’s business responsibilities increase.

Each named executive officer’s annual compensation package, including the compensation package for the Chief Executive Officer, includes the following components: (a) base salary; (b) an annual performance bonus that is earned on the basis of achieving annual financial objectives and individual performance; (c) a long-term equity incentive that is determined on the basis of our performance over the prior three year period; and (d) other perquisites and benefits generally available to all of our other employees. Each of these components will be discussed in more detail below.

2009 Compensation:

Compensation is established for our named executive officers based on the scope of their individual responsibilities and contributions to our performance taking into account competitive market compensation paid for similar positions. Competitive market compensation for our named executive officers is determined by the Committee members applying their individual understanding, experiences and judgments in the national marketplace of senior level real estate positions and related industry pay in both public and private concerns that may compete for our executives, considering the relative importance of various positions at the Trust given our business plan and organization compared with the business plans of our major competitors. The Committee consulted the National Association of Real Estate Investment Trust’s 2009 Compensation Survey (“NAREIT Survey”) to confirm its assessment of appropriate market compensation for our executive officers, both the information reported for each position by the 85 real estate investment trusts (“REITs”) that participated in the survey as well as by the 18 retail focused REITs that participated in the survey. Not all REITs that participated in the survey provided information for each of the named executive officer positions and it is not possible to determine from the NAREIT Survey which of the participating REITs provided information for which executive officer position. The Committee did not use a compensation consultant in connection with its 2009 compensation decisions. Once the Committee determines an appropriate level of aggregate compensation for our executive officers, an individual compensation package is created using a combination of base salary, annual bonus and long-term equity incentives, all in accordance with the compensation philosophy and objectives described earlier.

Our Performance in 2009:

Our fundamental business objective is to own and operate a portfolio of high quality retail real estate assets in a low risk manner that creates long-term value for our shareholders. We are subject to the same operating risks as all real estate companies; however, we manage our business so as to minimize the impact to us of each of those risks. The benefits of our low risk operating strategy and long-term approach to managing our business were particularly evident given the results we were able to achieve in 2009 notwithstanding the difficult economic environment.

(a) Property operating income (“POI”)—despite the fact that we saw a decrease in our occupancy from the beginning of 2009 to the end of 2009 of more than 200,000 square feet, we still were able to grow our total POI by almost $10 million or 2.5% during 2009. This growth in POI was driven by leases signed both in 2009 and prior years in which we were able to increase rents by more than 10% on average, smart management of requests for rent concessions that balanced the maximization of cash flow from our properties with continued occupancy, and enhanced rent collection efforts. On a same center basis including our redevelopments, we were able to grow POI by more than 1% while most of our public shopping center competitors were seeing year over year declines in their same center POI. POI is a non-GAAP measure which consists of rental income, other property income, and mortgage interest income, less rental expenses and real estate taxes. This measure is used internally to evaluate the performance of our property operations. POI should not be considered an alternative measure of operating results or cash flow from operations as determined in accordance with GAAP.

(b) Balance sheet management—our conservative, prudent approach to managing our balance sheet put us in good stead heading into 2009. We were able to focus on raising just the capital necessary to run the business without having to worry about raising capital simply to survive. During 2009, despite a tight credit market, we were able to raise $765 million in debt and equity capital. That capital was used to repay our 2009 debt maturities and reduce our line of credit balance to $0, leaving us with no debt maturing until 2011, and to position ourselves to take advantage of acquisition opportunities that are likely to arise in 2010 and beyond. Our initial capital plan for 2009 was to raise approximately $500 million of capital to repay our 2009 debt maturities and reduce our line of credit balance to $0 but as the capital markets became more accessible and terms more favorable in the second half of 2009, we made the decision to opportunistically raise $265 million more capital than we had immediate need for. We’ve estimated that this additional capital adversely impacted our funds from operations (“FFO”) by approximately $0.06; however, we believed it was in the best interest of the Trust to raise that capital so that we would be well positioned to take advantage of expected acquisition opportunities. Despite having raised that additional capital, we ended 2009 with a low ratio of debt to total market capitalization of 30% with only minimal dilution to our existing shareholders, having issued fewer than 2 million Shares (approximately 3% of our total outstanding Shares).

(c) Annual funds from operations (“FFO”)—our annual FFO, after excluding the impact of a one-time charge for a non-recurring litigation matter, was essentially flat when compared to 2008. On a per share basis excluding the impact of that litigation charge, FFO was $0.07 less in 2009 than in 2008 driven by our decision to raise the additional $265 million of capital as described above. Had we not taken advantage of the favorable market conditions to raise the additional capital described above, our FFO per share, excluding the litigation charge, would have been approximately $0.01, or 0.3%, lower than our FFO per share in 2008. FFO is a non-GAAP supplemental earnings measure which we consider meaningful in measuring our operating performance. FFO is generally considered by industry analysts and investors to be the most appropriate measure of performance of real estate investment companies. A reconciliation of FFO to net income is included on page 30 of our Annual Report on Form 10-K filed with the SEC on February 17, 2010.

(d) Total return to shareholders—in 2009, we were able to deliver a total return to our shareholders of 14.37% which significantly exceeded the total shareholder return delivered by the Bloomberg REIT Shopping Center Index (“BBRESHOP”) of 1.94%. For the 3-year period from January 2007 through December 2009, we delivered a total return to our shareholders of -3.81% as compared to the total return for the BBRESHOP of -17.27%. The return for this 3-year period was third best out of the 14 publicly traded REITs whose primary business focus is the operation of open air shopping centers and who comprised the BBRESHOP at December 31, 2009.

(e) Dividends—2009 marked the 42nd consecutive year that we were able to increase the annual dividend paid to our shareholders, and we paid the entire amount of the annual dividend in cash. This achievement stands in stark contrast to many other public REITs that cut their dividends and/or paid a portion of their dividends in Shares.

Our continual focus on operating our business for the long-term in a way that maximizes shareholder value with a minimal level of risk allowed us to produce the results we did in 2009 which was a significant achievement given the economic climate.

Executive Compensation:

Base Salary:

Base salaries are used to compensate the executive for services rendered during the year. Generally, we believe that executive base salaries should account for a relatively modest portion of each individual’s total compensation package. Because we start our process with determining an appropriate level of total compensation, we do not target base salaries to any specific level. We do, however, use information in the NAREIT Survey as a guide to confirm that the base salaries are within market parameters. Base salaries are reviewed annually at the beginning of each calendar year, and are adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Salaries for Ms. Becker, Mr. Berkes and Mr. Blocher are determined by the Compensation Committee taking into account Mr. Wood’s recommendations. The Compensation Committee sets Mr. Wood’s base salary. For 2009, given the uncertain economic environment at the beginning of the year, the Compensation Committee determined that the base salaries for Mr. Wood, Ms. Becker and Mr. Berkes should remain unchanged from their 2008 levels. 2009 was the third consecutive year that base salaries for Mr. Wood, Ms. Becker and Mr. Berkes were unchanged. For Mr. Blocher, the Compensation Committee increased his base salary from $225,000 to $260,000 to reflect his promotion to Chief Financial Officer in September 2008 and his assumption of additional responsibilities in connection with that promotion.

Annual Bonus:

Annual bonuses for all of our named executive officers are determined each year in accordance with our Annual Incentive Bonus Plan (“Annual Bonus Plan”) that covers about 95% of our employees. The Annual Bonus Plan is intended to compensate our named executive officers for achieving an annual level of FFO per share that is consistent with our business objectives for that year and for achieving individual annual performance objectives which are measured against goals set at the beginning of each year.

Under our Annual Bonus Plan, each of our named executive officers and other employees has a targeted bonus equal to a percentage of the person’s base salary. For 2009, the targeted bonuses for our named executive officers were 100% of base salary for Mr. Wood and 75% of base salary for each of Ms. Becker and Mr. Blocher. These percentages were unchanged from prior years for Mr. Wood and Ms. Becker. The Committee increased Mr. Blocher’s percentage from 60% to 75% in connection with his promotion to Chief Financial Officer. As part of the restructuring of Mr. Berkes’ compensation package that was approved by the Compensation Committee in November 2009 and which is described in detail below, Mr. Berkes’ 2009 bonus target was adjusted to $187,500.

How much of the targeted bonus each of our named executive officers is eligible to receive is dependent first, on our achieving a targeted level of annual FFO per share and second, on the individual achieving his or her individual goals for the year. The level of FFO per share that must be achieved for our named executive officers to earn an annual bonus is set at the beginning of each year by the Compensation Committee after a thorough review and discussion of our budget for that year. FFO is widely accepted in the REIT industry as an accurate reflection of operating performance on an annual basis and as a result, we believe FFO is an appropriate metric to use for determining annual performance bonuses. Previously, a portion of Ms. Becker’s annual bonus was based on our achieving targeted levels of property operating income in our west coast region; however, given that Ms. Becker assumed responsibility for our entire operating portfolio in late 2008, the Compensation Committee determined that it was more appropriate for her 2009 bonus to be determined on the basis of total company performance, not just one region. The individual performance goals each of our named executive officers must achieve to earn his or her annual bonus are established at the end of the prior calendar year. Mr. Wood approves the individual performance goals for each of our named executive officers and those goals, along with goals

Mr. Wood sets for himself are provided to the entire Board. The individual performance goals reflect the key areas each of the named executive officers must focus on in order for us to achieve our financial objectives for that year.

The following chart shows the FFO per share goals that were set for our Annual Bonus Plan for 2009:

Level	FFO Amount	Payout
Threshold	$3.80 per share	Payout at 75%. No payout if FFO is below this level
Target	$3.84 per share	Payout at 100%
Stretch and above	$3.92 per share	Payout at 125%

Payout amounts are interpolated for any results in between the foregoing amounts. The Compensation Committee set these levels of FFO per share in February 2009 and excluded the impact of a pending litigation matter which was not possible of being estimated at the time these levels were established. The threshold and stretch levels of FFO per share established by the Compensation Committee for the Annual Bonus Plan for 2009 were the same as the lower and upper limits of annual FFO per share guidance we provided at the time these levels were set.

We achieved actual FFO per share for 2009, excluding the impact of the litigation matter, of $3.78 which, under the terms of the Annual Bonus Plan, would have resulted in no bonuses being paid for 2009 due solely to $0.06 per share of FFO dilution created by our having been able to raise $265 million of additional debt and equity capital at a very uncertain time in the economy. Accordingly, the Compensation Committee excluded that $0.06 per share of FFO from the bonus calculation which resulted in a bonus payout for our named executive officers at 100% of target which the Compensation Committee determined to be appropriate. At the time the additional $265 million of capital was raised, the Board concluded that it was in the best interests of the Trust to raise that capital while the opportunity existed and that denying bonuses to our employees, including our named executive officers, for having taken actions that were in the best interest of the Trust would not provide appropriate incentives for our named executive officers to operate the Trust prudently for our shareholders. Accordingly, the Compensation Committee determined that each of our named executive officers was eligible to earn 100% of his or her targeted bonus amount which amounts are $650,000 for Mr. Wood, $225,000 for Ms. Becker, $187,500 for Mr. Berkes and $195,000 for Mr. Blocher.

Of the maximum potential bonus payable to each executive officer as described above, 25% of that amount is effectively guaranteed and payable because of company performance. Whether each named executive officer receives the remaining 75% of his or her maximum potential bonus payable is dependent on each individual’s performance. Based on an evaluation of Mr. Wood’s performance completed by the Board in December 2009, the Compensation Committee awarded Mr. Wood the full bonus for which he was eligible. That evaluation considered Mr. Wood’s performance in his effectiveness in leading the company; long-term strategic planning; succession planning; relationship with the Board; relationship with shareholders and other stakeholders; and our financial results for the year. With respect to the other named executive officers, the Committee accepted Mr. Wood’s recommendations that each of those individuals be paid the full bonus to which he or she was eligible. Mr. Wood’s recommendation was based on his subjective assessment of each of the named executive officer’s individual contributions to the Trust and our results in 2009 taking into account the goals for each individual that were established for 2009 and the self-assessment prepared by each individual evaluating his or her performance against the 2009 goals that had been set.

Under our Annual Bonus Plan, the named executive officers and approximately 40 other employees have the option to receive up to 25% of the annual bonus in the form of Shares that vest equally over three years. The amount an individual elects to receive in Shares is paid out at 120% of that amount in consideration of the extended vesting. For 2009, each of Ms. Becker, Mr. Berkes and Mr. Blocher elected to receive 20% of their annual bonus amounts in Shares and Mr. Wood elected to receive 25% in Shares. The cash portion of the annual bonuses is reflected in the “Non-Equity Based Incentive Plan” column in the Summary Compensation Table in this proxy statement. The stock portion of these annual bonuses will be included in the Summary Compensation Table and Grants of Plan-Based Awards Table in next year’s proxy statement.

Annual Long-Term Equity Incentives:

We believe that outstanding long-term performance is achieved through an ownership culture that encourages a focus on long-term performance by our executive officers through the use of equity-based awards. Long-term incentive awards are made annually to all officers and participants in our leadership education and development program under our Long-Term Incentive Award Program (“LTIAP”). This program was structured to align the most significant portion of compensation for our senior management team, including our named executive officers, with the creation of long-term shareholder value. Recipients of awards under this program realize value over a minimum 6-year time horizon comprised of a 3-year performance period followed by a minimum of a 3-year vesting period. We believe that the combination of this extended period with the requirements described above for our named executive officers to continually hold a meaningful equity position in the company creates a strong long-term alignment of interests between our named executive officers and our shareholders.

Under the LTIAP, the Compensation Committee approves each year a targeted award amount for each participant in the program. How much of the award the individual actually earns is determined on the basis of our performance against the following metrics over the prior 3-year period:

		Payout
Metric	Weighting	Threshold	Target	Stretch
Relative Total Return to Shareholders vs. BBRESHOP(a)	50% of total award	50%	100%	150%
Absolute Total Return to Shareholders(a)	25% of total award	50%	100%	150%
Return on Invested Capital	25% of total award	50%	100%	150%

(a)	Total return takes into account both stock price appreciation and dividends assuming all dividends are reinvested.

No LTIAP award will be earned for any performance metric if we achieve less than the threshold level and performance above the stretch level is paid out at 150%. Payout amounts are interpolated for any results in between the foregoing amounts. The Compensation Committee then has the discretion to increase or decrease any LTIAP award by up to 20% to reflect individual performance.

The Compensation Committee believes that relative total shareholder return, absolute total shareholder return and return on invested capital are appropriate metrics to use for rewarding long-term performance. The relative shareholder return metric reflects how well we have performed for our shareholders as compared to other companies facing the same general market dynamics. The Compensation Committee determined that the BBRESHOP was the best index to use because the BBRESHOP was made up of primarily companies that own and operate strip shopping centers whose businesses are most closely aligned with ours. Absolute shareholder return measures whether we have actually created any value for our shareholders during this time while return on invested capital determines how effectively we have invested our shareholders’ capital.

The threshold, target and stretch level of performance set by the Compensation Committee for each performance metric used in the LTIAP for the 3-year period from January 1, 2007 through December 31, 2009 was as follows:

Performance Measure	Threshold	Target	Stretch	Actual Achieved	Payout
Relative Total Return	40th percentile	60th percentile	80th percentile	92nd percentile	150%
Absolute Total Return	8.00%	10.00%	12.00%	-3.81%	0%
Return on Invested Capital	9.60%	9.85%	10.00%	10.05%	150%

Based on the performance achieved, LTIAP awards were paid out at approximately 75% of the stretch amount. The award targets set by the Compensation Committee for Mr. Wood for each performance metric and the amount of the actual award for him for each performance metric based on the results achieved are set forth in the following table:

	Threshold	Target	Stretch	Actual Award
Donald Wood
Relative Total Return	$500,000	$1,000,000	$1,500,000	$1,500,000
Absolute Total Return	$250,000	$500,000	$750,000	$0
Return on Invested Capital	$250,000	$500,000	$750,000	$750,000

Total Potential Award	$1,000,000	$2,000,000	$3,000,000	$2,250,000

The Compensation Committee approved paying Mr. Wood the full amount of the LTIAP award to which he was entitled and exercised its discretion to increase Mr. Wood’s award by 20% or $450,000. The Committee determined that such an adjustment was appropriate in light of the results achieved by the Trust in 2009 and for the 3-year period ending December 2009, including the continued growth in POI and FFO (excluding the one-time litigation charge) and the return delivered to shareholders during both the 1 and 3-year periods notwithstanding the severe economic downturn that hit the retail industry particularly hard over the approximately 15-month period ending in December 2009. Because each of Ms. Becker, Mr. Berkes and Mr. Blocher had previously received multi-year equity awards under the LTIAP, they were not eligible for a new award for 2009; however, the Compensation Committee determined that it was appropriate to make a supplemental award to each of Ms. Becker and Mr. Blocher given their contributions to the Trust’s results in 2009. The amount of the awards to Ms. Becker and Mr. Blocher were $90,000 and $66,667, respectively, with the amount having been determined as if the Compensation Committee had exercised its 20% discretion on the amount of the LTIAP each of Ms. Becker and Mr. Blocher would have received for 2009 had each been eligible to receive an award for 2009. The Compensation Committee determined that such an award was appropriate for Ms. Becker in light of her work in overseeing our property operations that resulted in an increase in our POI in 2009 as well as her role in restructuring the organization and reducing general and administrative expenses, which was critically important to our ability to deliver FFO that was essentially flat from 2008 excluding the one-time litigation charge. The Compensation Committee determined that the equity award to Mr. Blocher was merited given his role in raising $765 million of capital in 2009 at then market-leading terms during an extremely difficult capital raising environment.

The LTIAP awards are made in the form of restricted Shares that vest in equal installments over a three-year period; however, each individual can elect to take up to 50% of his or her award in the form of options which vest equally over five years. Although the Compensation Committee believes that paying these awards in restricted Shares provides the most retention value for employees, it has agreed to permit individuals to elect to take up to 50% of the award in options in order to give the individual employee some ability to structure his or her own equity compensation in a way that best matches the individual’s needs. The Compensation Committee has concluded that individual employees place value in having the ability to match the form of their equity compensation to their individual financial objectives and that this value to employees outweighs any diminution in the retention value of LTIAP awards by permitting up to 50% to be paid in options. Once Shares or options are issued under the LTIAP, all performance has been achieved and the Shares or options are subject to time-based vesting. Dividends are paid on all Shares issued under the LTIAP.

Of these awards granted for the performance period ending December 31, 2009, each of Mr. Wood, Ms. Becker and Mr. Blocher elected to take the entirety of the award in Shares. The number of Shares actually awarded to each individual was determined by dividing the amount of the award by $66.22, the closing price of our stock on the NYSE on February 16, 2010, the date the award was made. There is no amount included in the Summary Compensation Table or Grants of Plan-Based Awards Table in this proxy statement for these awards to Mr. Wood, Ms. Becker or Mr. Blocher. The LTIAP awards reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table in this proxy statement relate to performance for the 3-year period ending December 31, 2008.

Compensation for Our Chief Investment Officer:

Given our desire to take advantage of greater real estate acquisition opportunities over the next 3 years, the Compensation Committee, on recommendation of Mr. Wood, approved in 2009 a new compensation program for Mr. Berkes, our Chief Investment Officer. The new compensation program was put in place for calendar years 2010 to 2012. The key components of Mr. Berkes’ new compensation program are the following:

(a) Base Salary—an increase in base salary effective January 1, 2010 to $375,000 per year. This was the first time Mr. Berkes’ base salary had been increased since 2007.

(b) Annual Bonus—a decrease in the targeted amount of Mr. Berkes’ annual bonus for calendar year 2009 (payable in 2010) from 75% of his base salary to a fixed amount of $187,500 and for calendar year 2010 from 75% of his base salary to 50% of base salary. Mr. Berkes will not be eligible to participate in our Annual Bonus Plan for either 2011 or 2012.

(c) LTIAP Awards—Mr. Berkes will not be eligible for any future awards under the LTIAP through the 2012 performance year.

(d) Production Bonus Program—Mr. Berkes will be eligible, effective as of January 1, 2010, to receive an annual production bonus, the amount of which will be calculated on the total dollar amount we invest in new acquisition opportunities we close in a calendar year. The production bonus will be calculated as follows:

(i) Mr. Berkes will not be paid any production bonus for the first $100 million of new acquisition investments closed in any calendar year.

(ii) For the portion of new acquisition investments closed in any calendar year between $100 million and $200 million, Mr. Berkes will be paid a production bonus equal to 0.250% of such amount. This portion of the production bonus will be paid in cash within sixty (60) days after the end of the applicable calendar year.

(iii) For the portion of any new acquisition investments closed in any calendar year in excess of $200 million, Mr. Berkes will be paid a production bonus equal to 0.125% of such total excess amount. This portion of the production bonus will be determined in the applicable calendar year in which the acquisitions closed but will not be earned until February 2013. In February 2013, the Trust will calculate the number of Shares to be issued to Mr. Berkes in satisfaction of payment of this portion of the production bonus. One-half ( 1/2 ) of those Shares will be issued in February 2014 and one-half ( 1/2) of those Shares will be issued in February 2015. Concurrently with the issuance of these Shares, the Trust will make a cash payment to Mr. Berkes equal to the dividends he would have received on those Shares as if the Shares had been issued in February 2013.

(e) Severance—Mr. Berkes’ current severance arrangement as reflected in that certain Severance Agreement between the Trust and Mr. Berkes dated March 1, 2000, as amended, will be eliminated effective as of January 1, 2013. In addition, his severance arrangement was modified to clarify how the payments would be calculated given his new compensation structure.

(f) Share Ownership—given that Mr. Berkes’ new compensation plan provides for the bulk of all payments to be made in cash, the Nominating and Corporate Governance Committee, after conversation with the full Board, approved exempting Mr. Berkes from the requirements under the Trust’s Corporate Governance Guidelines to hold a minimum amount of our Shares during the period the new compensation program is in place.

The Compensation Committee determined that restructuring Mr. Berkes’ compensation program was appropriate at this time given our desire to use acquisitions as a more significant growth vehicle over the next 3 years than we have in the past. The new compensation program incentivizes Mr. Berkes to generate the maximum amount of new investment possible while at the same time maintaining his projected overall total compensation at an appropriate market level. As part of its approval of this new compensation program for Mr. Berkes, the Compensation Committee took into account whether this pay structure would incentivize Mr. Berkes to take inappropriate risks. The Compensation Committee, after discussion with the entire Board, ultimately determined that it did not because we have in place sufficient controls, primarily through our investment approval process, to mitigate any such risk. Our investment approval process requires that any investment proposed by Mr. Berkes in excess of $1 million be approved by our Investment Committee and in some circumstances, our Board. Our Investment Committee is comprised of seven members of senior management, including Mr. Berkes and our other named executive officers, each of whom has only one vote in all decisions. Five of the members of the Investment Committee are compensated through the Annual Bonus Plan and LTIAP described above which ties a significant portion of their compensation to our long-term performance. The Compensation Committee determined that this investment approval process provided a significant enough control to mitigate the likelihood of Mr. Berkes taking inappropriate risks as a result of his restructured compensation package and exemption from being required to own specified amounts of Shares.

Perquisites and Other Personal Benefits:

The only perquisites we provided to our named executive officers in 2009 that are not widely available to other employees were the items provided to Mr.  Wood which are described in the “Chief Executive Officer Compensation” section below.

Chief Executive Officer Compensation:

The Compensation Committee sets Mr. Wood’s annual compensation after conducting a full Board evaluation of his performance. The review process begins at the end of each year with Mr. Wood laying out the corporate objectives and his personal objectives to be achieved for the coming year. At the same time, Mr. Wood provides the Board with a self-evaluation of his and the company’s performance against the objectives set for the prior year. With that review in hand, the entire Board then evaluates Mr. Wood’s performance in a number of key areas and reviews with him that evaluation and his performance in the prior year. The Compensation Committee then uses that evaluation as the basis to determine Mr. Wood’s compensation for the year. In general, the Compensation Committee believes that the structure for Mr. Wood’s compensation should be similar to the compensation structure for other members of senior management, including tying his compensation to the same performance metrics as used for the other members of senior management. From time to time, the Compensation Committee does retain outside consultants to assist in making its compensation decisions, particularly as they relate to compensation of the Chief Executive Officer; however, no consultant was retained in connection with setting Mr. Wood’s 2009 compensation. Based on all of these facts and circumstances, and as described in more detail above, the Compensation Committee elected to award Mr. Wood for 2009 a base salary of $650,000, which remained unchanged since 2007, an annual bonus of $650,000, determined as described above, and a total equity award as described above of $2,700,000 determined under the LTIAP.

In addition to his base salary, annual bonus, and equity award, during 2009 we provided Mr. Wood with an interest free loan on the split dollar life insurance policy that has been in place for Mr. Wood since 1998 and use of a car for approximately 6 months in 2009. Midway through 2009, Mr. Wood voluntarily relinquished his use of a company car until the economy improves. We have also entered into an agreement (“Health Coverage Continuation Agreement”) with Mr. Wood pursuant to which we will provide to Mr. Wood, his spouse and his dependents continuation of health coverage after Mr. Wood’s termination upon death, disability, retirement, change in control or otherwise (other than a termination with cause or resignation). The coverage will continue as to Mr. Wood and his spouse until their death, or with respect to his spouse until divorce, if earlier. As to Mr. Wood’s children, coverage will continue as to three of the children until each reaches age twenty-five and as to one of the children, until her death. The continued medical coverage is required to be at least the same level as provided to Mr. Wood and his family at the time of his termination and such coverage will be secondary to certain other coverages that may be available to Mr. Wood and his family. The Compensation Committee has determined that these perquisites and other personal benefits are a relatively small portion of Mr. Wood’s overall compensation, are reasonable in light of the total compensation package for Mr. Wood and are consistent with our compensation objectives of creating programs that will allow us to retain talented executives.

Management’s Role in Compensation Decisions:

Our Chief Executive Officer, Mr. Wood, makes recommendations to the Compensation Committee for annual compensation paid to all Executive Vice Presidents, Senior Vice Presidents and Vice Presidents. He also makes recommendations for equity awards to other employees throughout the Trust. The Compensation Committee can accept or modify Mr. Wood’s recommendations as they see fit.

Timing of Equity Grants:

Equity awards to our employees under our Annual Bonus Plan and LTIAP described above are made at the Compensation Committee’s meeting that occurs sometime in February of each calendar year. Whether these awards are made before or after we release financial results for the prior fiscal year depends solely on when the Compensation Committee meets in relation to the meetings of the Board and the Audit Committee, the dates for all of which are set during the preceding year. We have no policy that times the granting of equity awards relative to the release of material non-public information. Equity awards to new hires are generally made on the first day on which the employee starts work and equity awards to employees who are promoted generally are made on the day on which the promotion has been fully approved. All of our options are awarded at the closing price of our Shares on the NYSE on the date the award is made. The Compensation Committee has never re-priced options, granted options with an exercise price that is less than the closing price on the NYSE on the date of the grant or granted options which are priced on a date other than the grant date. Equity awards for Vice Presidents and above for performance through 2009 were made at the Compensation Committee’s meeting on February 16, 2010 based on the closing price of our Shares on the NYSE on that date.

Termination and Change-in-Control Arrangements:

We have agreements in place with each of our named executive officers providing for various payments and benefits to be made to them if there is a change in control or their employment with us is terminated for certain reasons. The circumstances in which payments may be made and the potential amounts of those payments are described in more detail in the “Potential Payments on Termination of Employment and Change-in-Control” section below. We believe that the payments provided for in these agreements are reasonable and appropriate as part of the total compensation packages available for our named executive officers.

Deductibility of Executive Compensation in Excess of $1.0 Million:

Section 162(m) of the Internal Revenue Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation in excess of $1 million in any taxable year to an executive officer who is named in the Summary Compensation Table. Exceptions are made for qualified performance-based compensation, among other things. In structuring our compensation programs, the Compensation Committee considers this Section 162(m) exception; however, the Compensation Committee does not believe that it is necessarily in our best interests and the best interests of our shareholders for all compensation to meet the requirements of Section 162(m) for deductibility. As a result, the Compensation Committee has determined that it is appropriate at times to make compensation awards that are non-deductible under Section 162(m). Further, because of ambiguities and uncertainties under Section 162(m), we cannot give any assurance that compensation that we intend to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:

David W. Faeder, Chairman*

Kristin Gamble

Gail P. Steinel

Joseph S. Vassalluzzo

*	Mr. Faeder replaced Mr. Bortz as Chairman of the Compensation Committee effective April 20, 2009.

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation earned by each of the named executive officers for the fiscal years ended December 31, 2009, 2008 and 2007, in accordance with current SEC rules. The Summary Compensation Table below does not include the value of the Shares issued to our named executive officers on February 16, 2010 for the performance period ending December 31, 2009. Those awards will appear in next year’s proxy statement in the “Grants of Plan-Based Awards Table” as well as the Stock Awards column of the Summary Compensation Table. The cash portion of the annual bonuses awarded pursuant to the Annual Bonus Plan in February 2010 based on 2009 performance is included below in the Non-Equity Incentive Plan Compensation column.

Name and Principal Position	Year	Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
		($) (1)	($) (2)	($) (2)	($) (3)	($) (4)	($) (5)
Donald C. Wood,	2009	$650,000	$1,203,005	$1,125,003	$487,500	$45,502	$3,511,010
President and Chief Executive Officer (PEO)	2008	$650,000	$2,850,361	$900,000	$260,000	$50,646	$4,711,007
	2007	$650,000	$2,752,201	$285,003	$501,280	$64,974	$4,253,458

Andrew P. Blocher,	2009	$260,000	$720,246	$299,999	$156,000	$8,586	$1,444,831
Senior Vice President-Chief Financial Officer and Treasurer (PFO)	2008	$225,000	$114,876	$59,997	$50,625	$8,001	$458,499
	2007	$215,000	$94,977	$74,996	$62,178	$8,324	$455,475

Dawn M. Becker,	2009	$300,000	$33,740	$—	$180,000	$9,765	$523,505
Executive Vice President-Chief Operating Officer; General Counsel and Secretary	2008	$300,000	$998,028	$405,002	$84,375	$10,189	$1,797,594
	2007	$300,000	$397,721	$—	$176,760	$10,295	$884,776

Jeffrey S. Berkes,	2009	$350,000	$31,480	$—	$150,000	$10,056	$541,536
Executive Vice President-Chief Investment Officer	2008	$350,000	$60,761	$—	$105,000	$10,646	$526,407
	2007	$350,000	$3,056,145	$—	$202,440	$13,459	$3,622,044

(1)	Amounts shown in the Salary column include all amounts deferred at the election of the named executive officers into our non-qualified deferred compensation plan.
(2)	Amounts shown in the Stock Awards and Options Awards columns reflect the aggregate grant date fair value of the awards calculated in accordance with FASB ASC Topic 718 for the fiscal years ended December 31, 2009, 2008 and 2007. For a discussion of the valuation of these awards, please refer to Note 14 in the notes to our consolidated financial statements in our Annual Report on Form 10-K filed on February 17, 2010.

(3)	Amounts shown in this column represent only the cash portion paid under our Annual Bonus Plan for 2009, 2008 and 2007 and include amounts deferred by our named executive officers into our non-qualified deferred compensation plan. For 2009, Mr. Wood received 75% of his Annual Bonus in cash and each of Mr. Blocher, Ms. Becker and Mr. Berkes received 80% of his or her Annual Bonus in cash. For 2008, each of Mr. Wood and Mr. Berkes received 80% of his Annual Bonus in cash and each of Mr. Blocher and Ms. Becker received 75% of his or her Annual Bonus in cash. For 2007, each of Mr. Wood, Ms. Becker and Mr. Berkes received 80% of his or her Annual Bonus in cash and Mr. Blocher received 75% of his Annual Bonus in cash. The remaining amounts earned under the Annual Bonus Plan in 2009, 2008 and 2007 were paid in Shares in an amount equal to 120% of the cash value in consideration of a 3-year vesting schedule. The aggregate Annual Bonus paid to each of the named executive officers for 2009 including both cash and Shares is as follows:

2009 Annual Incentive Bonus Information
Name	Annual Incentive Bonus Awarded	Amount Paid in Cash	Amount Paid in Shares	20% Premium Paid in Shares	Total Annual Incentive Bonus Paid	Number of Shares Issued
	($)	($)	($)	($)	($)	(#)
Donald C. Wood	$650,000	$487,500	$162,500	$32,500	$682,500	2,945
Andrew P. Blocher	$195,000	$156,000	$39,000	$7,800	$202,800	707
Dawn M. Becker	$225,000	$180,000	$45,000	$9,000	$234,000	815
Jeffrey S. Berkes	$187,500	$150,000	$37,500	$7,500	$195,000	680

The value of the Shares awarded in 2010 as part of the Annual Bonus for 2009, will be reflected in the Summary Compensation Table and Grant of Plan-Based Awards Table in next year’s proxy statement.

(4)	The amounts shown in this column for the last fiscal year include the amounts below. The group-term life insurance, long-term disability insurance and contributions to the 401K plan are provided to the named executive officers on the same terms, condition and scope as are available to all of our full-time employees.

ALL OTHER COMPENSATION TABLE

Name	Group Term Life Insurance	Long- Term Disability Insurance Premium	Supplemental Life Insurance	Trust Contributions to Section 401(k) Plan	Car Allowance (including insurance)	Interest on Split Dollar Life Insurance Policy	Total ($)
Donald C. Wood	$1,890	$1,293	$1,903	$7,000	$7,777	$25,639	$45,502
Andrew P. Blocher	$397	$1,052	$637	$6,500	—	—	$8,586
Dawn M. Becker	$530	$1,293	$942	$7,000	—	—	$9,765
Jeffrey S. Berkes	$623	$1,360	$1,073	$7,000	—	—	$10,056

(a)	The interest on split-dollar life insurance policy constitutes interest that would have been payable on an interest-free loan made in connection with a split-dollar life insurance agreement put in place for Mr. Wood in 1998.

2009 GRANT OF PLAN-BASED AWARDS TABLE

The following Share and option awards were made in 2009 based on either a one or three-year performance period ending December 31, 2008. Awards made in 2010 to the named executive officers under the Annual Bonus Plan and LTIAP for either a one or three-year performance period ending December 31, 2009 will be reported in the Grants of Plan-Based Awards Table in next year’s proxy statement.

Name	Grant Date		All Other Stock Awards: Number of Shares of Stock or Units	All Other Options Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value
			(#)	(#)	($ / Sh)	($)
Donald C. Wood	2/17/2009	(1)	1,794		$—	$78,003
	2/17/2009	(2)	25,874		$—	$1,125,002
	2/17/2009	(2)		144,788	$43.48	$1,125,003

Andrew P. Blocher	2/17/2009	(1)	466		$—	$20,262
	2/17/2009	(2)	16,099		$—	$699,985
	2/17/2009	(2)		42,313	$43.48	$299,999

Dawn M. Becker	2/17/2009	(1)	776		$—	$33,740

Jeffery S. Berkes	2/17/2009	(1)	724		$—	$31,480

(1)	Issued under our Annual Bonus Plan. These Shares vest equally over 3 years.
(2)	Issued under our LTIAP. The Shares issued to Mr. Wood vest equally over 3 years and the options issued to him vest equally over 5 years. The Shares and options issued to Mr. Blocher vest over 5 years with no vesting for the first two years and equal vesting over the last 3 years of the award.

2009 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Name	Exercisable	Unexercisable
	(#)	(#)	($)		(#)	($)
Donald C. Wood	0	144,788(1)	$43.48	2/17/2019	25,874(1)	$1,752,187
	21,127	63,380(2)	$73.03	2/10/2018	1,794(4)	$121,490
	7,480	11,221(3)	$92.30	2/12/2017	27,728(2)	$1,877,740
	45,000	30,000(3)	$67.66	2/16/2016	1,373(4)	$92,980
	44,950	0	$19.80	2/28/2011	9,263(5)	$627,290
					676(4)	$45,779

Andrew P. Blocher	0	42,313(1)	$43.48	2/17/2019	16,099(1)	$1,090,224
	1,125	4,498(2)	$73.03	2/10/2018	466(4)	$31,558
	1,968	2,953(3)	$92.30	2/12/2017	821(2)	$55,598
	3,375	2,250(3)	$67.66	2/16/2016	227(4)	$15,372
					271(5)	$18,352
					72(4)	$4,876

Dawn M. Becker	0	39,941(2)	$73.03	2/10/2018	776(4)	$52,551
	4,922	3,281(3)	$67.66	2/16/2016	12,940(2)	$876,297
	20,000	0	$28.01	2/12/2013	484(4)	$32,776
					1,264(5)	$85,598
					172(4)	$11,648

Jeffrey S. Berkes	2,343	4,688(3)	$67.66	2/16/2016	724(4)	$49,029
	4,210	0	$28.01	2/12/2013	555(4)	$37,585
					19,502(5)	$1,320,675
					203(4)	$13,747

(1)	These options and Shares were issued on February 17, 2009 under the LTIAP for 2008. For Mr. Wood the options vest equally over 5 years and the Shares vest equally over 3 years. One-fifth of these options and one-third of these Shares vested February 17, 2010 with the remaining four-fifths of the options scheduled to vest on each of February 17, 2011, 2012, 2013 and 2014 and the remaining two-thirds of the Shares scheduled to vest on each of February 17, 2011 and 2012. For Mr. Blocher, the options and Shares vest over 5 years with no vesting for the first two years. One-third of the options and Shares are scheduled to vest on each of February 17, 2012, 2013 and 2014.
(2)	The options and Shares were issued on February 10, 2008 under our LTIAP for 2007. For Mr. Wood the options and Shares vest equally over 4 years. One-fourth of these options and Shares vested on each of February 10, 2009 and 2010 with the remaining options and Shares scheduled to vest equally on each of February 10, 2011 and 2012. For Mr. Blocher the options vest equally over 5 years and the Shares vest equally over 3 years. One-fifth of these options vested on each of February 10, 2009 and 2010 with the remaining three-fifths of the options scheduled to vest on each of February 10, 2011, 2012 and 2013. One-third of these Shares vested on each of February 10, 2009 and 2010 with the remaining one-third of the Shares scheduled to vest on February 10, 2011. For Ms. Becker the options and Shares vest over 5 years with no vesting for the first two years. One-third of the options and Shares are schedules to vest on each of February 10, 2011, 2012 and 2013.
(3)	The options were issued under our LTIAP and vest equally over 5 years. One-fifth of the options granted on February 12, 2007 under the LTIAP for 2006 vested on each of February 12, 2008, 2009 and 2010 with the remaining two-fifths of the options scheduled to vest on each of February 12, 2011 and 2012. One-fifth of the options granted on February 16, 2006 under the LTIAP for 2005 vested on each of February 16, 2007, 2008, 2009 and 2010 with the remaining one-fifth of the options scheduled to vest February 16, 2011.
(4)	These Shares were issued under our Annual Bonus Plan and vest equally over 3 years. One-third of the Shares issued to each of our named executive officers on February 17, 2009 under the 2008 Annual Bonus Plan vested on February 17, 2010 with the remaining two-thirds of the Shares scheduled to vest on each of February 17, 2011 and 2012. Two-thirds of the Shares issued to each of our named executive officers on February 10, 2008 under the 2007 Annual Bonus Plan vested on each of February 10, 2009 and 2010 with the remaining one-third of the Shares scheduled to vest on February 12, 2011. All of the Shares issued to each of our named executive officers on February 12, 2007 under the 2006 Annual Bonus Plan vested February 12, 2008, 2009 and 2010.
(5)	These Shares were issued under our LTIAP and vest equally over 3 years. All of the Shares issued to Mr. Wood, Mr. Blocher and Ms. Becker on February 12, 2007 under the LTIAP for 2006 vested February 12, 2008, 2009 and 2010. With respect to Mr. Berkes, these Shares vest equally over 5 years. Three-fifths of these Shares vested on February 16, 2008, 2009, 2010 with the remaining Shares scheduled to vest on February 16, 2011 and 2012.

2009 OPTION EXERCISES AND STOCK VESTED

The following table includes certain information with respect to options exercised in 2009 by each named executive officer and Shares that vested during 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
Donald C. Wood	100,000	$4,116,071	29,550	$1,415,977
Andrew P. Blocher	0	$—	1,184	$56,932
Dawn M. Becker	0	$—	2,845	$135,642
Jeffrey S. Berkes	1,500	$54,465	8,607	$415,044

2009 NON-QUALIFIED DEFERRED COMPENSATION

We maintain a non-qualified deferred compensation plan that is open to participation by 23 members of our senior management team, including our named executive officers. Each participant can elect to defer up to 100% of his or her base salary and cash payment under our Annual Bonus Plan with deferral elections made in December of each year for amounts to be paid in the following year. A number of widely available investment options are made available to each plan participant who then decides how to allocate amounts deferred among those investment options. The amount earned by plan participants on their deferrals is calculated by our third party plan administrator as if the amounts deferred had actually been invested in the investment options selected by each participant. We do not make any contributions to the deferred compensation plan for any individual nor do we guaranty any rate of return on amounts deferred. Amounts deferred into the plan, including amounts earned on the deferrals, are generally payable to the participant shortly after he or she retires or is otherwise no longer employed by us; however, there are a few other alternatives where amounts may be paid to a participant sooner. We have an unsecured contractual obligation to each participant in the plan to pay him or her the actual amount he or she deferred into the plan together with a return calculated as if the deferred amounts had been invested in the investment options selected by the participant. We try to invest amounts deferred by participants into the same investment options in the same proportions as selected by the participant so that sufficient amounts will be available to pay each participant when required. The amounts deferred by Ms. Becker, Mr. Blocher and Mr. Wood into the plan in 2009 and earnings on plan investments in 2009 are described below. Mr. Berkes does not participate in our deferred compensation plan.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year-End
	($)	($)	($)	($)	($)
Donald C. Wood	$150,000	$—	$393,930	$—	$1,623,152
Andrew P. Blocher	$13,500	$—	$17,082	$—	$75,419
Dawn M. Becker	$30,485	$—	$84,668	$—	$457,680

POTENTIAL PAYMENTS ON TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL

We have entered into agreements with each of our named executive officers that require us to make certain payments and provide certain benefits to them in the event of a termination of employment or change in control of the Trust. Regardless of the reason for a named executive officer’s termination of employment, he or she will be entitled to receive upon termination all accrued but unused vacation pay and a distribution of any amounts in our non-qualified deferred compensation plan. No named executive officer is entitled to receive an award under the Annual Bonus Plan or the LTIAP for the year in which the termination occurs. Further, no named executive officer is entitled to receive an award under the Annual Bonus Plan or LTIAP for the year prior to the year of termination unless he or she is still employed when those awards are made in February of the following year. The agreements with each of our named executive officers contain provisions restricting the executive from engaging in competing behavior and soliciting and/or hiring our employees for a period of time after termination. The payments that will be made to a named executive officer vary depending on the reason for termination and are summarized below.

1. Payments on Voluntary Termination: On any voluntary termination of employment, the named executive officers receive no additional compensation and all unvested options and Shares are forfeited. Each named executive officer has one year after terminating employment to exercise all vested options (subject to the 10-year term of those options). With respect to Mr. Wood, all rights to receive extended health insurance coverage under the Health Coverage Continuation Agreement are terminated.

2. Payments on Retirement: Upon retirement, our named executive officers receive no additional compensation; however, there is accelerated vesting of all Shares issued under the Annual Bonus Plan and all Shares and options issued under the LTIAP as follows:

Retirement Age	Vesting
After 58 but before 62	50% of unvested Shares and options
After 62 but before 65	75% of unvested Shares and options
After 65	100% of unvested Shares and options

Each named executive officer has two years after retirement to exercise all vested options (subject to the 10-year term of those options), including options that vested as a result of retirement. This accelerated vesting is the same for all employees on a non-discriminatory basis who hold any Shares or options issued under the Annual Bonus Plan or the LTIAP. Because none of our named executive officers is currently at the minimum retirement age, all unvested Shares and options would be forfeited. In addition, Mr. Wood will receive the benefits described in his Health Coverage Continuation Agreement.

3. Payments on Death and Disability: Upon death, the estates of our named executive officers receive the amount of his or her then current salary through the month in which death occurs. In the event of disability, our named executive officers are entitled to receive payments for one year equal to the difference between his or her then current salary and the amount of any payments received under any disability policy we maintained for his or her benefit and to receive health benefits for one year. Those payments are subject to gross-up for taxes on any non-tax exempt payments. On death or disability, there is accelerated vesting of all Shares issued under the Annual Bonus Plan and all Shares and options issued under the LTIAP. This accelerated vesting is the same for all employees on a non-discriminatory basis who hold any Shares or options issued under the Annual Bonus Plan or the LTIAP. Each named executive officer or his or her beneficiary has two years after the executive’s death or disability to exercise all vested options (subject to the 10-year term of those options), including options that vested as a result of the death or disability. In addition, Mr. Wood will receive the benefits described in his Health Coverage Continuation Agreement.

4. Payment on Termination for Cause: Upon termination for cause resulting from a failure to substantially perform his or her job responsibilities, each of our named executive officers is entitled to receive one month of base salary for every year he or she has been employed by us over 5 years up to a maximum of 6 months of base salary and to receive health benefits for that same time period. Our named executive officers are not entitled to receive any compensation on a termination with cause for any reason other than failure to perform. On a termination for cause, any unvested Shares issued under the Annual Bonus Plan and unvested Shares and options issued under the LTIAP are forfeited. In addition, the right to exercise any previously vested options issued under the LTIAP immediately terminates. With respect to Mr. Wood, all rights to receive extended health insurance coverage under the Health Coverage Continuation Agreement are terminated.

5. Termination without Cause: Upon a termination without cause, each of our named executive officers are entitled to receive the following:

•

A lump sum cash payment equal to a multiple of the highest base salary and the highest annual cash bonus earned by the named executive officer in the prior three year period. For Ms. Becker and Messrs. Berkes and Blocher, the multiple is 1 time and for Mr. Wood, the multiple is 1.5 times

•	Continuation of health, welfare and other benefits such as administrative assistance for a period of 9 months

•	Outplacement assistance for a period of 9 months

In addition, the vesting of all unvested Shares issued under the Annual Bonus Plan and all unvested Shares and options issued under the LTIAP is accelerated for each of our named executive officers. This accelerated vesting is the same for all employees on a non-discriminatory basis who hold any Shares or options issued under the Annual Bonus Plan or the LTIAP. Each named executive officer has one year after the executive’s termination to exercise all vested options (subject to the 10-year term of those options), including options that vested as a result of the termination. In addition, Mr. Wood will receive the benefits described in his Health Coverage Continuation Agreement.

6. Change of Control: Upon a change of control, each named executive officer is entitled to receive the following payments so long as he or she is terminated from employment or leaves for good reason within a specified time frame after the change of control or voluntarily leaves employment within the thirty day window following the 1-year anniversary of the change of control. The specified time frame is two years for Ms. Becker, Mr. Berkes and Mr. Wood and 18 months for Mr. Blocher:

•

A lump sum cash payment equal to a multiple of the highest base salary and highest annual cash bonus earned by the named executive officer in the prior three year period. For Ms. Becker and Mr. Berkes the multiple is 2 times, for Mr. Blocher the multiple is 1.5 times and for Mr. Wood, the multiple is 3 times

•	Continuation of health, welfare and other benefits such as administrative assistance for a period of 2 years for Ms. Becker and Mr. Berkes, 18 months for Mr. Blocher and 3 years for Mr. Wood

•	Continued use of any company owned automobile for 3 years for Mr. Wood

•

An amount equal to the excise tax charged to the named executive officer as a result of receiving any change of control payments plus an additional “gross-up” amount sufficient to pay the taxes to be paid by the named executive officer on the excise tax payment received

In addition, if the named executive officer is terminated within one year after the change of control, the vesting of all unvested Shares issued under the Annual Bonus Plan and all unvested Shares and options issued under the LTIAP is accelerated. This accelerated vesting is the same for all employees on a non-discriminatory basis who hold any Shares or options issued under the Annual Bonus Plan or the LTIAP. Each named executive officer has one year after the executive’s termination to exercise all vested options (subject to the 10-year term of those options), including options that vested as a result of the termination. In addition, Mr. Wood will receive the benefits described in his Health Coverage Continuation Agreement.

Under our 2001 Plan and our proposed 2010 Plan described below in Item 3, a change of control is deemed to have occurred when a person acquires a 20% interest in us, or our current Trustees, or those subsequently approved by our current Trustees, constitute less than two-thirds of our Board.

The amount of compensation payable to each of the named executive officers under various termination scenarios is reflected below. The following table does not include amounts for accrued but unused vacation pay or the distribution of any amounts in our non-qualified deferred compensation plan because all employees or participants in the applicable plan are entitled to the same benefit on a non-discriminatory basis. Our corporate policy permits employees, including our named executive officers, to accrue up to eight weeks of unused vacation time. The amounts shown below assume that the termination was effective on December 31, 2009 and therefore, includes all amounts earned to that date as well as an estimate of amounts that would be payable upon the termination

	Cash Payment	Medical Benefits (1)	Accelerated Equity (2)	Other Benefits (3)	Excise Tax Gross-Up	Total
Wood
Death	$—	$625,000	$6,456,628	$—	$—	$7,081,628
Disability(4)	$687,857	$853,461	$6,456,628	$—	$—	$7,997,946
TWOC	$1,950,000	$868,846	$6,456,628	$58,875	$—	$9,334,349
Termination for Cause	$325,000	$19,231	$—	$—	$—	$344,231
CIC	$3,900,000	$955,384	$6,456,628	$117,750	$—	$11,429,762

Blocher
Death	$—	$—	$1,239,437	$—	$—	$1,239,437
Disability(4)	$52,160	$19,072	$1,239,437	$—	$—	$1,310,669
TWOC	$455,000	$14,304	$1,239,437	$45,500	$—	$1,754,241
Termination for Cause	$86,667	$6,357	$—	$—	$—	$93,024
CIC	$682,500	$28,608	$1,239,437	$45,500	$—	$1,996,045

Becker
Death	$—	$—	$1,577,888	$—	$—	$1,577,888
Disability(4)	$117,359	$10,477	$1,577,888	$—	$—	$1,705,724
TWOC	$525,000	$7,858	$1,577,888	$24,625	$—	$2,135,371
Termination for Cause	$150,000	$5,239	$—	$—	$—	$155,239
CIC	$1,050,000	$20,955	$1,577,888	$36,938	$—	$2,685,781

Berkes
Death	$—	$—	$1,928,287	$—	$—	$1,928,287
Disability(4)	$217,005	$20,876	$1,928,287	$—	$—	$2,166,168
TWOC	$603,050	$15,657	$1,928,287	$46,500	$—	$2,593,494
Termination for Cause	$116,667	$6,959	$—	$—	$—	$123,626
CIC	$1,206,100	$41,752	$1,928,287	$69,750	$—	$3,245,889

(1)	Amounts in this column represent our estimate of the COBRA equivalent to provide the same benefits as being provided to each named executive officer at December 31, 2009 for the required time period. This estimate was determined by us with input from our health insurance broker and health coverage insurer to confirm that our estimate was consistent with the market cost of providing a stand-alone health insurance program with similar coverage. Because our health insurance program includes a self-insured retention, it is impossible to determine the exact cost to us of the continued health insurance. We believe the COBRA equivalent is the best possible measure of potential costs for these benefits. For Mr. Wood, this column also includes the following estimated costs (calculated in accordance with GAAP) pursuant to the Health Continuation Coverage Agreement with Mr. Wood: $625,000 in the event of death; $815,000 in the event of disability; and $840,000 in the event of termination without cause and change in control.
(2)	Amounts in this column were calculated by multiplying the number of unvested Shares and options as of December 31, 2009 by the value for each Share and option determined in accordance with the FASB ASC Topic 718.
(3)

Amounts in this column include the following: (a) the annual cost of administrative assistance shared by Mr. Wood and Ms. Becker at $137,000 and $78,000 and $76,000 for Mr. Berkes and Mr. Blocher, respectively. These amounts are based on current personnel costs for executive administrative assistants and assume that each individual has full time use of an assistant; (b) annual outplacement costs of $15,000 based on a current estimate of these costs; and (c) with respect to change in control for Mr. Wood, annual payment for providing a company automobile of $15,555 which is approximately the amount paid by us for an automobile for Mr. Wood in 2009 annualized. There are no additional incremental costs to us for continuing to provide these individuals with office space, e-mail capability or a telephone.

(4)	The cash severance payment includes an incremental payment of $422,000 plus $265,857 as a tax gross-up for Mr. Wood, an incremental payment of $32,000 plus $20,160 as a tax gross-up for Mr. Blocher, an incremental payment of $72,000 plus $45,359 as a tax gross-up for Ms. Becker and an incremental payment of $122,000 plus $95,005 as a tax gross-up for Mr. Berkes.

Compensation Committee Interlocks and Insider Participation

Mr. Faeder, Ms. Gamble, Ms. Steinel and Mr. Vassalluzzo currently serve on the Compensation Committee. In addition, Mr. Bortz served as a member and Chairman of the Compensation Committee until April 20, 2009. None of the current members of the Compensation Committee or Mr. Bortz serves, or has in the past served, as one of our employees or officers. Although Mr. Bortz served as an executive officer of LaSalle Hotel Properties while he served on the Compensation Committee in 2009, there are no Compensation Committee interlocks because Mr. Bortz had no related party transactions with the Trust during 2009.

Equity Compensation Plan Information

The following table provides information as of December 31, 2009 regarding our equity compensation plans, all of which were approved by our shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1) (a)	Weighted average exercise price of outstanding options, Warrants and rights (b)	Number of securities remaining available for future issuance (excluding securities reflected in column (a) (2)) (c)
Equity compensation plans approved by security holders	873,367	$59.35	1,386,364
Equity compensation plans not approved by security holders	—	—	—

Total	873,367	$59.35	1,386,364

(1)	Consists entirely of Shares authorized for issuance under the Amended and Restated 1993 Long-Term Incentive Plan (“1993 Plan”) and the 2001 Plan.
(2)	Consists entirely of Shares authorized for issuance under the 2001 Plan.

ITEM 3

PROPOSAL TO APPROVE OUR 2010 PERFORMANCE INCENTIVE PLAN

The Board is recommending that the shareholders approve our 2010 Performance Incentive Plan (“2010 Plan”). Upon its approval, our 2010 Plan will be the only plan we have available to issue equity to our Trustees, officers and employees. The 2010 Plan will provide for issuance of up to 3,250,000 Shares and will have a ten (10) year term. The full text of the 2010 Plan is attached as Appendix A to this proxy statement.

Historical Information:

On February 14, 2001, the Board approved our 2001 Long-Term Incentive Plan (“2001 Plan”) which authorized us to issue up to 1,750,000 Shares to our Trustees, officers and employees. The 2001 Plan was approved by our shareholders at the Annual Meeting of Shareholders in May 2001. In 2007, the Board adopted and the shareholders approved an amendment to the 2001 Plan to increase the total Shares available for issuance under the 2001 Plan by 1,500,000 Shares for a total amount of Shares available under the Plan of 3,250,000. The 2001 Plan expires on February 14, 2011. As of March 17, 2010, 1,322,607 Shares remain available to be issued under the 2001 Plan.

Although the value of awards to be made under the new 2010 Plan are not determinable, the 2010 Plan provides for awards that are similar to those available under the 2001 Plan. Accordingly, historical information about stock-based awards under the 2001 Plan is relevant to awards under the new 2010 Plan. In addition to stock-based awards, annual and long-term performance-based awards may be made under the 2010 Plan. Historical information regarding the stock-based awards, including annual and long-term performance awards settled by issuance of a stock-based award is as follows:

Awards Made Since Inception of our 2001 Plan

Over the past few years, we have made equity awards under the 2001 Plan to our Trustees and to our employees ranging from administrative assistants to our Chief Executive Officer. Through the date of this proxy statement, a total of 1,927,393 Shares (net of options awarded to employees and Trustees that have been forfeited) have been issued under the 2001 Plan to our employees and Trustees as follows:

	Types of Awards				Total Award Information
Name	Options (1)	Restricted Shares without Performance Criteria	Restricted Shares with Performance Criteria	Unrestricted Shares	Total Number of Awards Received	Percentage of Total Awards Made
Donald C. Wood	322,996	233,420	37,500	0	593,916	30.8%
Andrew P. Blocher	58,482	24,810	7,500	0	90,792	4.7%
Dawn M. Becker	48,144	38,160	7,500	1,232	95,036	4.9%
Jeffrey S. Berkes	11,719	59,253	5,000	1,232	77,204	4.0%

Executive Officers as a Group	441,341	355,643	57,500	2,464	856,948	44.5%
Trustees	40,000	0	0	23,676	63,676	3.3%
Other Employees	694,136	248,095	64,415	123	1,006,769	52.2%

Total	1,175,477	603,738	121,915	26,263	1,927,393	100.0%

(1)	Amounts shown are net of 2,500 options awarded to Trustees and 164,264 options awarded to other employees that were forfeited and available for re-issuance under the 2001 Plan in accordance with its terms.

Awards Made During Last Three Fiscals Year under our 2001 Plan

During the last three complete fiscal years of 2007-2009, we have awarded to employees and Trustees an average of 241,348 Shares each year under the 2001 Plan, representing approximately 0.5% or less of our outstanding Shares at each fiscal year end. The following table shows the types of awards made from the 2001 Plan during each of the last 3 fiscal years.

Fiscal Year	Options Granted (1)	Restricted and Unrestricted Shares Granted	Total Number of Awards	Outstanding Shares at Fiscal Year End (2)	Percentage of Outstanding Shares Issued
2009	174,521	84,916	259,437	61,242,050	0.42%
2008	190,801	99,504	290,305	58,985,678	0.49%
2007	46,434	127,867	174,301	58,645,665	0.30%

Total	411,756	312,287	724,043
3-year Average			241,348		0.40%

(1)	Amounts shown are net of 18,517, 15,316 and 22,970 options awarded to other employees that were forfeited in 2009, 2008 and 2007, respectively, and available for re-issuance under the 2001 Plan in accordance with its terms. Forfeitures are netted against new options issued in the year in which the forfeiture occurred.
(2)	Consists of outstanding Shares at December 31 of the applicable year less Shares held in Treasury.

Awards Made During Fiscal Year 2009 under our 2001 Plan

A total of 277,954 Shares were issued under the 2001 Plan to our employees and Trustees during fiscal year 2009 as follows:

	Types of Awards				Total Award Information
Name	Options	Restricted Shares without Performance Criteria	Restricted Shares with Performance Criteria	Unrestricted Shares	Total Number of Awards Received	Percentage of Total Awards Made
Donald C. Wood	144,788	27,668	0	0	172,456	62.0%
Andrew P. Blocher	42,313	16,565	0	0	58,878	21.2%
Dawn M. Becker	0	776	0	0	776	0.3%
Jeffrey S. Berkes	0	724	0	0	724	0.3%

Executive Officers as a Group	187,101	45,733	0	0	232,834	83.8%
Trustees	0	0	0	6,039	6,039	2.2%
Other Employees	5,937	31,229	1,915	0	39,081	14.0%

Total	193,038	76,962	1,915	6,039	277,954	100.0%

Status of the 2001 Plan:

As of March 17, 2010, 1,322,607 Shares remain available for issuance under the 2001 Plan . Upon approval of the 2010 Plan by the shareholders at the Annual Meeting of Shareholders, we will be prohibited from issuing any new awards under the 2001 Plan after that date, although Shares will continue to be issued under the 2001 Plan with respect to the exercise or settlement of previously outstanding awards. As a result, once the 2010 Plan is approved by our shareholders at the Annual Meeting of Shareholders, the 2010 Plan will be the only stock based plan under which we will have authority to grant new equity awards to Trustees, officers, employees and others. If the 2010 Plan is not approved by our shareholders, the 2001 Plan will remain in full force and effect and we will have the ability to continue to issue awards under that 2001 Plan in accordance with its terms until its scheduled expiration date.

Reasons for Adopting the 2010 Plan:

As described in more detail in the “Compensation Discussion and Analysis” section above, the Board believes that it is important to encourage our executives and other employees to enhance shareholder value by acting and thinking like our shareholders. The best way to accomplish that is by providing a portion of annual compensation in the form of an equity stake in the Trust. Equity ownership by our executives, employees, and Trustees aligns their interests with our shareholders’ interests and motivates them to create short and long-term shareholder value. The 2010 Plan provides the best vehicle for the Board to accomplish this compensation objective over the next ten years. The 2010 Plan is also being adopted to provide for awards, including annual and long-term performance awards settled in cash or another equity-based award under the plan, to be made pursuant to specified performance objectives in compliance with Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Section 162(m) limits a corporation’s income tax deduction for compensation paid to our chief executive officer and our four highest compensated executive officers (other than the chief executive officer) to $1 million per year unless the compensation qualifies as “performance-based compensation.” The terms of the 2010 Plan contain provisions intended to permit the grant of awards qualifying as performance-based compensation under Section 162(m), although there is no requirement that all awards granted under the 2010 Plan be so qualified.

Based on our current compensation programs and the rate at which we have issued equity pursuant to the 2001 Plan over the past few years, we expect that the 3,250,000 Shares available under the 2010 Plan will be sufficient to cover all anticipated equity awards to employees until the 2010 Plan expires in March 2020. If the 2010 Plan is approved and all Shares available under the 2010 Plan are issued with all options being exercised, assuming we issue no additional Shares in any public offering during the term of the 2010 Plan, the total Shares in the hands of our Trustees, officers and employees from this plan would represent approximately 5.0% of our then total outstanding Shares as reflected in the following table:

Shares Available under 2010 Plan	3,250,000

Total Potential Outstanding Shares
Outstanding Shares at March 17, 2010	61,334,766
Unexercised Options previously issued	854,084

Total Potential Shares Outstanding	65,438,850
Approved Shares as Percentage of Total	5.0%
Potential Shares Outstanding as of March 17, 2010

The Board believes that this equity dilution and value transfer to our Trustees, officers and employees is reasonable because it provides an important tool for us to use to compensate our Trustees, officers and employees in a way that encourages them to think like our shareholders while transferring a relatively small amount of our total equity value from our shareholders.

The various equity-award features of the 2010 Plan are substantially similar to those included in the amended and restated version of our 2001 Plan that was approved by our shareholders in 2007 with the primary changes being ones designed to simplify the plan and incorporate current legal requirements. The primary features of the 2010 Plan are summarized below. This summary is not intended to be a complete description of the 2010 Plan and is qualified in its entirety by the copy of the 2010 Plan attached as Appendix A. We encourage you to read the 2010 Plan that is attached as Appendix A for additional details and information regarding the 2010 Plan.

2010 Plan Summary:

Purpose. The 2010 Plan is intended to enhance our ability to attract, retain and compensate highly qualified trustees, officers, key employees and other persons. It will also act as an incentive to motivate the trustees, officers, key employees and others to improve our business results and earnings by providing them with a direct opportunity to participate in our future success.

Duration. The 2010 Plan will expire on March 10, 2020.

Administration. The 2010 Plan will be administered by the Compensation Committee of the Board (the “Administrator”) whose members are appointed by the Board and are independent as defined by the NYSE and, to the extent necessary to qualify an award from loss of deductions under Sections 162(m), qualify as “outside” directors as defined in Section 162(m). For grants to non-Section 16(a) persons, the Administrator may delegate certain of its functions to a special committee of the Board that may include a non-independent Trustee. The Administrator may select participants to receive awards, determine the types of awards and term and conditions of awards, and interpret provisions of the 2010 Plan.

Shares Available For Issuance. Shares issued under the 2010 Plan consist of authorized but unissued Shares. Awards made under the 2010 Plan that are forfeited or otherwise terminated for any reason before a Share is actually issued will be added back into the 2010 Plan and again be available for issuance. In addition, Shares that have been issued but are forfeited or repurchased by the Trust at the original exercise price, or which are returned to the Trust to pay tax withholding or the exercise price with respect to an award can also be added back to the 2010 Plan and available for issuance.

The maximum number of Shares that may be issued, delivered or made subject to Awards granted under the 2010 Plan will be Three Million Two Hundred Fifty-Thousand (3,250,000).

Participants. All of our Trustees, officers, and employees, and those of our affiliates (approximately 200 people currently) and any of our and our affiliate’s service providers or employees of such service providers may be selected by the Administrator to receive an Award under the 2010 Plan. Our affiliates for this purpose include entities controlled by us or under common control with us.

Amendment or Termination. The Board may terminate or amend the 2010 Plan at any time and for any reason. Amendments will be submitted for shareholder approval to the extent required by the Internal Revenue Code, the NYSE, the SEC or other applicable laws. Generally, no amendment, suspension or termination of the 2010 Plan will alter or impair rights or obligations under any Award previously awarded under the 2010 Plan without the consent of the recipient of the Award.

Options. The 2010 Plan permits the granting of options to purchase Shares intended to qualify as incentive stock options under the Internal Revenue Code and options that do not qualify as incentive stock options.

The exercise price of each option may not be less than 100% of the fair market value of the Shares on the date of grant. In the case of certain 10% shareholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of the Shares on the date of grant. An exception to these requirements is made for options that we grant in substitution for options held by employees of companies that we acquire. In that case, the exercise price is adjusted to preserve the economic value of the employee’s stock option from his or her former employer. The 2010 Plan expressly prohibits the re-pricing of options without approval of our shareholders.

The term of each option is fixed by the Administrator and may not exceed 10 years from the date of grant. The Administrator determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the Administrator.

In general, a recipient of an option award may pay the exercise price of an option by cash, check, by tendering Shares (which, if acquired from us, have been held by the optionee for at least six months) or by means of a broker-assisted cashless exercise.

Options granted under the 2010 Plan may not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution; however, we may permit limited transfers of nonqualified options for the benefit of immediate family members of grantees to help with estate planning.

Other Awards. The Administrator may also award:

•	restricted Shares, which are shares subject to time period restrictions. The Administrator may also impose performance restrictions in addition to time period restrictions;

•

restricted share units, which are units representing a conditional right to receive Shares or an amount in cash equal to the fair market value of Shares in the future subject to restrictions. These awards may be based on continuation of service and/or achievement of performance goals;

•

unrestricted Shares, which are Shares at no cost or for a purchase price determined by the Administrator, and which are free from any restrictions under the 2010 Plan. Unrestricted Shares may be issued to individuals in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation to be paid to individuals;

•	dividend equivalent rights, which are rights entitling the individual to receive credits for dividends that would be paid if the individual had held a specified number of Shares;

•

share appreciation rights, which are rights to receive a number of Shares or, in the discretion of the Administrator, an amount in cash or a combination of Shares and cash, based on the increase in the fair market value of the Shares underlying the right during a stated period specified by the Administrator; and

•

performance and annual incentive awards and other performance-based awards may be awarded. These awards may be settled in Shares or share-based awards and/or cash. The Administrator may grant multi-year and annual incentive awards subject to achievement of specified goals. To the extent the awards are intended to be performance-based awards under Section 162(m) the performance goals must be tied to one or more of the business criteria included in the 2010 Plan (described below). The Administrator may specify the amount of the award as a percentage of these business criteria, a percentage in excess of a threshold amount or as another amount which need not bear a strictly mathematical relationship to these business criteria. The Administrator may modify, amend or adjust the terms of each award and performance goal. If the Administrator determines that an award to an individual who is covered under Section 162(m) of the Internal Revenue Code, or whom the Administrator designates as likely to be covered in the future, should comply with the requirement that payments to such employee qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, the Administrator will administer the award in compliance with Section 162(m).

Effect of Certain Corporate Transactions. Except as otherwise provided in an award agreement, certain change of control transactions involving us, such as a sale of the Trust, may cause outstanding Shares subject to awards, restricted share units and share options granted under the 2010 Plan to vest, unless the awards are continued or substituted for in connection with the change of control transaction. Further, except as otherwise provided in an award agreement, if an individual receiving an Award is terminated involuntarily other than for cause within one year following a change of control, the individual’s outstanding Shares subject to awards, restricted share units and share options will become fully vested, on the involuntary termination.

Effect of Termination for Cause. Unless the award agreement provides otherwise, termination for cause may result in the individual recipient’s forfeiting all awards that are not vested as of the date of termination.

Adjustments for Share Dividends and Similar Events. The Administrator will make appropriate adjustments in outstanding awards and the number of Shares available for issuance under the 2010 Plan, including the individual limitations on awards, to reflect share dividends, share splits and other similar events.

Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code limits publicly-held companies such as us to an annual deduction for federal income tax purposes of $1,000,000 for compensation paid to their chief executive officer and the four highest compensated executive officers (other than the chief executive officer) determined at the end of each year (the “covered employee”). However, performance-based compensation is excluded from this limitation. The 2010 Plan is designed to permit the Administrator to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m). The awards may include performance and annual incentive awards as well as other awards.

To qualify as performance-based:

•	the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals;

•

the performance goal under which compensation is paid must be established by a committee of the Board comprised solely of two or more trustees who qualify as outside directors for purposes of the exception;

•	the material terms under which the compensation is to be paid must be disclosed to and subsequently approved in a separate vote by shareholders of the Trust before payment is made; and

•	the Compensation or other committee of the Board must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied.

In the case of compensation attributable to options and share appreciation rights, the performance goal requirement is deemed satisfied, and the certification requirement is inapplicable, if the grant or award is made by the Compensation or other committee of the Board; the plan under which the option is granted states the maximum number of shares with respect to which options may be granted during a specified period to an employee; and under the terms of the option, the amount of compensation is based solely on an increase in the value of the shares after the date of grant.

One or more of the following business criteria, on a consolidated basis, and/or with respect to specified subsidiaries or business units, geographic regions or properties (except with respect to the total shareholder return and earnings per share criteria), on an absolute or relative basis are used exclusively by the Administrator in establishing performance goals for awards intended to qualify under Section 162(m):

•	total shareholder return;

•	total shareholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index or a REIT Index;

•	net earnings;

•	pretax profits;

•	earnings before interest expense, taxes, depreciation and amortization;

•	pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items;

•	operating margin;

•	earnings per Share;

•	return on equity;

•	return on invested capital;

•	return on investment;

•	operating earnings;

•	working capital;

•	ratio of debt to shareholders’ equity;

•	revenue;

•	funds from operations;

•	funds from operations per share;

•	Share price;

•	dividends;

•	market share or market penetration;

•	attainment of acquisition, disposition, financing, refinancing, or capitalization goals;

•	value creation in the form of an increase in the net asset value of a real estate development or redevelopment project; and

•	attainment of leasing goals.

Under the Internal Revenue Code, a Trustee is an “outside director” if he or she is not currently employed by us; is not a former employee who receives compensation for prior services (other than under a qualified retirement plan); has not been one of our officers; and does not receive, directly or indirectly (including amounts paid to an entity that employs the Trustee or in which the Trustee has at least a five percent ownership interest), remuneration from us in any capacity other than as a Trustee.

To comply with Section 162(m), the awards under the 2010 Plan are subject to individual limits.

The maximum number of Shares subject to options and share appreciation rights that can be awarded under the 2010 Plan to our chief executive officer is 500,000 per calendar year and to any other person is 250,000 per calendar year.

The maximum number of Shares that can be awarded with respect to other share-based awards intended to be performance-based awards under Section 162(m) to our chief executive officer is 500,000 per calendar year and to any other person is 250,000 per calendar year.

For annual and long-term performance awards intended to be the maximum amount that may be earned as an annual incentive award intended to be performance-based awards under Section 162(m), the limits are $3,000,000.00 for an annual incentive award and $3,000,000.00 for each full or partial fiscal year included in the performance period for a long-term performance award. If an annual incentive award or long-term performance award is settled by the grant of another award, such as stock options, the other award is valued at the fair market value of Shares covered by such other award, except that other awards issued in the form of options or share appreciation rights are valued by at the fair market value of such options or share appreciation rights.

Federal Income Tax Consequences:

Incentive Share Options. The grant of an option will not be a taxable event for us or for the recipient of the option award. The recipient of an option award will not recognize taxable income upon exercise of an incentive share option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of Shares received pursuant to the exercise of an incentive share option will be taxed as long-term capital gain if the recipient holds the Shares for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). We will not be entitled to any business expense deduction with respect to the exercise of an incentive share option, except as discussed below.

For the exercise of an option to qualify for the foregoing tax treatment, the recipient of the award generally must be an employee of us or one of our subsidiaries from the date the option is granted through a date within three months before the date of exercise of the option.

If the holding period requirement mentioned above is not met, the recipient of an incentive stock option will recognize ordinary income upon the disposition of the Shares in an amount generally equal to the excess of the fair market value of the Shares at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. We will be allowed a business expense deduction to the extent the recipient recognizes ordinary income, subject to our compliance with Section 162(m) and to certain reporting requirements.

Non-Qualified Options. The grant of an option will not be a taxable event for us or the recipient. Upon exercising a non-qualified option, a recipient will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Shares on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the recipient will have taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the Shares (generally, the amount paid for the Shares plus the amount treated as ordinary income at the time the option was exercised).

If we comply with applicable reporting requirements and with the restrictions of Section 162(m), we will be entitled to a business expense deduction in the same amount and generally at the same time as the recipient recognizes ordinary income.

An individual who has transferred a non-qualified option to a family member by gift will realize taxable income at the time the non-qualified option is exercised by the family member. The individual will be subject to withholding of income and employment taxes at that time. The family member’s tax basis in the Shares will be the fair market value of the Shares on the date the option is exercised. The transfer of vested non-qualified options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the Shares acquired on exercise of the transferred options will be includible in the individual’s estate for estate tax purposes.

Restricted Shares. An individual who is awarded restricted Shares will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the Shares are subject to restrictions (that is, the restricted Shares are nontransferable and subject to a substantial risk of forfeiture). However, the recipient may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the Shares on the date of the award, determined without regard to the restrictions. If the recipient does not make such a Section 83(b) election, the fair market value of the Shares on the date the restrictions lapse will be treated as compensation income to the recipient and will be taxable in the year the restrictions lapse. We generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the recipient in the year the recipient is taxed on the income if we comply with Section 162(m), if applicable.

Restricted Share Units. There are no immediate tax consequences of receiving an award of restricted share units under the 2010 Plan. An individual who is awarded restricted share units will be required to recognize ordinary income in an amount equal to the fair market value of Shares issued or cash paid to such individual at the end of the restriction period or, if later, the payment date. We generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the individual in the year the individual is taxed on the income if we comply Section 162(m), if applicable.

Unrestricted Shares. Individuals who are awarded unrestricted Shares will be required to recognize ordinary income in an amount equal to the fair market value of the Shares on the date of the award, reduced by the amount, if any, paid for such Shares. We generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the individual in the year the individual is taxed on the income if we comply with Section 162(m), if applicable.

Dividend Equivalent Rights. Individuals who receive dividend equivalent rights will be required to recognize ordinary income equal to the amount distributed to the individual pursuant to the award. We generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the income in the year the individual is taxed on the income if we comply Section 162(m), if applicable.

Share Appreciation Rights. There are no immediate tax consequences of receiving an award of share appreciation rights under the 2010 Plan. Upon exercising a share appreciation right, an individual will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Shares on the date of exercise. We generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the individual in the year the individual is taxed on the income if we comply with Section 162(m), if applicable.

Share Purchase Awards. Individuals who are awarded share purchase awards will not be required to recognize any income upon the grant of the award or upon the purchase of Shares under a share purchase award; provided, that the individual pays us the aggregate fair market value of the Shares underlying the share purchase award. We generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the individual in the year the individual is taxed on the income if we comply with Section 162(m), if applicable.

Performance and Annual Incentive Awards. The granting of a performance or annual incentive award will have no federal income tax consequences for us or for the individual recipient of an award; however, the payment of the award is taxable to the individual recipient as ordinary income. The tax consequences with respect to that portion of a performance or annual incentive award that is settled by delivery of another award under the Plan are governed by the rules which apply to such other award. If we comply with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the individual recognizes ordinary income.

Section 409A. Our intention is that awards will either comply with or be exempt from Section 409A of the Internal Revenue Code, governing nonqualified deferred compensation. However, if an award which is subject to Section 409A does not comply in all respects with Section 409A, certain additional tax liability will apply to the award recipient.

Vote Required:

The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required to approve the 2010 Plan. An abstention or failure to give your broker instructions on how to vote as to this proposal will have no effect on the outcome of the vote on the proposal. However, if you fail to give any instructions on your proxy card as to this matter, the proxies identified on the proxy card will vote FOR this proposal.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE 2010 PLAN.

ITEM 4

SHAREHOLDER PROPOSAL TO REQUEST THAT OUR BOARD OF TRUSTEES

PREPARE BY DECEMBER 2010 A SOCIAL AND ENVIRONMENTAL SUSTAINABILITY REPORT IN ACCORDANCE WITH GUIDELINES ESTABLISHED BY

THE GLOBAL REPORTING INITIATIVE

The Massachusetts Laborers’ Pension Fund, the holder of approximately 2,581 Shares, whose address is 14 New England Executive Park, Suite 200, P.O. Box 4000, Burlington, Massachusetts 01803-9099, has notified the Trust that it intends to present the following resolution at the Annual Meeting. The Board of Trustees of the Trust accepts no responsibility for the proposed resolution and supporting statement. As required by federal regulations, the resolution and supporting statement are printed below.

Shareholder Proposal:

Resolved: Shareholders request that the Board of Directors prepare a sustainability report describing corporate strategies to reduce greenhouse gas emissions and addressing other environmental and social impacts such as water and waste management, and employee and community relations. The report, prepared at reasonable cost and omitting proprietary information, should be published by December 2010.

Supporting Statement: Investors increasingly seek disclosure of companies’ social and environmental practices in the belief that they impact shareholder value. Many investors believe companies that are good employers, environmental stewards, and corporate citizens are more likely to generate stronger financial returns, better respond to emerging issues, and enjoy long-term business success.

Mainstream financial companies are also increasingly recognizing the links between sustainability performance and shareholder value. According to research consultant Innovest, major investment firms including ABN-AMRO, T. Rowe Price, and Legg Mason subscribe to information on companies’ social and environmental practices to help make investment decisions.

Globally over 2,600 companies issued reports on sustainability issues in 2007 (www.corporateregister.com). A recent survey found that 80% of the Global Fortune 250 companies now release corporate responsibility data, which is up from 64% in 2005 (KPMG International Survey of Corporate Responsibility Reporting 2008). Unfortunately, the majority of U.S. companies in the real estate industry lag on sustainability reporting, especially regarding key issues such as climate change. Only four U.S. real estate companies – CB Richard Ellis, KB Homes, ProLogis, and Centex – have shown leadership by producing sustainability reports.

The Department of Energy’s 2008 Building Energy Data Book reports that buildings use 40% of all energy and account for 38% of U.S. CO2 emissions, making them the largest single source of emissions. Given the industry’s large carbon footprint, it is imperative that Federal Realty Investment Trust develops clear policies and programs that address the impacts of its operations on the environment and on society. Sustainability reporting would help investors understand how our company in managing environmental and social impacts and steps it is taking to respond to the growing demand for and interest in green buildings.

According to a McGraw Hill Construction May 2008 survey of builders, green building has provided a boost to builders during an otherwise difficult market, and as the market improves green development appears headed for tremendous growth. McGraw Hill also reports that the value of green building construction is projected to increase to $60 billion by 2010.

The report requested should include the company’s definition of sustainability and company-wide review of company policies, practices, and metrics related to long-term social and environmental sustainability.

We recommend that Federal Realty Investment Trust use the Global Reporting Initiative’s (GRI) Sustainability Reporting Guidelines (the “Guidelines”) to prepare the report. The GRI (www.globalreporting.org) is an international organization developed with representatives from the business, environmental, human rights and labor communities. The Guidelines provide guidance on report content, including performance on economic and environmental impacts, labor practices and decent work conditions, human rights, society, and product responsibility, and provide a flexible reporting system allowing the omission of content irrelevant to company operations.

Board of Trustees Recommendation:

The Board of Trustees recommends a vote AGAINST the foregoing proposal for the following reasons:

Our Board of Trustees respects our investors’ interest in environmental and social issues, and we are equally committed to green practices and running our business in a socially responsible manner that balances consideration of environmental and social issues with creating long-term profitability for the company and value for our shareholders. The shareholder proposal requests that we produce a sustainability report based on the guidelines published by the Global Reporting Initiative (“GRI”). We have reviewed the GRI guidelines and have concluded that preparing the comprehensive, potentially costly and wide-ranging report requested by this proposal would not be a good use of our human and financial resources and would not provide any incremental benefit in helping us to create long-term value for our shareholders.

Based on our assessment of what we believe would be required to prepare a report complying with GRI guidelines, we believe that preparing such a report would likely cost us several hundred thousand dollars. The Board believes that our time, efforts and resources would be better spent focusing on our core business operations while continuing our current environmental and community policies and initiatives, particularly given that we do not believe that a GRI-based sustainability report would provide sufficiently useful information to management, our employees or the communities in which we operate to justify the financial expenditure. The proposal notes that the report should be prepared “at reasonable cost;” however, we do not believe that is possible given the work we believe would be required to comply with the GRI guidelines which are lengthy, complex and frequently vague and would likely require extensive and detailed scientific and technical analyses, expenditure of substantial funds and personnel time and, most likely, the employment of consultants with specialized expertise. The Board believes that it would be irresponsible for us to expend our limited human and financial resources on such a report that will not provide any meaningful benefit to our management team in running our business or value for our shareholders.

Preparing a report based on the GRI guidelines would not change the fundamental way we do business. Consideration of environmental and social issues is an ongoing, regular part of our thinking as we operate our business, whether it relates to administering our offices or to operating and redeveloping our real estate. Some of the examples of what we have done to promote environmental and social responsibility include the following:

•

Property Operations – sustainability considerations permeate our everyday decision making with respect to running our properties. Some of the types of things we institute at our properties when appropriate include:

•	Property wide recycling programs including special programs to recycle waste from restaurants

•	Upgrading common area lighting to use LED and fluorescent lighting

•	Implementing “green box” standards to build out tenant spaces using sustainable materials

•	Providing bicycle racks at properties to encourage our tenants’ employees to bicycle instead of drive to work

•	Installation of heat-deflecting white roofing material on our centers

•	Installation of plants and landscaping that are USDA Hardiness Zone appropriate for minimal water and chemical treatment

•

LEED development—all of the new buildings that we have constructed over the last few years or that are currently under construction have earned or are expected to earn certification under U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) programs. These projects include:

•	300 Santana Row, San Jose, CA – an 80,000 square foot retail and office building that is expected to earn LEED Gold certification

•	Hampden Lane, Bethesda, MD – a 35,000 square foot retail building that is expected to earn LEED Silver certification

•	Linden Square Townhomes, Wellesley, MA – four two-bedroom unit residential project that has earned LEED Platinum certification

•	Lot 6B Residential Building, Santana Row, San Jose, CA – a 108 unit residential building for which we are currently in the planning stages and expect to achieve either LEED certification or a

“Build It Green” designation. The “Build It Green” designation is similar to LEED certification but applies only to residential buildings

Our intention is to complete all of our new building construction projects so as to earn a LEED or similar certification.

•

Transit oriented development – unlike some real estate companies whose development efforts focus largely on “greenfield” development away from urban centers, our development efforts are driven by smart growth initiatives that focus on transit oriented development designed to encourage the use of public transit. Significant development projects that we have completed over the past few years and are in planning for the next few years which support smart growth and take advantage of public transportation include:

•	Bethesda Row—a mixed use project that includes retail, residential and office space only 1 1/2 blocks from a subway station

•	Rockville Town Square—a mixed-use project that includes retail and residential space that it located 1 block from a subway station

•	Pentagon Row—a mixed use project that includes retail and residential space adjacent to a subway station

•

Assembly Square—a proposed mixed-use project that will include retail, residential and office space. We are currently working with governmental authorities to build a subway station or T-stop on the site and have committed funding to help make the T-stop a reality

•

Mid-Pike Plaza—currently a strip shopping center located across the street from a subway station, we are working with local authorities and neighboring land owners to transform this site and the surrounding area into a pedestrian oriented environment with retail, residential and office space that takes advantage of the easy access to the subway station

•	Office Administration/Employee Programs

•	We encourage recycling through use of recycle bins at each workstation, separate recycling receptacles throughout the offices and in the purchase of office and kitchen supplies wherever possible

•	We recycle our used ink toner cartridges and computer equipment

•	We utilize video conferencing equipment between our offices reducing the need for travel

•

We are in the process of transforming our network servers to a virtual Storage Area Network (SAN) system, reducing the energy needed to maintain climate control in the server rooms and operate our technology systems

•	Our corporate office and several of our regional offices are located within walking distance of regional transportation systems

We have recently added a new section called “Corporate Social Responsibility” under the “About Us” section of our website at www.federalrealty.com that describes our efforts in operating our business in an environmentally sustainable fashion.

In short, our culture is one of environment and social responsibility and efficiency through and through. We take pride in the sustainable and socially responsible concepts we have employed over the years and expect to continually improve in that regard. We simply do not believe that a GRI based study is worth it either in financial or productive terms.

Vote Required:

The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required to approve the shareholder proposal to request that our Board of Trustees prepare by December 2010 a social and environmental sustainability report in accordance with guidelines established by the Global Reporting Initiative. If you fail to give any instruction on your proxy card on this matter, the proxies identified on the proxy card will vote AGAINST this proposal. An abstention or broker non-vote will have no effect on the outcome of the vote on this proposal.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE PROPOSAL TO REQUEST THAT OUR BOARD OF TRUSTEES PREPARE BY DECEMBER 2010 A SOCIAL AND ENVIRONMENTAL SUSTAINABILITY REPORT IN ACCORDANCE WITH GUIDELINES ESTABLISHED BY THE GLOBAL REPORTING INITIATIVE.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Policies:

Our Code of Business Conduct requires that our Trustees and all of our employees deal with the Trust on an arms length basis in any related party transaction. All transactions between us and any of our Trustees, named executive officers or other vice presidents, or between us and any entity in which any of our Trustees, named executive officers or other vice presidents is an officer or director or has an ownership interest, must be approved in advance by the Audit Committee. Audit Committee approval is not required for us to enter into a lease with an entity in which any of our Trustees is a director, employee or owner of a company so long as the lease is entered into in the ordinary course of ours and the tenant’s businesses and is negotiated at arms-length and on market terms.

Related Party Transactions:

None of our named executive officers had any indebtedness to the Trust as of March 17, 2010 or at any time during 2009.

Mr. Thompson serves as the President and Chairman of the Board of Directors of Thompson Hospitality Corporation. Thompson Hospitality Corporation and its subsidiary, Austin Grill, LLC d/b/a Austin Grill, lease from us approximately 17,300 square feet in three of the Trust’s properties under leases that were negotiated prior to Mr. Thompson’s joining the Board in July 2007. These leases were negotiated at arms length and reflected market conditions at the time each lease was signed. The three leases expire on June 30, 2015, December 31, 2016 and August 31, 2017. Austin Grill paid us approximately $842,000 in rent and other related charges in 2009 and we anticipate receiving approximately the same amount in rent and other related charges in 2010. The Board determined that Mr. Thompson met all independence requirements established by the NYSE, the SEC, the Trust’s Corporate Governance Guidelines and other applicable rules and regulations during his service as a Trustee during 2009 as described in the “Independence of Trustees” section above.

Employment and change-in-control arrangements between the Trust and the named executive officers are described in the “Termination of Employment and Change-in-Control Arrangements” section above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our Trustees, executive officers and any persons who beneficially own more than 10% of our Shares are required by Section 16(a) of the Exchange Act to file reports of initial ownership and changes of ownership of our Shares with the SEC and with the NYSE. To our best knowledge, based solely on review of copies of such reports furnished to us and written representations that no other reports were required, the required filings of all such Trustees and executive officers were filed timely during 2009. To our best knowledge, based solely on review of the copies of such reports furnished to us, there were no persons who beneficially owned more than 10% of our Shares.

ANNUAL REPORT

A copy of our Annual Report on Form 10-K for the year ended December 31, 2009, including the financial statements and financial statement schedules (the “Annual Report”), is being mailed to shareholders with this proxy statement. The Form 10-K includes certain exhibits, which we will provide to you only upon request, addressed to Investor Relations at 1626 East Jefferson Street, Rockville, Maryland 20852. The request must be accompanied by payment of a fee to cover our reasonable expenses for copying and mailing the Annual Report. A copy of the Annual Report is also available online at www.federalrealty.com.

HOUSEHOLDING

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside unless we have received contrary instructions from shareholders. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the Annual Report will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions.

If any shareholder sharing an address with another shareholder desires at this time to receive a separate copy of this proxy statement and the Annual Report or wishes to receive a separate proxy statement and annual report in the future, or receives multiple copies of the proxy statement and Annual Report and wishes to receive a single copy, the shareholder should provide such instructions by calling our Investor Relations Department at (800) 937-5449, by writing to Investor Relations at 1626 East Jefferson Street, Rockville, Maryland 20852, or by sending an e-mail to Investor Relations at IR@federalrealty.com.

SOLICITATION OF PROXIES, SHAREHOLDER PROPOSALS AND OTHER MATTERS

The cost of this solicitation of proxies will be borne by us. In addition to the use of the mail, we may solicit proxies in person and by telephone or facsimile, and may request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of Shares and reimburse them for their reasonable expenses. We may also hire a proxy solicitation firm at a standard industry compensation rate.

Proposals of shareholders intended to be presented at the 2011 Annual Meeting of Shareholders, including nominations for persons for election to the Board of Trustees, must be received by us no later than November 29, 2010 to be considered for inclusion in our proxy statement and form of proxy relating to such meeting.

The Trustees know of no other business to be presented at the Annual Meeting. If other matters properly come before the meeting, the persons named as proxies will vote on them in their discretion.

You are urged to complete, sign, date and return your proxy promptly to make certain your Shares will be voted at the Annual Meeting. For your convenience in returning the proxy, an addressed envelope is enclosed, requiring no additional postage if mailed in the United States. If you prefer, you may vote either by telephone (1-800-PROXIES or 1-800-776-9437) or on the Internet (www.voteproxy.com) by following the instructions on your proxy card.

For the Trustees,

Dawn M. Becker
Executive Vice President—General
Counsel and Secretary

YOUR PROXY IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

PLEASE SUBMIT IT TODAY.

APPENDIX A

FEDERAL REALTY INVESTMENT TRUST

2010 PERFORMANCE INCENTIVE PLAN

(Effective March 10, 2010)

Federal Realty Investment Trust, a Maryland real estate investment trust (the “Trust”) wishes to recruit, reward, and retain trustees, employees, and others important to the Trust’s operations. To further these objectives, the Trust hereby sets forth the Federal Realty Investment Trust 2010 Performance Incentive Plan (the “Plan”), to provide awards of the types provided for herein.

1.	PURPOSE

The purpose of the Plan is to enhance the Trust’s ability to attract, retain, and compensate highly qualified trustees, officers, key employees, and other persons, and to motivate such officers, key employees, and other persons to serve the Trust and its Affiliates (as defined herein) and to expend maximum effort to improve the business results and earnings of the Trust, by providing to such trustees, officers, key employees and other persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Trust and the opportunity to earn other financial incentives. To this end, the Plan provides for the grant of Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units, Unrestricted Share Awards, Dividend Equivalent Rights, Performance Awards and Annual Incentive Awards or cash in accordance with the terms hereof. Options granted under the Plan may be non-qualified share options or incentive share options, as provided herein.

2.	DEFINITIONS

For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:

2.1.    “Administrator” has the meaning set forth in Section 3.1.

2.2.    “Affiliate” means, with respect to the Trust, any company or other trade or business that controls, is controlled by or is under common control with the Trust within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary. For purposes of granting Options or Share Appreciation Rights, an entity shall not be treated as an Affiliate unless the Trust holds a “controlling interest” in such entity, where the term “controlling interest” has the meaning provided in Treasury Regulation Section 1.414(c)-2(b)(2)(i), provided that the language “at least 50 percent” is used instead of “at least 80 percent” in Treasury Regulation Section 1.414(c)-2(b)(2)(i), and, provided further, that where the granting to such Grantee of Options or Share Appreciation Rights with respect to the Shares is based upon a legitimate business criteria, the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulations Section 1.414(c)-2(b)(2)(i).

2.3.    “Annual Incentive Award” means an Award granted to a Grantee under Section 15 hereof to receive Shares, another Award or cash based on attainment of performance conditions as described in Section 15 after the end of a performance period of one year.

2.4.    “Award” means a grant of Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units, Unrestricted Share Awards, Dividend Equivalent Rights, Performance Awards or Annual Incentive Awards under the Plan.

2.5.    “Award Agreement” means the written or electronic agreement between the Trust and a Grantee that evidences and sets out the terms and conditions of an Award.

2.6.    “Beneficial Ownership” means ownership within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act.

2.7.    “Benefit Arrangement” shall have the meaning set forth in Section 16 hereof.

2.8.    “Board” means the Board of Trustees of the Trust.

2.9.    “Business Day” means any day on which the New York Stock Exchange is open for trading.

2.10.    “Cause” means, as determined by the Administrator and unless otherwise provided in an applicable employment or other agreement with the Trust or an Affiliate, Grantee’s: (i) failure (other than failure due to disability) to substantially perform his duties with the Trust or an Affiliate, which failure remains uncured after written notice thereof and the expiration of a reasonable period of time thereafter in which the Grantee is diligently pursuing cure; (ii) willful misconduct which is demonstrably injurious to the Trust or an Affiliate, monetarily or otherwise; (iii) breach of fiduciary duty involving personal profit; or (iv) willful violation in the course of performing his duties for the Trust of any law, rule or regulation (other than traffic violations or misdemeanor offenses). Notwithstanding the foregoing, if an employment or other agreement between the Trust or an Affiliate and a Grantee contains a definition of “Cause” or similar term that is not the same as that set forth in the preceding sentence, then the definition of “Cause” or similar term contained in such employment or other agreement shall control.

2.11.    “Change in Control” means any of the events set forth below; provided, however, that the Administrator, in its sole discretion, may specify a different definition of Change in Control in any Award Agreement and, in such event, the definition of Change in Control set forth in the Award Agreement shall apply to the Award granted under such Award Agreement:

(a) An acquisition in one or more transactions (other than directly from the Trust or pursuant to options granted under this Plan or otherwise by the Trust) of any Trust Voting Securities by any Person immediately after which such Person has Beneficial Ownership of 20% or more of the combined voting power of the then outstanding Trust Voting Securities; provided, however, in determining whether a Change in Control has occurred, Trust Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Trust or (y) a Subsidiary, (ii) the Trust or any Subsidiary, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(b) The individuals who, as the Effective Date are members of the Trustees (the “Incumbent Trustees”), cease for any reason to constitute at least two-thirds of the Trustees; provided, however, that if the election, or nomination for election by the Trust’s shareholders, of any new member was approved by a vote of at least two-thirds of the Incumbent Trustees, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Trustees; provided, further, however, that no individual shall be considered a member of the Incumbent Trustees if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Trustees (a “Proxy Contest”), including, without limitation, by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(c) Approval by shareholders of the Trust of

(1) A merger, consolidation or other reorganization involving the Trust, unless:

(i) the shareholders of the Trust, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or other reorganization, at least a majority of the combined voting power of the outstanding voting securities of the Person resulting from such merger, consolidation or other reorganization (the “Surviving Person”) in substantially the same proportion as their ownership of the Trust Voting Securities immediately before such merger, consolidation or other reorganization,

(ii) the individuals who were members of the Incumbent Trustees immediately prior to the execution of the agreement providing for such merger, consolidation or other reorganization constitute at least two-thirds of the members of the governing board of the Surviving Person, and

(iii) no Person (other than the Trust or any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Trust or any Subsidiary, or any Person which, immediately prior to such merger, consolidation, or other reorganization had Beneficial Ownership of 20% or more of the then outstanding Trust Voting Securities) has Beneficial Ownership of 20% or more of the combined voting power of the Surviving Person’s then outstanding voting securities (A transaction described in clauses (i) through (iii) shall herein be referred to as a “Non-Control Transaction.”);

(2) A complete liquidation or dissolution of the Trust; or

(3) An agreement for the sale or other disposition of all or substantially all of the assets of the Trust to any Person (other than a transfer to a Subsidiary).

     Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (i) solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Trust Voting Securities as a result of the acquisition of Trust Voting Securities by the Trust which, by reducing the number of Trust Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided, however, that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Trust Voting Securities by the Trust, and after such share acquisition by the Trust, the Subject Person becomes the Beneficial Owner of any additional Trust Voting Securities which increases the percentage of the then outstanding Trust Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur, or (ii) if the Trust (a) establishes a wholly-owned subsidiary (“Holding Company”), (b) causes the Holding Company to establish a wholly-owned subsidiary (“Merger Sub”), and (c) merges with Merger Sub, with the Trust as the surviving entity (such transactions collectively are referred as the “Reorganization”). Immediately following the completion of the Reorganization, all references to the Trust Voting Securities shall be deemed to refer to the voting securities of the Holding Company.

     Notwithstanding the foregoing, if an employment or other agreement between the Trust or an Affiliate and a Grantee contains a definition of “Change of Control” that is not the same as that set forth above, then the definition of “Change of Control” contained in such employment or other agreement shall control.

2.12.    “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

2.13.    “Committee” means the Compensation Committee of the Board or other committee of, and designated from time to time by resolution of, the Board, which shall consist of no fewer than two members of the Board; provided, that, if the Committee consists of less than the entire Board, each member shall be a “Non-Employee Director” within the meaning of Exchange Act Rule 16b-3 and to the extent necessary for any Award intended to qualify as performance-based compensation under Code Section 162(m) to so qualify, each member of the Committee, whether or not it consists of the entire Board, shall be an “outside director” within the meaning of Code Section 162(m) and the regulations and other guidance thereunder. The same requirements shall apply to any special committee of the Board to which authority or duties are delegated pursuant to Section 3.1. Notwithstanding the foregoing, in the case of Awards granted to persons not required to file reports under Section 16(a) of the Exchange Act (other than persons who are Covered Employees at the time of grant, or who are likely to be Covered Employees with respect to the fiscal years in which deductions are allowed for the Awards), “Committee” may mean a committee of one member of the Board, who may or may not qualify as a “Non-Employee Director” within the meaning of Exchange Act Rule 16b-3, and who is designated from time to time by resolution of the Board.

2.14.    “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events: (i) the consummation of a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Trust; (ii) the consummation of a sale or other disposition which results in any person or entity (other than the persons or entities who are shareholders, or affiliates of the Trust or affiliate of its shareholders immediately prior to such transaction) owning at least fifty percent (50%) of the outstanding securities of the Trust; (iii) the consummation of a merger, consolidation or similar transaction following which the Trust is not the surviving corporation; or (iii) the consummation of a merger, consolidation or similar transaction following which the Trust is the surviving corporation but the Shares outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

2.15.    “Covered Employee” means a Grantee who is a Covered Employee within the meaning of Code Section 162(m)(3).

2.16.    “Disability” means, except as otherwise provided in an Award Agreement, any physical or mental injury or disease which renders a Grantee incapable of meeting the requirements of the employment performed by such Grantee immediately prior to the commencement of such disability. The determination of whether a Grantee is disabled shall be made by the Administrator in its sole discretion. Notwithstanding the foregoing, if a Grantee’s employment by the Trust terminates by reason of a disability, as defined in an employment or other agreement between such Grantee and the Trust, such Grantee shall be deemed to be disabled for purposes of the Plan. In the event that any Award under the Plan is treated as nonqualified deferred compensation subject to the provisions of Code Section 409A, a payment event by reason of a Disability shall, if necessary to comply with Code Section 409A, occur with respect to such Award only if such Disability also qualifies the Grantee as disabled within the meaning of Code Section 409A(a)(2)(C).

2.17.    “Dividend Equivalent Right” shall have the meaning set forth in Section 13 hereof.

2.18.    “Effective Date” means the date on which the Plan is approved by the Board.

2.19.    “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.

2.20.    “Fair Market Value” means the value of a Share, determined as follows: if on the Grant Date or other determination date the Shares are listed on an established national or regional stock exchange, are admitted to quotation on The NASDAQ Stock Market, or are publicly traded on an established securities market, the Fair Market Value of a Share shall be the closing price of the Shares on such exchange or in such market (if there is more than one such exchange or market the principal exchange or market on which the Shares are traded) on the Grant Date or such other determination date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of Shares are reported for such trading day, on the next preceding day on which any sale shall have been reported. If the Shares are not listed on such an exchange, quoted on such system or traded on such a market, Fair Market Value shall be the value of the Shares as determined by the Board in good faith.

2.21.    “Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of the Grantee, any person sharing the Grantee’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Grantee) control the management of assets, and any other entity in which these persons (or the Grantee) own more than fifty percent of the voting interests.

2.22.    “Good Reason” means, as determined by the Administrator, without the Grantee’s consent: (i) a material reduction in the Grantee’s responsibilities, duties, authority, or title, (ii) the transfer of the Grantee to a place of employment that is more than sixty (60) miles from the Grantee’s current place of employment, or (iii) a material reduction in the Grantee’s salary. Notwithstanding the foregoing, if an employment or other agreement between the Trust or an Affiliate and a Grantee contains a definition of “Good Reason” or similar term that is not the same as that set forth above, then the definition of “Good Reason” or similar term contained in such employment or other agreement shall control.

2.23.    “Grant Date” means, as determined by the Administrator, the latest to occur of (i) the date as of which the Administrator approves an Award, (ii) the date on which the recipient of an Award first becomes eligible to receive an Award under Section 6 hereof, or (iii) such other date as may be specified by the Administrator.

2.24.    “Grantee” means a person who receives or holds an Award under the Plan.

2.25.    “Incentive Share Option” means an “incentive stock option” within the meaning of Code Section 422, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.

2.26.    “Involuntary Termination” means a termination of the Grantee’s Service by the Trust or its successor other than for Cause or a termination of the Grantee’s Service by the Grantee for Good Reason.

2.27.    “Non-qualified Share Option” means an Option that is not an Incentive Share Option.

2.28.    “Option” means an Incentive Share Option or Non-qualified Share Option to purchase one or more Shares pursuant to the Plan.

2.29.    “Option Price” means the purchase price for each Share subject to an Option.

2.30.    “Other Agreement” shall have the meaning set forth in Section 16 hereof.

2.31.    “Outside Trustee” means a member of the Board who is not an officer or employee of the Trust.

2.32.    “Parent” means a “parent corporation” of the Trust within the meaning of Code Section 424(e).

2.33.    “Performance Award” means an Award under Section 15 hereof to receive Shares, another Award or cash after the end of a performance period of up to 15 years based on attainment of performance conditions as described in Section 15.

2.34.    “Person” means “person” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act, including, without limitation, any individual, firm, corporation, partnership, joint venture, association, trust or other entity, or any group of Persons.

2.35.    “Plan” means this Federal Realty Investment Trust 2010 Performance Incentive Plan.

2.36.    “Restricted Period” means the period during which Restricted Shares or Restricted Share Units are subject to restrictions or conditions pursuant to Section 11.2 hereof.

2.37.    “Restricted Shares” means Shares, awarded to a Grantee pursuant to Section 11 hereof, that are subject to restrictions and to a risk of forfeiture.

2.38.    “Restricted Share Unit” means a unit awarded to a Grantee pursuant to Section 11 hereof, which represents a conditional right to receive a Share or the value of a Share in the future.

2.39.    “Securities Act” means the Securities Act of 1933, as now in effect or as hereafter amended.

2.40.    “Service” means service as an employee, officer, Trustee or other Service Provider of the Trust or an Affiliate. A change in a Grantee’s duties or position shall not constitute a termination of Service; provided, that, the change of a Grantee’s status from an employee to a Service Provider shall result in a termination of Service unless the Administrator determines otherwise by so providing in the applicable Award Agreement or by making such a determination at the time the Grantee’s status changes. Subject to the preceding sentence, whether a termination of Service shall have occurred for purposes of the Plan shall be determined by the Administrator, which determination shall be final, binding and conclusive. In the event that any Award under the Plan is treated as nonqualified deferred compensation subject to the provisions of Code Section 409A, a payment event by reason of a termination of Service shall, if necessary to comply with Code Section 409A, occur with respect to such Award only if such termination of Service also qualifies a separation from service within the meaning of Code Section 409A.

2.41.    “Service Provider” means a consultant or adviser to the Trust, a manager of the Trust’s properties or affairs, or other similar service provider or Affiliate, and employees of any of the foregoing, as such persons may be designated from time to time by the Board or the Committee pursuant to Section 6 hereof.

2.42.    “Share” means the common shares of beneficial interest, par value $.01, of the Trust.

2.43.    “Share Appreciation Right” or “SAR” means a right granted to a Grantee under Section 10 hereof.

2.44.    “Subsidiary” means any “subsidiary corporation” of the Trust within the meaning of Code Section 424(f).

2.45.    “Ten Percent Shareholder” means any employee owning at the time an Option is granted more than ten percent (10%) of the total combined voting power of all classes of shares of the Trust or of a Parent or Subsidiary. An employee shall, in accordance with Section 424(d) of the Code, be considered to own any voting shares owned (directly or indirectly) by or for his brothers, sisters, spouse, ancestors and lineal descendants and any voting shares owned (directly or indirectly) by or for a corporation, partnership, estate or trust shall be considered as being owned proportionately by or for its stockholders, partners or beneficiaries.

2.46.    “Trust” means Federal Realty Investment Trust.

2.47.    “Trust Voting Securities” means the combined voting power of all outstanding voting securities of the Trust entitled to vote generally in the election of the Trustees.

2.48.    “Trustee” means any member of the Board of Trustees.

2.49.    “Unrestricted Share Award” means an Award granted pursuant to Section 12 hereof.

3.	ADMINISTRATION OF THE PLAN

3.1.    Administrator.

The Committee will act as the Administrator of the Plan. The Board also may act under the Plan as though it were the Committee. In addition, the Board, in its discretion, may in accordance with the requirements of Section 2.13 delegate to a special committee of the Board (which for Awards to certain persons may consist of a single member who may or may not qualify as a “Non-Employee Director” within the meaning of Exchange Act Rule 16b-3 ) all or part of the Administrator’s authority and duties. The Board may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the delegate or delegates that were consistent with the terms of the Plan.

The Administrator is responsible for the general operation and administration of the Plan and for carrying out its provisions and has full discretion in interpreting and administering the provisions of the Plan. Subject to the express provisions of the Plan, the Administrator may exercise such powers and authority of the Board as the Administrator may find necessary or appropriate to carry out its functions.

The Administrator’s powers include, but are not limited to, the power to correct any defect or supply appropriate text for any omission or reconcile any inconsistency in the Plan; to establish, amend and revoke rules and regulations for its administration; and to construe and interpret the Plan and any Award or other instrument hereunder. The Administrator may act through meetings of a majority of its members or by unanimous consent.

3.2.    Terms of Awards.

Subject to the other terms and conditions of the Plan, the Administrator shall have full and final authority:

(i) to designate Grantees,

(ii) to determine the type or types of Awards to be made to a Grantee,

(iii) to determine the number of Shares or Restricted Share Units or the amount subject to an Award,

(iv) to establish the terms and conditions of each Award (including, but not limited to, the exercise price of any Option, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the Shares subject thereto, and any terms or conditions that may be necessary to qualify Options as Incentive Share Options),

(v) to prescribe the form of each Award Agreement evidencing an Award,

(vi) to amend, modify, or supplement the terms of any outstanding Award, except to the extent that any such action would result in the imposition on a Grantee of an additional tax under Code Section 409A or cause a Performance Award or Annual Incentive Award that is intended to qualify as “performance-based compensation” for purposes of Code Section 162(m) to cease to so qualify, and

(vii) in order to effectuate the purposes of the Plan but without amending the Plan, to modify Awards to eligible individuals who are foreign nationals or are individuals who are employed outside the United States to recognize differences in local law, tax policy, or custom.

As a condition to any subsequent Award, the Administrator shall have the right, at its discretion, to require Grantees to return to the Trust any Awards previously made under the Plan. Subject to the terms and conditions of the Plan, any such new Award shall be upon such terms and conditions as are specified by the Administrator at the time the new Award is made. The Administrator shall have the right, in its discretion, to make Awards in substitution or exchange for any other award under another plan of the Trust, any Affiliate, or any business entity to be acquired by the Trust or an Affiliate. The Trust may retain the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee on account of actions taken by the Grantee in violation or breach of or in conflict with any non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Trust or any Affiliate thereof or any confidentiality obligation with respect to the Trust or any Affiliate thereof or otherwise in competition with the Trust or any Affiliate thereof, to the extent specified in such Award Agreement applicable to the Grantee. Furthermore, the Trust may annul an Award if the Grantee is an employee of the Trust or an Affiliate thereof and is terminated for Cause.

3.3.    Share Issuance and Book-Entry.

Notwithstanding any provision of the Plan, the issuance of any Shares provided for under the Plan (including, but not limited to, Restricted Shares) may be evidenced in such manner as the Board deems appropriate, including, but not limited to, a book-entry registration or the issuance of certificates.

3.4.    No Liability.

No member of the Board or of the Committee or of any special committee of the Board to which authority or duties are delegated pursuant to Section 3.1, nor the Administrator, shall be liable for any action or determination made in good faith with respect to the Plan or any Award or Award Agreement.

4.	SHARES SUBJECT TO THE PLAN

Subject to adjustment as provided in Section 19 hereof, the number of Shares available for issuance under the Plan shall be Three Million Two Hundred Fifty Thousand (3,250,000). Subject to adjustment as provided in Section 19 hereof, the number of total Shares available under this Section 4, which may be issued under the Plan pursuant to Incentive Share Options shall be Three Million Two Hundred Fifty Thousand (3,250,000). Shares issued or to be issued under the Plan shall be drawn from authorized but unissued shares. If any Shares covered by an Award are not purchased or are forfeited, or if an Award otherwise terminates or expires in whole or in part without delivery of Shares subject thereto, then the number of Shares counted against the aggregate number of shares available under the Plan with respect to such Award shall, to the extent of any such forfeiture, termination or expiration, again be available for making Awards under the Plan. Shares that have been actually issued under the Plan shall not be returned to the share reserve for future grants or distribution under the Plan; except that Shares issued pursuant to an Award, other than an Option, which are forfeited to the Trust or repurchased by the Trust at the original purchase price of such shares, shall be returned to the share reserve for future grant or issuance under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or issuance under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. For avoidance of doubt, this Section 4 shall not apply to any per Grantee limit set forth in Section 7.1.

5.	EFFECTIVE DATE AND TERM OF THE PLAN

5.1.    Effective Date.

This Plan shall be effective as of the Effective Date, subject to approval by the Trust’s shareholders within one year of the Effective Date. Upon approval of the Plan by the shareholders of the Trust as set forth above, all Awards made under the Plan on or after the Effective Date shall be fully effective as if the shareholders of the Trust had approved the Plan on the Effective Date. If the shareholders fail to approve the Plan within one year after the Effective Date, any Awards made hereunder shall be null and void and of no effect.

5.2.    Term.

The Plan shall terminate automatically on the tenth annual anniversary of the Effective Date and may be terminated on any earlier date as provided in Section 18.

6.	AWARD ELIGIBILITY

6.1.    Trust or Subsidiary Employees; Service Providers; Other Persons.

Subject to Section 7, Awards may be made under the Plan to: (i) any employee of, or a Service Provider to, the Trust or of any Affiliate, including any such employee or Service Provider who is an officer or Trustee of the Trust, or of any Affiliate, as the Administrator shall determine and designate from time to time, and (ii) any Outside Trustee.

6.2.    Successive Awards.

An eligible person may receive more than one Award, subject to such restrictions as are provided herein.

7.	LIMITATIONS ON GRANTS

7.1.    Limitation on Shares and Restricted Share Units Subject to Awards and Annual Incentive Awards and Performance Awards.

During any time when the Trust has a class of equity security registered under Section 12 of the Exchange Act:

(i) no Grantee, other than the Chief Executive Officer of the Trust, may be granted Options or SARs in the aggregate in respect of more than 250,000 Shares per calendar year, and the Chief Executive Officer of the Trust may not be granted Options or SARs in the aggregate in respect of more than 500,000 Shares per calendar year,

(ii) no Grantee, other than the Chief Executive Officer of the Trust, may be issued Awards other than Options, SARs, or other Award which are not intended to be performance-based with respect to more than 250,000 Shares per calendar year, and the Chief Executive Officer of the Trust may not be granted Awards other than Options, SARs, or other Awards which are not intended to be performance-based with respect to more than 500,000 Shares per calendar year.

(iii) the maximum amount that may be earned as an Annual Incentive Award intended to qualify as “performance-based compensation” under Code Section 162(m) for a fiscal year for a Grantee shall not exceed $3,000,000.00 and the maximum amount that may be earned as Performance Award intended to qualify as “performance-based compensation” under Code Section 162(m) shall not exceed $3,000,000.00 for each full or partial fiscal year included in the performance period for the Performance Award. Such limits for Annual Incentive Awards and Performance Awards shall be applied to such Awards whether settled in cash or by grant of another Award. If an Annual Incentive Award or Performance Award is settled by the grant of another Award, such other Award shall be valued at the fair market value of Shares covered by such other Award, except that other Awards issued in the form of Options or SARs shall be valued by at the fair market value of such Options or SARs.

The preceding limitations in this Section 7.1 are subject to adjustment as provided in Section 19 hereof.

7.2.    Limitations on Incentive Share Options.

An Option shall constitute an Incentive Share Option only (i) if the Grantee of such Option is an employee of the Trust or any Subsidiary of the Trust; (ii) to the extent specifically designated as such in the applicable Award Agreement; and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the Shares with respect to which all Incentive Share Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Trust and its Subsidiaries and any Parent) does not exceed $100,000, or such other maximum amount as may be specified under Code Section 422(d). This limitation shall be applied by taking Options into account in the order in which they were granted. No Option that is intended to be an Incentive Share Option shall be invalid for failure to qualify as an Incentive Share Option.

8.	AWARD AGREEMENT

Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement, to be executed by the Trust and, if so required by the Administrator, the Grantee, in such form or forms as the Administrator shall from time to time determine. Award Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement shall provide that the Award is subject to the terms of the Plan and shall set forth all of the material terms of the Award not otherwise specified in the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Non-qualified Share Options or Incentive Share Options, and in the absence of such specification such Options shall be deemed Non-qualified Share Options. In the event that the Grantee is required to but does not execute the applicable Award Agreement within a reasonable time following grant of the Award or the date established by the Administrator, the Administrator, in its sole discretion, may revoke the grant of the applicable Award.

9.	OPTIONS

9.1.    Option Price.

The Option Price of each Option shall be fixed by the Administrator and stated in the Award Agreement evidencing such Option. The Option Price shall be at least the aggregate Fair Market Value on the Grant Date of the Shares subject to the Option; provided, however, the Option Price of an Option intended to be an Incentive Share Option granted to a Grantee who is a Ten Percent Shareholder shall be not less than 110 percent of the Fair Market Value of a Share on the Grant Date; and provided, furthermore, that in the case of a Non-qualified Share Option, Fair Market Value shall be determined as provided in Code Section 409A and the regulations and other guidance thereunder. In no case shall the Option Price of any Option be less than the par value of a Share.

9.2.    Vesting.

Subject to Sections 9.3 and 19.3 hereof, each Option granted under the Plan shall become exercisable at such times and under such conditions as shall be determined by the Administrator and stated in the Award Agreement. For purposes of this Section 9.2, fractional numbers of Shares subject to an Option shall be rounded down to the next nearest whole number. The Administrator may provide, for example, in the Award Agreement for (i) accelerated exercisability of the Option in the event the Grantee’s Service terminates on account of death, Disability or another event, (ii) expiration of the Option prior to its term in the event of the termination of the Grantee’s Service, (iii) immediate forfeiture of the Option in the event the Grantee’s Service is terminated for Cause or (iv) unvested Options to be exercised subject to the Trust’s right of repurchase with respect to unvested Shares.

9.3.    Term.

Each Option granted under the Plan shall terminate, and all rights to purchase Shares thereunder shall cease, upon the expiration of ten years from the date such Option is granted, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Administrator and stated in the Award Agreement relating to such Option; provided, however, that an Option intended to be an Incentive Share Option which is granted to a Grantee who is a Ten Percent Shareholder shall not be exercisable after the expiration of five years from its Grant Date.

9.4.    Acceleration.

Any limitation on the exercise of an Option contained in any Award Agreement may be rescinded, modified or waived by the Administrator, in its sole discretion, at any time and from time to time after the Grant Date of such Option, so as to accelerate the time at which the Option may be exercised.

9.5.    Termination of Service.

Each Award Agreement shall set forth the extent to which the Grantee shall have the right to exercise the Option following termination of the Grantee’s Service. Such provisions shall be determined in the sole discretion of the Administrator, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

9.6.    Limitations on Exercise of Option.

Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part with respect to Options issued prior to the date the Plan is approved by the shareholders of the Trust as provided herein, or after ten years following the Grant Date (or five years following the Grant Date in the case of an Incentive Share Option granted to a Grantee who is a Ten Percent Shareholder), or after the occurrence of an event referred to in Section 19 hereof which results in termination of the Option.

9.7.    Method of Exercise.

An Option that is exercisable may be exercised by the Grantee’s delivery to the Trust of written or electronic notice of exercise on any Business Day, at the Trust’s principal executive office, addressed to the attention of the Secretary of the Trust or the Chief Financial Officer of the Trust. Such notice shall specify the number of Shares with respect to which the Option is being exercised and shall be accompanied by payment in full of the Option Price, in accordance with Section 9.8, of the Shares for which the Option is being exercised. The minimum number of Shares with respect to which an Option may be exercised, in whole or in part, at any time shall be the lesser of (i) 100 Shares or such lesser number set forth in the applicable Award Agreement and (ii) the maximum number of Shares available for purchase under the Option at the time of exercise.

9.8.    Form of Payment.

Payment of the Option Price for the Shares purchased pursuant to the exercise of an Option shall be made (i) in cash or in cash equivalents acceptable to the Trust; (ii) through the tender (through attestation or otherwise) to the Trust of Shares, which Shares, if acquired from the Trust, shall have been held for at least six months and which shall be valued, for purposes of determining the extent to which the Option Price has been paid thereby, at their Fair Market Value on the date of exercise; or (iii) by a combination of the methods described in (i), and (ii). Notwithstanding the foregoing, unless the Administrator provides otherwise in the Award Agreement, payment in full of the Option Price need not accompany the written notice of exercise provided that the notice of exercise directs that the certificate or certificates for the Shares for which the Option is exercised be delivered to a licensed broker acceptable to the Trust as the agent for the individual exercising the Option and, at the time such certificate or certificates are delivered, the broker tenders to the Trust cash (or cash equivalents acceptable to the Trust) equal to the Option Price for the Shares purchased pursuant to the exercise of the Option plus the amount (if any) of federal and/or other taxes which the Trust may in its judgment be required to withhold with respect to the exercise of the Option. An attempt to exercise any Option granted hereunder other than as set forth above shall be invalid and of no force and effect.

9.9.    Rights of Holders of Options.

Unless otherwise stated in the applicable Award Agreement, an individual holding or exercising an Option shall have none of the rights of a shareholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject Shares or to direct the voting of the subject Shares) until the Shares covered thereby are fully paid and issued to him. Except as provided in Section 19 hereof, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance.

9.10.    Delivery of Share Certificates.

Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price, such Grantee shall be entitled to the issuance of a share certificate or certificates evidencing his or her ownership of the Shares subject to the Option. Notwithstanding any other provision of this Plan to the contrary, the Company may elect to satisfy any requirement under this Plan for the delivery of share certificates through the use of book-entry.

9.11.    Notice of Disposition for Incentive Share Option Shares.

A Participant shall notify the Trust of any sale or other disposition of Shares acquired pursuant to an Incentive Share Option if such sale or disposition occurs (i) within two years of the grant of an Option or (ii) within one year of the issuance of the Share to the Grantee. Such notice shall be in writing and directed to the Secretary of the Trust within ten (10) Business Days of the date of such sale or disposition.

9.12.    Transferability of Options.

Except as provided in Section 9.13, during the lifetime of a Grantee, only the Grantee (or, in the event of legal incapacity or incompetency, the Grantee’s guardian or legal representative) may exercise an Option. Except as provided in Section 9.13, no Option shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

9.13.    Family Transfers.

If authorized in the applicable Award Agreement, a Grantee may transfer, not for value, all or part of an Option which is not an Incentive Share Option to any Family Member. For the purpose of this Section 9.13, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights; or (iii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Grantee) in exchange for an interest in that entity. Following a transfer under this Section 9.13, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Subsequent transfers of transferred Options are prohibited except to Family Members of the original Grantee in accordance with this Section 9.13 or by will or the laws of descent and distribution. The events of termination of Service of Section 9.5 hereof shall continue to be applied with respect to the original Grantee, following which the Option shall be exercisable by the transferee only to the extent, and for the periods, specified in Section 9.5.

10.	SHARE APPRECIATION RIGHTS

The Administrator is authorized to grant SARs to Grantees on the following terms and conditions:

10.1.    Right to Payment.

A SAR shall confer on the Grantee to whom it is granted a right to receive, upon exercise thereof, an amount not greater than the excess of (A) the Fair Market Value of one Share on the date of exercise over (B) the grant price of the SAR as determined by the Administrator. The grant price of an SAR shall not be less than the Fair Market Value of a Share on the date of grant (determined as provided in Code Section 409A and the regulations and other guidance thereunder).

10.2.    Other Terms.

Except as otherwise provided by the terms of the Award Agreement for a SAR, each SAR granted under the Plan shall terminate on the expiration of ten years from the Grant Date. The Administrator shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Shares will be delivered or deemed to be delivered to Grantees, whether or not an SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR. SARs may be either freestanding or in tandem with other Awards.

11.	RESTRICTED SHARES AND RESTRICTED SHARE UNITS

11.1.    Grant of Restricted Shares or Restricted Share Units.

The Administrator may from time to time grant Restricted Shares or Restricted Share Units to persons eligible to receive Awards under Section 6 hereof, subject to such restrictions, conditions and other terms as the Administrator may determine. To the extent that the Administrator determines that the vesting of a Restricted Share Award or Restricted Share Unit shall be subject to the satisfaction of performance criteria, the Award may be subject to attainment of the performance goals of Section 15.2 and may be designated by the Administrator as an Annual Incentive Award, a Performance Award in accordance with Section 15.

11.2.    Restrictions.

At the time a grant of Restricted Shares or Restricted Share Units is made, the Administrator may establish a period of time (the “Restricted Period”) applicable to such Restricted Shares or Restricted Share Units. Each Award of Restricted Shares or Restricted Share Units subject to a Restricted Period may be subject to a different Restricted Period. The Administrator may, in its sole discretion, at the time a grant of Restricted Shares or Restricted Share Units is made, prescribe restrictions in addition to or other than the expiration of the Restricted Period, including the satisfaction of corporate or individual performance objectives, which may be applicable to all or any portion of the Restricted Shares or Restricted Share Units in accordance with Section 15.1 and 15.2 and deferral periods with respect Restricted Share Units. Neither Restricted Shares nor Restricted Share Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other restrictions prescribed by the Administrator with respect to such Restricted Shares or Restricted Share Units, or in the case of Restricted Share Units, prior to payment by the Company with respect to such Restricted Share Units.

11.3.    Restricted Share Certificates.

The Trust shall issue, in the name of each Grantee to whom Restricted Shares have been granted, share certificates representing the total number of Restricted Shares granted to the Grantee, as soon as reasonably practicable after the Grant Date. The Administrator may provide in an Award Agreement that either (i) the Secretary of the Trust or the Chief Financial Officer of the Trust shall hold such certificates for the Grantee’s benefit until such time as the Restricted Shares are forfeited to the Trust or the restrictions lapse, or (ii) such certificates shall be delivered to the Grantee, provided, however, that such certificates shall bear a legend or legends that complies with the applicable securities laws and regulations and makes appropriate reference to the restrictions imposed under the Plan and the Award Agreement. If the Company utilizes book-entry form with appropriate restrictions noted in the Company records, and the Grantee so requests, the Company will furnish without charge the powers, designations, preferences and relative, participating, optional, or other special rights of the Share and the qualifications, limitations or restrictions of such preferences and/or rights. Such requests shall be made in writing to the Company’s Secretary.

11.4.    Rights of Holders of Restricted Shares.

Unless the Administrator otherwise provides in an Award Agreement, holders of Restricted Shares shall have the right to vote such Shares and the right to receive any dividends declared or paid with respect to such Shares. The Administrator may provide that any dividends paid on Restricted Shares must be reinvested in Shares, which may or may not be subject to the same vesting conditions and restrictions applicable to such Restricted Shares. All distributions, if any, received by a Grantee with respect to Restricted Shares as a result of any share split, share dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original grant.

11.5.    Rights of Holders of Restricted Share Units.

Unless the Administrator otherwise provides in an Award Agreement, holders of Restricted Share Units shall have no rights as shareholders of the Trust. The Administrator may provide in an Award Agreement evidencing a grant of Restricted Share Units that the holder of such Restricted Share Units shall be entitled to receive, upon the Trust’s payment of a cash dividend on its outstanding Shares, a cash payment for each Restricted Share Unit held equal to the per-share dividend paid on the Shares. Such Award Agreement may also provide that such cash payment will be deemed reinvested in additional Restricted Share Units at a price per unit equal to the Fair Market Value of a Share on the date that such dividend is paid. Restricted Share Units represent an unfunded and unsecured obligation of the Trust. Grantees of Restricted Share Units shall have no rights other than those of a general creditor of the Trust.

11.6.    Termination of Service.

Unless the Administrator otherwise provides in an Award Agreement or in writing after the Award Agreement is issued, upon the termination of a Grantee’s Service, any Restricted Shares or Restricted Share Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of Restricted Shares or Restricted Share Units, the Grantee shall have no further rights with respect to such Award, including but not limited to any right to vote Restricted Shares or any right to receive dividends with respect to Restricted Shares or Dividend Equivalent Rights with respect to Restricted Share Units.

11.7.    Delivery of Shares and Settlement of Restricted Share Units.

Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Administrator the restrictions applicable to Restricted Shares shall lapse,

and a share certificate for such Shares shall be delivered, free of all such restrictions, to the Grantee or the Grantee’s beneficiary or estate, as the case may be. In the alternative, a book-entry no longer reflecting any restrictions may be made. Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Administrator the restrictions applicable to Restricted Share Units shall lapse, and at the end of any deferral period applicable to such Restricted Share Units, the Restricted Share Units shall be settled in a manner consistent with Code Section 409A by issuance of a share certificate for such Shares to the Grantee or the Grantee’s beneficiary or estate, as the case may be. If so provided by the Administrator, Restricted Share Units may also be settled by payment of a cash amount equal to the Fair Market Value per Share for each Restricted Share Unit.

12.	UNRESTRICTED SHARE AWARDS

The Administrator may, in its sole discretion, grant (or sell at par value or such other higher purchase price determined by the Administrator) an Unrestricted Share Award to any Grantee pursuant to which such Grantee may receive Shares free of any restrictions (“Unrestricted Shares”) under the Plan. Unrestricted Share Awards may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such Grantee.

13.	DIVIDEND EQUIVALENT RIGHTS

13.1.    Dividend Equivalent Rights.

A Dividend Equivalent Right is an Award entitling the recipient to receive credits based on cash distributions that would have been paid on the Shares specified in the Dividend Equivalent Right (or other award to which it relates) if such Shares had been issued to and held by the recipient. A Dividend Equivalent Right may be granted hereunder to any Grantee as a component of another Award or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified at the time of grant. Dividend Equivalent Rights credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional Shares, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment. The Award Agreement shall also specify the date or dates on which Dividend Equivalent Rights shall be settled, whether Dividend Equivalent Rights may be settled in cash or Shares or a combination thereof, in a single installment or installments, all determined in the sole discretion of the Administrator. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award.

13.2.    Interest Equivalents.

Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide in the Award Agreement for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

13.3.    Termination of Service.

Except as may otherwise be provided by the Administrator either in the Award Agreement or in writing after the Award Agreement is issued, a Grantee’s rights in all Dividend Equivalent Rights or interest equivalents shall automatically terminate upon the Grantee’s termination of Service for any reason.

14.	CERTAIN PROVISIONS APPLICABLE TO AWARDS

14.1.    Stand-Alone, Additional, Tandem, and Substitute Awards.

Awards granted under the Plan may, in the discretion of the Administrator, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Trust, any Affiliate, or any business entity to be acquired by the Trust or an Affiliate, or any other right of a Grantee to receive payment from the Trust or any Affiliate; provided, however, that an Option or SAR may be granted in exchange for or in substitution of another stock option or stock appreciation right only if such substitution or exchange will not be treated as the grant of a new stock option of stock appreciation right for purposes of Code Section 409A. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, the Administrator shall require the surrender of such other Award in consideration for the grant of the new Award. In addition, subject to the all of the applicable requirements of Code Section 409A, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Trust or any Affiliate, in which the value of Shares subject to the Award is equivalent in value to the cash compensation (for example, Restricted Shares), or in which the purchase price of an Award in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Shares minus the value of the cash compensation surrendered (for example, an Unrestricted Share Award granted with a purchase price, which purchase price is “discounted” by the amount of the cash compensation surrendered); provided, however, that in no event may the Option Price of an Option or the grant price of an SAR be less than the Fair Market Value of a Share on the Grant Date determined as provided in Sections 9.1 and 10.1, respectively.

14.2.    Form and Timing of Payment Under Awards; Deferrals.

Subject to all of the applicable requirements of Code Section 409A, the terms of the Plan and any applicable Award Agreement, payments to be made by the Trust or an Affiliate upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Administrator shall determine, including, without limitation, cash, Shares, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Shares in connection with such settlement, in the discretion of the Administrator or upon occurrence of one or more specified events. Installment or deferred payments may be required by the Administrator or permitted at the election of the Grantee on terms and conditions established by the Administrator consistent with the requirements of Code Section 409A. Payments may include, without limitation, provisions for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalent Rights or other amounts in respect of installment or deferred payments denominated in Shares.

15.	PERFORMANCE AND ANNUAL INCENTIVE AWARDS AND OTHER PERFORMANCE-BASED AWARDS.

15.1.    Performance Conditions.

The right of a Grantee to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Administrator. The Administrator may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce on increase the amounts payable under any Award subject to performance conditions, except as limited under Sections 15.2 hereof in the case of a Performance Award, Annual Incentive Award or other performance based Award intended to qualify as “performance-based compensation” under Code Section 162(m). If and to the extent required under Code Section 162(m), any power or authority relating to a Performance or Annual Incentive Award or other Award intended to qualify under Code Section 162(m), shall be exercised by the Administrator.

15.2.    Performance or Annual Incentive Awards and Other Performance Based Awards Granted.

(i) Code Section 162(m) Awards. If and to the extent that the Administrator determines that a Performance or Annual Incentive Award or other Award to be granted to a Grantee who is designated by the Administrator as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance or Annual Incentive Award or other Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 15.2.

(ii) Performance Goals Generally. The performance goals for such Performance or Annual Incentive Awards or other Award shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Administrator consistent with this Section 15.2. Performance goals shall be objective and shall for Awards intended to qualify as “performance-based compensation” under Code Section 162(m) otherwise meet the requirements of Code Section 162(m) and regulations thereunder including the requirement that the level or levels of performance targeted by the Administrator result in the achievement of performance goals being “substantially uncertain.” The Administrator may determine that such Performance or Annual Incentive Awards or other Award shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance or Annual Incentive Awards or other Awards. Each grant may specify in respect of the specified performance goals a minimum acceptable level of achievement below which no grant, exercise and/or settlement of such Performance or Annual Incentive Awards or other Awards will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified performance goal. A grant of an Annual or Performance Award or other Award may specify that the amount payable with respect thereto may not exceed a maximum specified by the Administrator on the date of grant, which maximum may be specified in terms of Shares in the case of an Award denominated in Shares or a dollar amount in the case of Performance or Annual Incentive Awards, provided that such Performance or Annual Incentive Awards or other Awards intended to qualify as “performance-based compensation” under Code Section 162(m) shall be subject to the limitations of Section 7.1. Performance goals may differ for Performance or Annual Incentive Awards Performance or Annual Incentive Awards or other Awards granted to any one Grantee or to different Grantees. Subject to the requirements of Code Section 162(m), in the case of Awards intended to qualify for exception therefrom, the Administrator may adjust performance objectives and the related minimum acceptable level of achievement if, in the sole judgment of the Administrator, events or transactions have occurred after the date of grant, that are unrelated to the performance of the Grantee, such a change in accounting rules after the date of the Award is made, and result in distortion of the performance objectives or the related minimum acceptable level of achievement.

(iii) Business Criteria. Specified levels or increases, on an absolute or relative basis, in one or more of the following business criteria for the Trust, on a consolidated basis, and/or specified subsidiaries or business units, geographic regions, or properties of the Trust (except with respect to the total shareholder return and earnings per share criteria), shall be used exclusively by the Administrator in establishing performance goals for such Performance or Annual Incentive Awards Performance or Annual Incentive Awards or other Awards intended to qualify as “performance-based compensation” under Code Section 162(m): (1) total shareholder return; (2) such total shareholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index or a REIT Index; (3) net earnings; (4) pretax profits; (5) earnings before interest expense, taxes, depreciation and amortization; (6) pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items; (7) operating margin; (8) earnings per share; (9) return on equity; (10) return on invested capital; (11) return on investment; (12) operating earnings; (13) working capital; (14) ratio of debt to shareholders’ equity; (15) revenue; (16) funds from operations; (17) funds from operations per Share; (18) Share price; (19) dividends; (20) market share or market penetration; (21) attainment of acquisition, disposition, financing, refinancing, or capitalization goals; (22) value creation in the form of an increase in the net asset value of a real estate development or redevelopment project; and (23) attainment of leasing goals.

(iv) Performance Period; Timing For Establishing Performance Goals. Achievement of performance goals in respect of Performance Awards shall be measured over a performance period of up to fifteen years and achievement of performance goals in respect of Annual Incentive Awards shall be measured over a performance period of up to one year, as specified by the Administrator. Performance goals for Awards intended to qualify as “performance-based compensation” under Code Section 162(m) shall be established while attainment of the goal is substantially uncertain and not later than the earlier of (i) 90 days after the beginning of any performance period applicable to such Performance or Annual Incentive Awards or other Award with a performance period of at least one year, (ii) the day on which 25% of the performance period with respect to the Award has expired, and (iii) at such other date as may be required or permitted for “performance-based compensation” under Code Section 162(m).

(v) Performance or Annual Incentive Award Pool. The Administrator may establish a Performance or Annual Incentive Award pool, which shall be an unfunded pool, for purposes of measuring Trust performance in connection with Performance or Annual Incentive Awards. The terms of any Performance or Annual Incentive Award determined on a pooled basis for multiple employees which is intended to be “performance-based compensation” under Code Section 162(m) shall comply applicable regulations under Code Section 162(m).

(vi) Settlement of Performance or Annual Incentive Award and Other Awards; Other Terms. Settlement of such Performance or Annual Incentive Awards and other Awards under this Section 15 shall be in cash, Shares, other Awards or other property, at such time and in such manner as determined by the terms of such Performance or Annual Incentive Awards or other Award and either may reserve to the Administrator or grant to the Grantee the right to elect among such alternative . The Administrator may, in its discretion, reduce, but in the case of Awards intended to qualify as “performance-based compensation” under Code Section 162(m) may not increase, the amount of a settlement otherwise to be made in connection with such Performance or Annual Incentive Awards or other Award. The Administrator shall specify the circumstances in which such Performance or Annual Incentive Awards or other Award shall be paid or forfeited in the event of termination of Service by the Grantee prior to the end of a performance period or settlement of Performance Awards. Notwithstanding the forgoing, no settlement of a Performance or Annual Incentive Award or other Award intended to be “performance-based compensation” under Code Section 162(m) in respect of a Grantee who is a Covered Employee may be made unless and until the Administrator certifies in writing that the applicable performance goals and other material terms of the Award have been satisfied.

15.3.    Written Determinations.

All determinations by the Administrator as to the establishment of performance goals, the amount of any Performance and Annual Incentive Award pool or potential individual Performance or Annual Incentive Awards or other Awards and as to the achievement of performance goals relating to Performance or Annual Incentive Awards or other Awards, and the amount of any Performance or Annual Incentive Award pool or potential individual Performance or Annual Incentive Awards or other Awards and the amount of final Performance or Annual Incentive Awards or other Awards, shall be made in writing in the case of any Award intended to qualify under Code Section 162(m). To the extent permitted under Code Section 162(m) intended to qualify as “performance-based compensation” under Code Section 162(m), the Administrator may delegate any responsibility relating to such Performance Awards or Annual Incentive Awards.

15.4.    Status of Section 15.2 Awards Under Code Section 162(m).

Performance Awards and Annual Incentive Awards and other performance-based awards under Section 15.2 hereof granted to persons who are designated by the Administrator as likely to be Covered Employees within the meaning of Code Section 162(m) and regulations thereunder may be intended to constitute “qualified performance-based compensation” within the meaning of Code Section 162(m)

and regulations thereunder. Accordingly, the terms of Section 15.2, including the definitions of Covered Employee and other terms used therein, shall with respect to such Awards be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, the term Covered Employee as used herein shall mean only a person designated by the Administrator, at the time of grant of Performance Awards, an Annual Incentive Award or other performance-based Award, as likely to be a Covered Employee with respect to the fiscal years in which deductions are allowed for the Awards. If any provision of the Plan or any agreement relating to such Performance Awards Annual Incentive Awards or other performance-based Award intended to qualify as “performance-based compensation” under Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

16.	PARACHUTE LIMITATIONS

Notwithstanding any other provision of this Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Grantee with the Trust or any Affiliate, except (i) an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this paragraph or (ii) an employment or other agreement between the Trust and the Grantee that specifically provides for the payment of taxes due under Code Section 4999 (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Grantee (including groups or classes of Grantees or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a “Benefit Arrangement”), if the Grantee is a “disqualified individual,” as defined in Code Section 280G(c), any Option, Restricted Shares or Restricted Share Unit held by that Grantee and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Grantee under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Grantee under this Plan to be considered a “parachute payment” within the meaning of Code Section 280G(b)(2) as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Trust under this Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments, or benefits to or for the Grantee under any Other Agreement or any Benefit Arrangement would cause the Grantee to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Grantee as described in clause (ii) of the preceding sentence, then the Grantee shall have the right, in the Grantee’s sole discretion, to designate those rights, payments, or benefits under this Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Grantee under this Plan be deemed to be a Parachute Payment, provided that if the Grantee’s designation of those rights, payments, or benefits to be reduced or eliminated would not comply with Code Section 409A, those rights, payments or benefits with the lowest present value shall be reduced or eliminated so as to avoid having payment under this Plan be a Parachute Payment.

17.	REQUIREMENTS OF LAW

17.1.    General.

The Trust shall not be required to sell or issue any Shares under any Award if the sale or issuance of such Shares would constitute a violation by the Grantee, any other individual exercising an Option, or the Trust of any provision of any law or regulation of any governmental authority, including without limitation any Federal or state securities laws or regulations. If at any time the Trust shall determine, in its discretion, that the listing, registration or qualification of any Shares subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of Shares hereunder, no Shares may be issued or sold to the Grantee or any other individual exercising an Option pursuant to such Award unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Trust, and any delay caused thereby shall in no way affect the date of termination of the Award. Specifically, in connection with the Securities Act, upon the exercise of any Option or SAR that may be settled by the delivery of Shares or the delivery of any Shares underlying an Award, unless a registration statement under such Act is in effect with respect to the Shares covered by such Award, the Trust shall not be required to sell or issue such Shares unless the Administrator has received evidence satisfactory to it that the Grantee or any other individual exercising an Option or SAR may acquire such Shares pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Administrator shall be final, binding, and conclusive. The Trust may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Trust shall not be obligated to take any affirmative action in order to cause the exercise of an Option or SAR or the issuance of Shares pursuant to the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option or SAR that may be settled in Shares shall not be exercisable until the Shares covered by such Option or SAR are registered or are exempt from registration, the exercise of such Option or SAR (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

17.2.    Rule 16b-3.

During any time when the Trust has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Trust that Awards pursuant to the Plan and the exercise of Options granted hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Administrator does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Administrator, and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Administrator may exercise its discretion to modify this Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

17.3.    Section 409A.

It is the intent of the Trust that all Awards that constitute “deferred compensation” within the meaning of Code Section 409A will satisfy the requirements of that section, and that all Awards that can qualify for an exemption from the definition of “deferred compensation” under that section, including but not limited to Options, Share Appreciation Rights and Restricted Shares, will do so. Accordingly, the terms of the Plan and Award Agreements shall be interpreted in a manner consistent with Code Section 409A and regulations thereunder.

17.4.    Limitation Following a Hardship Distribution.

To the extent required to comply with Treasury Regulation Sections 1.401(k)-1(d)(2)(iv)(B)(4) and 1.409A-3(j)(4)(viii), or any amendments or successors thereto, a Grantee’s “elective and employee contributions” (within the meaning of such Treasury Regulations) under the Plan shall be terminated following such Grantee’s receipt of a hardship distribution made in reliance on such Treasury Regulation from any plan containing a cash or deferred arrangement under Code Section 401(k) maintained by the Trust or a related party within the provisions of subsections (b), (c), (m) or (o) of Code Section 414.

18.	AMENDMENT AND TERMINATION OF THE PLAN

The Board may, at any time and from time to time, amend, suspend, or terminate the Plan as to any Shares as to which Awards have not been made; provided, however, that the Board shall not, without approval of the Trust’s shareholders, amend the Plan such that it does not comply with (or in a manner that does not comply with) the rules of any stock exchange or national quotation system on which securities of the Trust are listed for trading or quotation, applicable federal securities laws, or the Code (including requirements necessary to qualify Options as Incentive Share Options or qualify Awards as performance-based compensation under Code Section 162(m)). Except as permitted under this Section 18 or Section 19 hereof, no amendment, suspension, or termination of the Plan shall, without the consent of the Grantee, alter or impair rights or obligations under any Award theretofore awarded under the Plan. Furthermore, except as permitted under Section 19 hereof, no adjustment to decrease the Option Price of an outstanding Option, whether by amending the Option Price or by canceling the outstanding Option and reissuing a replacement or substitute Option having a lower Option Price, may be made without approval of the Trust’s shareholders.

19.	EFFECT OF CHANGES IN CAPITALIZATION

19.1.    Changes in Shares.

If the number of outstanding Shares is increased or decreased or the Shares are changed into or exchanged for a different number or kind of shares or other securities of the Trust on account of any recapitalization, reclassification, share split, reverse split, combination of shares, exchange of shares, share dividend or other distribution payable in capital shares, or other increase or decrease in such shares effected without receipt of consideration by the Trust occurring after the Effective Date, the number and kinds of shares for which grants of Options and other Awards may be made under the Plan and the applicable limitations in Section 7.1 shall be adjusted proportionately and accordingly by the Trust. In addition, the number and kind of shares for which Awards are outstanding shall be adjusted proportionately and accordingly so that the proportionate interest of the Grantee immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or SARs shall not change the aggregate Option Price payable with respect to shares that are subject to the unexercised portion of an Option or the grant price respect to SARs outstanding but shall include a corresponding proportionate adjustment in the Option Price or SAR grant price per share. The conversion of any convertible securities of the Trust shall not be treated as an increase in shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Trust’s shareholders of securities of any other entity or other assets (including an extraordinary dividend but excluding a non-extraordinary dividend) without receipt of consideration by the Trust, the Trust shall in such manner as the Trust deems appropriate, adjust (i) the number and kind of shares subject to outstanding Awards and/or (ii) the exercise price or grant price of outstanding Options and SARs, to reflect such distribution.

19.2.    Reorganization or Corporate Transaction.

The following provisions shall apply to Awards in the event of a reorganization, merger, or consolidation of the Trust or other Corporate Transaction unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Trust or any Affiliate and the Grantee or unless otherwise expressly provided by the Administrator at the time of grant of an Award. Notwithstanding the foregoing a Performance or Annual Incentive Award shall be subject to the terms of the Award and shall not be subject to the provisions of this Section 19.2. If there is a reorganization, merger, or consolidation of the Trust or Corporate Transaction, then the Board, or the board of directors of any corporation or entity assuming the obligations of the Trust, shall take any one or more of the following actions as to outstanding Awards in its sole and absolute discretion:

(a) Any surviving entity or acquiring entity (or the surviving or acquiring entity’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the shareholders of the Company pursuant to the reorganization, merger, consolidation or Corporate Transaction), and any reacquisition or repurchase rights held by the Trust in respect of Shares issued pursuant to Awards may be assigned by the Trust to the successor of the Trust (or the successor’s parent company, if any), in connection with such transaction. A surviving entity or acquiring entity (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar stock award for only a portion of an Award, or may assume, continue or substitute some Awards and not others. The terms of any assumption, continuation or substitution shall be set by the Board or Administrator. If the consideration to be paid to the shareholders of the Company pursuant to the reorganization, merger, consolidation or Corporate Transaction includes cash or property other than securities of the surviving entity or acquiring entity (or the surviving or acquiring entity’s parent company), such assumed, continued or substitute award may be made on securities of the surviving entity or acquiring entity (or the surviving or acquiring entity’s parent company).

(b) The vesting of any or all Awards (and, with respect to Options and SARs, the time at which such Awards may be exercised) may be accelerated in full or in part to a date on or prior to the effective time of such reorganization, merger, or consolidation or Corporate Transaction (contingent upon the effectiveness of the transaction) as the Board or Administrator shall determine, and the Board or Administrator may further determine that any reacquisition or repurchase rights held by the Trust with respect to an Award shall lapse in full or in part as of a date on or prior to the effective time of such transaction (contingent upon the effectiveness of the transaction). Any Award whose vesting has been fully accelerated under this provision may be terminated by the Board or the Administrator in its discretion if such Award is not exercised, if applicable, on or prior to the effective time of the reorganization, merger, consolidation or Corporate Transaction.

(c) In addition to or instead of the actions in Section 19.2 (a) or (b) or Section 19.3(a), the Board or Administrator may provide for the cancellation or repurchase of any Awards by paying or causing to be delivered to the to the holder of such Award, in such form as may be determined by the Board or Administrator (including cash or securities), in the case of Restricted Shares or Restricted Share Units, an amount equal in value the fixed price or formula amount price per Share paid to holders of the Shares in the transaction, and in the case of Options or SARs, the excess, if any, by which the fixed price or formula amount per Share paid in such transaction to holders of Shares exceeds the Option’s exercise price or a SAR’s grant price. Notwithstanding anything to the contrary, Restricted Share Units shall be cancelled and paid in the case of such a transaction only if such transaction constitutes a “change of control event” within the meaning of Code Section 409A.

19.3.    Reorganization, Sale of Assets, Sale of Shares or Corporate Transaction Which Involves a Change in Control.

(a) Subject to Section 19.3(b) and unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Trust or any Affiliate and the Grantee or unless otherwise expressly provided by the Administrator at the time of grant of an Award, upon any transaction that results in a Change in Control, (i) all outstanding Shares subject to Awards and outstanding Restricted Share Units shall be deemed to have vested, and all restrictions and conditions applicable to such Shares and Restricted Share Units subject to Awards shall be deemed to have lapsed, immediately prior to the occurrence of such event, and (ii) all Options and SARs outstanding hereunder shall become exercisable during such period established by the Trust prior to the scheduled consummation of the event. Any exercise of an Option or SAR during such exercise period shall be conditioned upon the consummation of the event and shall be effective only immediately before the consummation of the event. Upon consummation of any such event, the outstanding but unexercised Options or SARs may be terminated by the Board or the Administrator in its discretion if such Award is not exercised. The Administrator shall send written notice of an event that will result in such a termination to all individuals who hold Options or SARs not later than the time at which the Trust gives notice thereof to its shareholders. Notwithstanding the foregoing a Performance or Annual Incentive Award shall be subject to the terms of the Award and shall not be subject to the provisions of this Section 19.3(a) or 19.3(c). Notwithstanding anything to the contrary, Restricted Share Units shall be cancelled and paid in the case of such a transaction only if such transaction constitutes a “change of control event” within the meaning of Code Section 409A.

(b) Section 19.3(a) shall not apply to the extent provision is made in writing in connection with a transaction described in Section 19.3(a) for the assumption of such Options, SARs and other Awards theretofore granted, or for the substitution for such Options, SARs and other Awards of new options, share appreciation rights and other Awards covering the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares or units, exercise prices and grant prices, in which event the Plan and Awards theretofore granted shall continue in the manner and under the terms so provided.

(c) Notwithstanding Section 19.3(b) and except as otherwise provided in the Award Agreement or other agreement between the Grantee and the Trust, if a Grantee experiences an Involuntary Termination within one year following the consummation of a Change in Control, upon such Grantee’s Involuntary Termination all outstanding Shares and outstanding Restricted Share Units subject to Awards held by such Grantee shall be deemed to have vested, and all restrictions and conditions applicable to such Shares subject to Awards shall be deemed to have lapsed and (ii) all Options and SARs held by such Grantee shall become immediately fully vested and exercisable to the extent the Options or SARs remain outstanding.

19.4.    Adjustments.

Adjustments under this Section 19 related to Shares or securities of the Trust shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

19.5.    No Limitations on Trust.

The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Trust to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

20.	DISCLAIMER OF RIGHTS

No provision in the Plan or in any Award or Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Trust or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Trust either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Trust. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, no Award granted under the Plan shall be affected by any change of duties or position of the Grantee, so long as such Grantee continues to be a Trustee, officer, consultant or employee of the Trust or an Affiliate. The obligation of the Trust to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Trust to transfer any amounts to a third party Trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan. No Grantee shall have any of the rights of a shareholder with respect to the Shares subject to an Option except to the extent the certificates for such Shares shall have been issued upon the exercise of the Option.

21.	NONEXCLUSIVITY OF THE PLAN

Neither the adoption of the Plan nor the submission of the Plan to the shareholders of the Trust for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable, including, without limitation, the granting of Share options otherwise than under the Plan.

22.	WITHHOLDING TAXES

The Trust or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any Federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any Shares upon the exercise of an Option or pursuant to an Award. At the time of such vesting, lapse, or exercise, the Grantee shall pay to the Trust or the Affiliate, as the case may be, any amount that the Trust or the Affiliate may reasonably determine to be necessary to satisfy such withholding obligation. Subject to the prior approval of the Trust or the Affiliate, which may be withheld by the Trust or the Affiliate, as the case may be, in its sole discretion, the Grantee may elect to satisfy such obligations, in whole or in part, (i) by causing the Trust or the Affiliate to withhold Shares otherwise issuable to the Grantee to the extent necessary to comply with the minimum statutory withholding requirements for supplemental income, (ii) tendering back to the Trust Shares received pursuant to an Option or Stock Award to the extent necessary to comply with minimum statutory withholding rate requirements for supplemental income, or (iii) by delivering to the Trust or the Affiliate Shares already owned by the Grantee to the extent necessary to comply with minimum statutory withholding rate requirements for supplemental income. The Shares so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. The Fair Market Value of the Shares used to satisfy such withholding obligation shall be determined by the Trust or the Affiliate as of the date that the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this Section 22 may satisfy his or her withholding obligation only with Shares that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

23.	CAPTIONS

The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

24.	OTHER PROVISIONS

Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Administrator, in its sole discretion.

25.	NUMBER AND GENDER

With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

26.	SEVERABILITY

If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

27.	GOVERNING LAW

The validity and construction of this Plan and the instruments evidencing the Grants awarded hereunder shall be governed by the laws of the State of Maryland other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan and the instruments evidencing the Awards awarded hereunder to the substantive laws of any other jurisdiction.

0

FEDERAL REALTY INVESTMENT TRUST

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

The undersigned, a shareholder of Federal Realty Investment Trust (the “Trust”), hereby constitutes and appoints DAWN M. BECKER and ANDREW P. BLOCHER, or either of them, as the true and lawful attorneys and proxies of the undersigned, with full power of substitution in each of them, for and in the name of the undersigned, to vote and otherwise act at the Annual Meeting of Shareholders of the Trust to be held at Woodmont Country Club, 1201 Rockville Pike, Rockville, Maryland on Tuesday, May 4, 2010 at 10:00 a.m., or at any postponement or adjournment thereof, with respect to all of the Common Shares of Beneficial Interest of the Trust which the undersigned would be entitled to vote, with all the powers the undersigned would possess if personally present, on the following matters.

The undersigned hereby ratifies and confirms all that the aforesaid attorneys and proxies may do hereunder.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and of the accompanying Proxy Statement and revokes any proxy previously given with respect to the Annual Meeting.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

FEDERAL REALTY INVESTMENT TRUST

May 4, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card are available at

http://www.federalrealty.com/investor_relations/annual_report.php for the Annual Report/Form 10K Wrap and

http://www.snl.com/irweblinkx/docs.aspx?iid=102950

for the Proxy Statement

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20330300300000000000 0 050410

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND

3 AND “AGAINST” PROPOSAL 4 AND THE PROXIES WILL VOTE IN THEIR SOLE JUDGMENT UPON ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. ELECTION OF TRUSTEES:

FOR ALL NOMINEES

WITHHOLD AUTHORITY

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

NOMINEES:

Jon E. Bortz

David W. Faeder

Kristin Gamble

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

2. To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

3. To approve our 2010 Performance Incentive Plan to provide for the issuance of up to 3,250,000 shares to be issued to our Trustees, executive officers, employees and others for a period of ten years.

4. To consider and act upon a shareholder proposal requesting that our Board of Trustees prepare by December 2010 a social and environmental sustainability report in accordance with guidelines established by the Global Reporting Initiative, if properly coming before the Annual Meeting or any adjournment.

5. To consider and act upon any other matters properly coming before the meeting or any postponement or adjournment thereof.

FOR

AGAINST

ABSTAIN

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

Signature of Shareholder

Date:

Signature of Shareholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

FEDERAL REALTY INVESTMENT TRUST

May 4, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.federalrealty.com/investor_relations/annual_report.php for the Annual Report/Form 10K Wrap and http://www.snl.com/irweblinkx/docs.aspx?iid=102950 for the Proxy Statement

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20330300300000000000 0 050410

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND

3 AND “AGAINST” PROPOSAL 4 AND THE PROXIES WILL VOTE IN THEIR SOLE JUDGMENT UPON ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. ELECTION OF TRUSTEES:

FOR ALL NOMINEES

WITHHOLD AUTHORITY

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

NOMINEES:

Jon E. Bortz

David W. Faeder

Kristin Gamble

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

2. To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

3. To approve our 2010 Performance Incentive Plan to provide for the issuance of up to 3,250,000 shares to be issued to our Trustees, executive officers, employees and others for a period of ten years.

4. To consider and act upon a shareholder proposal requesting that our Board of Trustees prepare by December 2010 a social and environmental sustainability report in accordance with guidelines established by the Global Reporting Initiative, if properly coming before the Annual Meeting or any adjournment.

5. To consider and act upon any other matters properly coming before the meeting or any postponement or adjournment thereof.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

FOR

AGAINST

ABSTAIN

Signature of Shareholder

Date:

Signature of Shareholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.